Exhibit 4.1

ENCORE CAPITAL GROUP, INC.,
as the Company
THE GUARANTORS PARTIES HERETO,
£300,000,000 of 5.375% Senior Secured Notes due 2026
_____________________________________________
INDENTURE
NOVEMBER 23, 2020
_____________________________________________
CITIBANK, N.A., LONDON BRANCH,
as Trustee
CITIBANK, N.A., LONDON BRANCH,
as Principal Paying Agent and Transfer Agent
CITIGROUP GLOBAL MARKETS EUROPE AG,
as Registrar
TRUIST BANK,
as Security Agent

SECTION 4.04.	Compliance Certificates and Notices	86
SECTION 4.05.	Taxes	86
SECTION 4.06.	Limitation on Company Activities; Limitation on Trust Management SPVs	86
SECTION 4.07.	Restricted Payments	88
SECTION 4.08.	Limitation on Restrictions on Distributions from Restricted Subsidiaries	95
SECTION 4.09.	Limitation on Indebtedness	98
SECTION 4.10.	Limitation on Sales of Assets and Subsidiary Stock	104
SECTION 4.11.	Transactions with Affiliates	108
SECTION 4.12.	Liens	110
SECTION 4.13.	[Intentionally Omitted].	110
SECTION 4.14.	Corporate Existence	111
SECTION 4.15.	Offer to Repurchase upon Change of Control	111
SECTION 4.16.	Additional Note Guarantees	114
SECTION 4.17.	Maintenance of Listing	114
SECTION 4.18.	Suspension of Covenants on Achievement of Investment Grade Status	114
SECTION 4.19.	Further Instruments and Acts	115

Article V Successors

SECTION 5.01.	Merger and Consolidation	115

Article VI Defaults and Remedies

SECTION 6.01.	Events of Default	118
SECTION 6.02.	Acceleration	120
SECTION 6.03.	Other Remedies	121
SECTION 6.04.	Waiver of Past Defaults	12
SECTION 6.05.	Control by Majority	121
SECTION 6.06.	Limitation on Suits	122
SECTION 6.07.	Rights of Holders to Receive Payment	122
SECTION 6.08.	Collection Suit by Trustee	123
SECTION 6.09.	Trustee may File Proofs of Claim	123
SECTION 6.10.	Priorities	123
SECTION 6.11.	Undertaking for Costs	124
SECTION 6.12.	Stay, Extension and Usury Laws	124
SECTION 6.13.	Restoration of Rights and Remedies	124

Article VII The Trustee

SECTION 7.01.	Duties of Trustee	125
SECTION 7.02.	Rights of Trustee	126
SECTION 7.03.	Individual Rights of Trustee	129
SECTION 7.04.	Trustee’s Disclaimer	129

EXHIBITS

Exhibit A	FORM OF NOTE

Exhibit B	FORM OF CERTIFICATE OF TRANSFER

Exhibit C	FORM OF CERTIFICATE OF EXCHANGE

Exhibit D	FORM OF SUPPLEMENTAL INDENTURE

Exhibit E	AGREED SECURITY PRINCIPLES

INDENTURE dated as of November 23, 2020 among ENCORE CAPITAL GROUP, INC., a Delaware corporation, ( the “Company”), certain subsidiaries of the Company from time to time parties hereto, CITIBANK, N.A., LONDON BRANCH, as trustee (the “Trustee”) , CITIBANK, N.A., LONDON BRANCH, as principal paying agent and transfer agent (the “Principal Paying Agent” and the “Transfer Agent”, respectively), CITIGROUP GLOBAL MARKETS EUROPE AG, as registrar (the “Registrar”), and TRUIST BANK, as security agent (the “Security Agent”).
Each party agrees as follows for the benefit of each other and for the other parties and for the equal and ratable benefit of the Holders (as defined herein) of (i) the £300,000,000 of principal amount of the Company’s 5.375% Senior Secured Notes due 2026 (the “Initial Notes”) and (ii) additional securities having identical terms and conditions as the Initial Notes (save for payment of interest accruing prior to the issue date of such additional notes or for the first payment of interest following the issue date of such notes), together with any additional Notes issued from time to time under this Indenture in accordance with Section 2.02 and 4.09 hereof, the “Additional Notes”) that may be issued on any later issue date subject to the conditions and in compliance with the covenants set forth herein. Unless the context otherwise requires, in this Indenture references to the “Notes” include the Initial Notes and any Additional Notes that are actually issued.
Article I
Definitions and Incorporation by Reference
SECTION 1.01.    Definitions.
“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the applicable Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the respective Depositary therefor or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.
“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, (2) assumed in connection with the acquisition of assets from any Person, in each case whether or not Incurred in connection with such Person becoming a Restricted Subsidiary or such acquisition or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Additional Assets” means:
(1)any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company or a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);
(2)the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or
(3)Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary engaged in a Similar Business.
“Additional Notes” has the meaning assigned to it in the preamble to this Indenture. Any Additional Notes shall be treated with the Notes as a single class and shall vote on all matters with the Notes. If any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP, ISIN or Common Code (as applicable) so that they are distinguishable from the Initial Notes.
“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Agent” means any Authentication Agent, Registrar, co-registrar, Transfer Agent, Principal Paying Agent or additional Paying Agent.
“Agreed Security Principles” means the agreed security principles as set out in Exhibit E hereto as in effect on the Issue Date, as applied reasonably and in good faith by the Company.
“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:
(1)1.0% of the principal amount of such Note; or
(2)the excess of:
(a)the present value at such redemption date of (x) the redemption price of such Note at November 15, 2022 (such redemption price being set forth in Section 3.07(a)), plus (y) all required interest payments due on such Note through November 15, 2022 (excluding accrued but unpaid interest), computed using a discount rate equal to the Gilt Rate as of such redemption date plus 50 basis points; over
(b)the outstanding principal amount of such Note;
as calculated by the Company or on behalf of the Company by such Person as the Company shall designate and notified to the Trustee and the Paying Agent not less than two Business Days prior to the applicable redemption date. For the avoidance of doubt, calculation of the Applicable Premium shall not be an obligation or duty of the Trustee or any Agent.
“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary with respect thereto that apply to such transfer or exchange.
“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases (other than operating leases entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction; provided that the sale, conveyance or other disposition of all or substantially all the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 4.15 or Article V and not by Section 4.10. Notwithstanding the preceding provisions of this definition, the following items shall not be deemed to be Asset Dispositions:
(1)a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;
(2)a disposition of cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;
(3)a disposition of performing, sub-performing or charged-off accounts, loans, receivables, mortgages, debentures, claims or other similar assets or instruments or portfolios thereof or inventory or other assets, in each case, in the ordinary course of business, including into a trust in favor of third parties or otherwise;
(4)a disposition of obsolete, surplus or worn out equipment, or equipment or other property that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;
(5)transactions permitted under Section 5.01(a) or a transaction that constitutes a Change of Control;

(6)an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Company;
(7)any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Company) of less than the greater of (i) $70.0 million and (ii) 1.5% of Total Assets;
(8)any Restricted Payment that is permitted to be made, and is made, under Section 4.07 and the making of any Permitted Payment or Permitted Investment or, solely for purposes of Section 4.10(a)(3), asset sales, in respect of which (and only to the extent that) the proceeds of which are used to make such Restricted Payments or Permitted Investments;
(9)dispositions in connection with Permitted Liens;
(10)dispositions of Receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
(11)the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business;
(12)foreclosure, condemnation or any similar action with respect to any property or other assets;
(13)any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;
(14)any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and
(15)any disposition with respect to property built, owned or otherwise acquired by the Company or any Restricted Subsidiary pursuant to customary sale and leaseback transactions, finance leases, asset securitizations and other similar financings permitted by this Indenture where the fair market value of the assets disposed of, when taken together with all other dispositions made pursuant to this clause (15), does not exceed the greater of (i) $70.0 million and (ii) 1.5% of Total Assets.
“Associate” means (1) any Person engaged in a Similar Business of which the Company or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (2) any joint venture entered into by the Company or any Restricted Subsidiary.
“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:
(1)in relation to Ireland, the European Union (Bank Recovery and Resolution) Regulations 2015 (S.I. No. 289/2015);
(2)in relation to Germany, (i) the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, “SAG”) which implements the Directive 2014/59/EU and (ii) the Regulation (EU) No 806/2014; and
(3)in relation to the UK or an EEA Member Country (other than Ireland or Germany) which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time.
“Bankruptcy Law” means (a) the UK Insolvency Act 1986 or any other bankruptcy, insolvency, liquidation or similar laws of general application, (b) the United States Bankruptcy Code of 1978 or any similar U.S. federal or state law for the relief of debtors, (c) in relation to the Company or any Guarantor incorporated in Luxembourg, any law relating to bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite) and voluntary or judicial liquidation (liquidation volontaire ou judiciaire) proceedings or for the appointment of a commissaire, juge-commissaire, liquidateur, curateur or similar officer and (d) in relation to any Guarantor incorporated in Ireland or otherwise subject to the Companies Act 2014 (as amended) of Ireland (the “Irish Companies Act”), Parts 10, 11 or 12 of the Irish Companies Act or any other bankruptcy, insolvency, examinership, liquidation or similar laws of general application.
“Board of Directors” means (1) with respect to the Company or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision of this Indenture requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).
“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
“BRRD Party” means an institution or entity referred to in point (b), (c) or (d) of Article 1(1) BRRD.
“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in London, United Kingdom, New York, New York, United States or

Luxembourg are authorized or required by law to close; provided, however, that for any payments to be made under this Indenture, such day shall also be a day on which the second generation Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system is open for the settlement of payments.
“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.
“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP; provided, however, that any obligations in respect of operating leases as determined under GAAP as in effect on the Issue Date shall not be deemed Capitalized Lease Obligations. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.
“Cash Equivalents” means:
(1)securities issued or directly and fully Guaranteed or insured by the government of the United States, Canada, the United Kingdom, a member state of the European Union (other than Greece and Portugal), Switzerland or Norway or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;
(2)certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances (in each case, including any such deposits made pursuant to any sinking fund established by the Company or any Restricted Subsidiary) having maturities of not more than one year from the date of acquisition thereof issued by any lender party to a Credit Facility or by any bank or trust company (a) whose commercial paper is rated at least “A-1” or the equivalent thereof by S&P or at least “P 1” or the equivalent thereof by Moody’s or at least “F-1” or the equivalent thereof by Fitch (or, if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $250 million;
(3)repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1) and (2) entered into with any bank meeting the qualifications specified in clause (2) above;
(4)commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or “F-2” or the equivalent thereof by Fitch or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;
(5)readily marketable direct obligations issued by any state of the United States of America, any province of Canada, the United Kingdom, any member state of the European Union (other than Greece and Portugal), Switzerland or Norway or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P or Fitch (or, if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;
(6)Indebtedness or Preferred Stock issued by Persons with a rating of “BBB–” or higher from S&P, “BBB-” or higher from Fitch or “Baa3” or higher from Moody’s (or, if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of twelve months or less from the date of acquisition;
(7)bills of exchange issued in the United States, Canada, the United Kingdom, a member state of the European Union (other than Greece and Portugal), Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); and
(8)interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (7) above.
“Change of Control” means:
(1)the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, provided that for the purposes of this clause, any holding company whose only asset is the Capital Stock of the Company will not itself be considered a “person” or “group”; or
(2)the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all the assets of the Company and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary.

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Collateral” means all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted to secure the Notes and the Note Guarantees pursuant to the Security Documents.
“Commodity Hedging Agreements” means, in respect of a Person, any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary.
“Common Depositary” means Citibank Europe plc, as common depositary for Euroclear and Clearstream as Depositary for the Global Notes, together with its successors in such capacity.
“Company” has the meaning assigned to it in the preamble to this Indenture, together with its successors and assigns.
“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:
(1)Fixed Charges plus, to the extent not already included or added back, any costs associated with Hedging Obligations or derivatives;
(2)Consolidated Income Taxes;
(3)consolidated depreciation expense;
(4)consolidated amortization expense, including any amortization of portfolio assets;
(5)any expenses, charges or other costs related to any Equity Offering, Investment, acquisition (including amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business; provided that such payments are made in connection with such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposition, recapitalization or the Incurrence of any Indebtedness permitted by this Indenture (in each case whether or not successful) (including any such fees, expenses or charges related to the Transactions), in each case, as determined in good faith by an Officer of the Company;
(6)any minority interest expense (whether paid or not) consisting of income attributable to minority equity interests of third parties in such period or any prior period or any net earnings, income or share of profit of any Associates, associated company or undertaking;
(7)other non-cash charges, write-downs or items reducing Consolidated Net Income (excluding any such non-cash charge, write-down or item to the extent it represents an accrual of or reserve for cash charges in any future period) less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period);
(8)the proceeds of any business interruption insurance received or that become receivable during such period to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance were included in computing Consolidated Net Income;
(9)settlement fees and related administrative expenses, provided, however, that any such amounts described in this clause (9), individually or collectively, shall not exceed 20% of the amount of Consolidated EBITDA for the relevant period (determined prior to giving effect to any such amounts that are added back);
(10)payments received or that become receivable with respect to expenses that are covered by indemnification provisions in any agreement entered into by such Person in connection with an acquisition to the extent such expenses were included in computing Consolidated Net Income; and
(11)any amount corresponding to any revaluation of portfolio assets, as determined in good faith by the Board of Directors or an Officer of the Company (to the extent not duplicated with any non-cash charges set forth in clause (7) hereof).
Notwithstanding the foregoing, the provision for taxes and the depreciation, amortization, non-cash items, charges and write-downs of a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income (loss) of such Restricted Subsidiary was included in calculating Consolidated Net Income for the purposes of this definition.
“Consolidated Income Taxes” means Taxes or other payments, including deferred Taxes, based on income, profits or capital (including without limitation withholding Taxes) and corporation Taxes and franchise Taxes of any of the Company and its Restricted Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any Governmental Authority.
“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, (1) interest payable (whether in cash or capitalized) on Financial Indebtedness of such Person and its Restricted Subsidiaries for such period, plus (i) any amortization of debt discount with respect to such Indebtedness and (ii) any commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’

acceptance financing or bank guarantees, but, in each case, excluding any expense associated with Subordinated Shareholder Funding less (2) interest income for such period.
“Consolidated Net Income” means, for any period, the profit (loss) on ordinary activities after taxation of the Company and its Restricted Subsidiaries determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:
(1)subject to the limitations contained in clause (3) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents (x) actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment or (y) solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(C)(i), that could have been distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment, as reasonably determined by an Officer of the Company (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);
(2)solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(C)(i), any profit (loss) on ordinary activities after taxation of any Restricted Subsidiary (other than any Guarantor) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to or permitted under the Senior Facilities Agreement, the Notes, the Existing Secured Notes, the Existing Unsecured Notes, the Existing Encore Private Placement Notes, the Indenture, the Existing Secured Notes Indentures, the Existing Unsecured Notes Indentures and the Existing Encore Private Placement Notes Agreement and (c) restrictions specified in Section 4.08(b)(11)(i)), except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);
(3)any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Company or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Company);
(4)any extraordinary, exceptional, unusual or nonrecurring gain, loss or charge (as determined in good faith by the Company), or any charges or reserves in respect of any acquisition, integration, restructuring, redundancy or severance expense;
(5)the cumulative effect of a change in accounting principles;
(6)any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions;
(7)all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;
(8)any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);
(9)any goodwill or other intangible asset impairment charge or write-off; and
(10)the impact of capitalized, accrued or accreting or pay-in-kind interest or principal on Subordinated Shareholder Funding.
“Consolidated Net Leverage” means the sum of the aggregate outstanding Financial Indebtedness of the Company and its Restricted Subsidiaries less cash and Cash Equivalents (other than cash or Cash Equivalents in an amount equal to amounts collected by the Company and its Restricted Subsidiaries on behalf of third-party clients and held by the Company and its Restricted Subsidiaries as of such date and cash and Cash Equivalents that constitute Trust Management Assets or are held on trust for a beneficiary which is not the Company or a Restricted Subsidiary) of the Company and its Restricted Subsidiaries as of the relevant date of calculation on a consolidated basis in accordance with GAAP.
“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Net Leverage at such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Company are available; provided, however, that for the purposes of calculating Consolidated EBITDA for such period, if, as of such date of determination:
(1)since the beginning of such period the Company or any Restricted Subsidiary has disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate the Consolidated Net Leverage Ratio is such a Sale, Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period; provided that if any such Sale constitutes “discontinued operations” in accordance with the then applicable GAAP, Consolidated Net Income shall be reduced by an amount equal to the Consolidated Net Income (if positive) attributable to such operations for such period or increased by an amount equal to the Consolidated Net Income (if negative) attributable thereto for such period;
(2)since the beginning of such period, the Company or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise has acquired any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and
(3)since the beginning of such period, any Person (that became a Restricted Subsidiary or was merged or otherwise combined with or into the Company or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.
For the purposes of this definition and the definitions of Consolidated EBITDA, Consolidated Income Taxes, Consolidated Interest Expense, Consolidated Net Income and Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries, (a) calculations will be as determined in good faith by a responsible financial or accounting officer of the Company (including in respect of synergies and cost savings) and (b) in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness as if such transaction had occurred on the first day of the relevant period. For the avoidance of doubt, in determining Consolidated Net Leverage Ratio, no cash or Cash Equivalents shall be included that are the proceeds of Indebtedness in respect of which the calculation of the Consolidated Net Leverage Ratio is to be made.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:
(1)to purchase any such primary obligation or any property constituting direct or indirect security therefor;
(2)to advance or supply funds:
(a)for the purchase or payment of any such primary obligation; or
(b)to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(3)to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Credit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including the Senior Facilities Agreement, the Existing Encore Private Placement Notes or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended from time to time (whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Senior Facilities Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement to which such Person is a party or beneficiary.
“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend or the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
“Depositary” means, with respect to any Global Note, the Person specified in Section 2.03 as the Depositary with respect to such Global Note or any successor thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash, Cash Equivalents or Temporary Cash Investments received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 4.10.
“Designated Preference Shares” means, with respect to the Company or any Parent, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and (b) that is designated as “Designated Preference Shares” pursuant to an Officer’s Certificate of the Company at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in Section 4.07(a)(C)(ii).
“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Company having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Company shall be deemed not to have such a financial interest solely by reason of such member’s holding Capital Stock of the Company or any Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:
(1)matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;
(2)is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or
(3)is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 4.07.
“Dollar Equivalent” means, with respect to any monetary amount in a currency other than US dollar, at any time of determination thereof by the Company or the Trustee, the amount of US dollar obtained by converting such currency other than US dollar involved in such computation into US dollar at the spot rate for the purchase of US dollar with the applicable currency other than US dollar as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Company) on the date of such determination.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
“Equity Offering” means (x) a sale of Capital Stock of the Company (other than Disqualified Stock or Designated Preference Shares and other than an Excluded Contribution) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (y) the sale of Capital Stock or other securities of the Parent, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution) of the Company or any of its Restricted Subsidiaries.

“ERC” means, for any date of calculation, the aggregate amount of estimated remaining collections projected to be received by the Company and its Restricted Subsidiaries from all Right to Collect Accounts and all performing, sub-performing or charged-off accounts, loans, receivables, mortgages, debentures or claims or other similar assets or instruments or portfolios thereof owned by the Company and its Restricted Subsidiaries (excluding, for the avoidance of doubt, any Trust Management Assets and any Right to Collect Accounts, performing, sub-performing or charged-off accounts, cash and bank accounts or other similar assets or instruments which are (or will be) held on trust for a third party which is not the Company or any Restricted Subsidiary) during the period of 84 months, as calculated by the Portfolio ERC Model, as of the last day of the month most recently ended prior to the date of calculation.
“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.
“EU Bail-In Legislation Schedule” means the document described as such and published and amended by the Loan Market Association (or any successor person) on its website from time to time.
“euro-zone” means the region comprised of member states of the European Union that at the relevant time have adopted the euro.
“Euroclear” means Euroclear Bank SA/NV or any successor securities clearing agency.
“Exchange” means the Luxembourg Stock Exchange.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.
“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preference Shares) of the Company, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company.

“Existing 2021 Encore Convertible Notes” means the $161.0 million aggregate principal amount of 2.875% convertible senior notes due 2021 issued by the Company pursuant to the Existing 2021 Encore Convertible Notes Indenture that remain outstanding.
“Existing 2021 Encore Convertible Notes Indenture” means the indenture dated March 11, 2014, as amended, supplemented or modified from time to time, between the Company, Midland Credit Management, Inc. and Union Bank, N.A.
“Existing 2022 Encore Convertible Notes” means the $150.0 million aggregate principal amount of 3.250% convertible senior notes due 2022 issued by the Company pursuant to the Existing 2022 Encore Convertible Notes Indenture that remain outstanding.
“Existing 2022 Encore Convertible Notes Indenture” means the indenture dated March 3, 2017, as amended, supplemented or modified from time to time, between the Company, Midland Credit Management, Inc. and MUFG Union Bank, N.A.
“Existing 2023 Cabot Notes” means the £512.9 million original aggregate principal amount of 7.500% senior secured notes due 2023 issued by the Existing Cabot Fixed Rate Notes Issuer pursuant to the Existing 2023 Cabot Notes Indenture that remain outstanding. £226.2 million of the Existing 2023 Cabot Notes will remain outstanding after the Transactions.
“Existing 2023 Cabot Notes Indenture” means the indenture, dated October 6, 2016, as amended, supplemented or modified from time to time, among Cabot Financial (Luxembourg) S.A., Citibank, N.A., London Branch, as trustee, principal paying agent and transfer agent, Citigroup Global Markets Europe AG (formerly Citigroup Global Markets Deutschland AG), as registrar, J.P. Morgan Europe Limited, as security agent, and the guarantors parties thereto.
“Existing 2023 Encore Exchangeable Notes” means the $172.5 million aggregate principal amount of 4.500% exchangeable senior notes due 2023 issued by Encore Capital Europe Finance Limited and guaranteed by the Company pursuant to the Existing 2023 Encore Exchangeable Notes Indenture that remain outstanding.
“Existing 2023 Encore Exchangeable Notes Indenture” means the base indenture dated July 20, 2018, as amended, supplemented or modified from time to time, between Encore Capital Europe Finance Limited, the Company and MUFG Union Bank, N.A.
“Existing 2024 Cabot Notes” means the €400.0 million aggregate principal amount of senior secured floating rate notes due 2024 issued by the Existing Cabot Floating Rate Notes Issuer pursuant to the Existing 2024 Cabot Notes Indenture that remain outstanding.
“Existing 2024 Cabot Notes Indenture” means the indenture, dated June 14, 2019, as amended, supplemented or modified from time to time, among Cabot Financial (Luxembourg) II S.A., Citibank, N.A., London Branch, as trustee, principal paying agent, calculation agent and transfer agent, Citigroup Global Markets Europe AG, as registrar, J.P. Morgan Europe Limited, as security agent, and the guarantors parties thereto.

“Existing 2025 Encore Convertible Notes” means the $100.0 million aggregate principal amount of 3.250% convertible senior notes due 2025 issued by the Company pursuant to the Existing 2025 Encore Convertible Notes Indenture that remain outstanding.
“Existing 2025 Encore Convertible Notes Indenture” means the indenture dated September 9, 2019, as amended, supplemented or modified from time to time, between the Company, Midland Credit Management, Inc. and MUFG Union Bank, N.A.
“Existing 2025 Encore Fixed Rate Notes” means the €350.0 million aggregate principal amount of 4.875% senior secured notes due 2025 issued by the Company pursuant to the Existing 2025 Encore Fixed Rate Notes Indenture that remain outstanding.
“Existing 2025 Encore Fixed Rate Notes Indenture” means the indenture dated September 24, 2020, as amended, supplemented or modified from time to time, between the Company, Citibank, N.A., London Branch, as trustee, principal paying agent and transfer agent, Citigroup Global Markets Europe AG, as registrar, Truist Bank, as security agent, and the guarantors parties thereto.
“Existing Cabot Fixed Rate Notes Issuer” means Cabot Financial (Luxembourg) S.A., a wholly owned subsidiary of Cabot Credit Management Group Limited, incorporated as a public limited liability company (société anonyme) under the laws of the Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under number B 171.245.
“Existing Cabot Floating Rate Notes Issuer” means Cabot Financial (Luxembourg) II S.A., a wholly owned subsidiary of Cabot Credit Management Group Limited, incorporated as a public limited liability company (société anonyme) under the laws of the Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under number B 201.268.
“Existing Cabot Notes” means the Existing 2023 Cabot Notes and the Existing 2024 Cabot Notes.
“Existing Cabot Notes Issuers” means the Existing Cabot Floating Rate Notes Issuer and the Existing Cabot Fixed Rate Notes Issuer.
“Existing Encore Convertible Notes” means the Existing 2021 Encore Convertible Notes, the Existing 2022 Encore Convertible Notes and the Existing 2025 Encore Convertible Notes.
“Existing Encore Private Placement Notes” means the $156.3 million aggregate principal amount senior secured notes due 2024 issued on August 11, 2017 by the Company pursuant to the Existing Encore Private Placement Notes Agreement that remain outstanding.
“Existing Encore Private Placement Notes Agreement” means the senior secured note purchase agreement, as amended from time to time, among the Company, the guarantors party thereto and the purchasers named therein, pursuant to which the Encore Private Placement Notes were issued on August 11, 2017.
“Existing Secured Notes” means the Existing 2025 Encore Fixed Rate Notes and the Existing Cabot Notes.
“Existing Secured Notes Indentures” means the Existing 2025 Encore Fixed Rate Notes Indenture, the Existing 2023 Cabot Notes Indenture and the Existing 2024 Cabot Notes Indenture.
“Existing Unsecured Notes” means the Existing Encore Convertible Notes and the Existing 2023 Encore Exchangeable Notes.
“Existing Unsecured Notes Indentures” means the Existing 2021 Encore Convertible Notes Indenture, the Existing 2022 Encore Convertible Notes Indenture, the Existing 2025 Encore Convertible Notes Indenture and the Existing 2023 Encore Exchangeable Notes Indenture.
“fair market value,” except as otherwise specified herein, may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of the Company setting out such fair market value as determined by such Officer or such Board of Directors in good faith.
“Financial Indebtedness” means any Indebtedness described under clauses (1), (2), (4), (5), (6) and (7) of the definition of “Indebtedness.”
“Fitch” means Fitch Ratings Inc., or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.
“Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated EBITDA of such Person for the most recently completed four consecutive fiscal quarters ending immediately prior to such determination date for which internal consolidated financial statements are available to the Fixed Charges of such Person and its Restricted Subsidiaries for such four consecutive fiscal quarters. In the event that the Company or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than, in the case of redemption, defeasance, retirement or extinguishment, Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, Guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that the pro forma calculation of Fixed Charges shall not give effect to (i) any Indebtedness incurred on the Fixed Charge Coverage Ratio Calculation Date pursuant to the provisions described in Section 4.09(b) or (ii) the discharge on the Fixed Charge Coverage Ratio Calculation Date of any Indebtedness to the extent that such discharge results from the proceeds incurred pursuant to the provisions described in Section 4.09(b).
For purposes of making the computation referred to above, any Investment, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed or discontinued any operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed or discontinued operation had occurred at the beginning of the applicable four-quarter period.
For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Company (including synergies and cost savings). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.
“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:
(1)Consolidated Interest Expense of such Person for such period;

(2)all cash and non-cash dividends or other distributions payable (excluding items eliminated in consolidation) on any series of Preferred Stock during such period;
(3)all cash and non-cash dividends or other distributions payable (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period; and
(4)any interest expense on Indebtedness of another person that is guaranteed by such Person or its Restricted Subsidiaries or secured by a Lien on assets of such Person or its Restricted Subsidiaries, but only to the extent such guarantee or Lien is called upon, determined on a consolidated basis in accordance with GAAP.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time (other than where specifically provided for in the Indenture); provided that at any date after the Issue Date the Company may make an irrevocable election to establish that “GAAP” shall mean GAAP as in effect on a date that is on or prior to the date of such election. Except as otherwise set forth in the Indenture, all ratios and calculations based on GAAP contained in the Indenture shall be computed in accordance with GAAP.
“Gilt Rate” means, as of any redemption date, the yield to maturity as of such redemption date of UK government securities with a fixed maturity (as compiled by the debt management office statistics that have become publicly available at least two Business Days in London prior to the publication of any redemption notice (or, if such statistics are no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to November 15, 2022; provided, however, that if the period from such redemption date to November 15, 2022 is less than one year, the weekly average yield on actually traded UK government securities denominated in pound sterling adjusted to a fixed maturity of one year shall be used.
“Global Notes” means, individually and collectively, the Global Notes, substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto) issued in accordance with Section 2.01 or 2.06.
“Global Note Legend” means the legend set forth in Section 2.06(g)(2), which is required to be placed on all Global Notes issued under this Indenture.
“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.
“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or
(2)entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor” means any Restricted Subsidiary that Guarantees the Notes.
“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Hedging Agreement (each, a “Hedging Agreement”).
“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the nominee of the Common Depositary.
“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for, and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and any Indebtedness pursuant to any revolving credit or similar facility will only be deemed to be Incurred at the time any funds are borrowed thereunder.
“Indebtedness” means, with respect to any Person on any date of determination (without duplication):
(1)the principal of indebtedness of such Person for borrowed money;
(2)the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3)all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4)Capitalized Lease Obligations of such Person;
(5)the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);
(6)the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;
(7)Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and
(8)to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).
The term “Indebtedness” shall not include (i) Subordinated Shareholder Funding, (ii) any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date, or (iii) any asset retirement obligations, prepayments or deposits received from clients or customers, in each case with respect to this clause (iii) only, in the ordinary course of business, or (iv) obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Issue Date or in the ordinary course of business.
The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amounts of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Indenture, and (other than with respect to letters of credit or Guarantees or Indebtedness specified in clause (5), (6) or (8) above) shall be (a) in the case of any Indebtedness issued with original issue discount, the amount in respect thereof that would appear on the balance sheet of such Person in accordance with GAAP and (b) the principal amount of the Indebtedness, in the case of any other Indebtedness.
Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:
(i)Contingent Obligations Incurred in the ordinary course of business;
(ii)in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter;
(iii)for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes; or
(iv)Indebtedness of a Trust Management SPV where the proceeds of such Indebtedness are used to finance the purchase of assets to be held in such trust; provided that the incurrence of such Indebtedness is without recourse and contains no obligation on the Company or any other Restricted Subsidiary or any of their assets in any way.
“Indenture” means this Indenture, as amended or supplemented from time to time.
“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.
“Intercreditor Agreement” means the intercreditor agreement, originally dated September 20, 2012, among the Company, the Existing Cabot Notes Issuers, the guarantors of the Existing Cabot Notes, the security agent, the agent for the Senior Facilities Agreement, Citibank, N.A., London Branch, as senior note trustee in respect of the Existing Cabot Notes and the other parties named therein, as amended and restated on September 1, 2020 and as further amended, restated or otherwise modified or varied from time to time.
“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
“Initial Notes” has the meaning assigned to it in the preamble of this Indenture.
“Initial Purchasers” means the initial purchasers listed on schedule I to the purchase agreement entered into in connection with the offer and sale of the Notes on November 12, 2020 and any similar purchase agreement in connection with any Additional Notes.
“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and exclude February 15, 2021.
“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or a beneficiary.
“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any purchase of Underlying Portfolio Assets, any Right to Collect Accounts or any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time equal to the fair market value of the Capital Stock of such Subsidiary not sold or disposed of in an amount determined as provided in Section 4.07(c).
For purposes of Section 4.07:
(1)“Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and
(2)any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.
The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Grade Securities” means:
(1)securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);
(2)securities issued or directly and fully guaranteed or insured by the United Kingdom, a member state of the European Union (other than Greece and Portugal), or any agency or instrumentality thereof (other than Cash Equivalents);
(3)debt securities or debt instruments with a rating of “BBB–” or higher from S&P or “Baa3” or higher by Moody’s “BBB-” or higher by Fitch or the equivalent of such rating by such rating organization or, if no rating of Moody’s, Fitch or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Rating Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and
(4)investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.
“Investment Grade Status” shall occur when the Notes receive any two of the following:
(1)a rating of “BBB–” or higher from S&P;
(2)a rating of “Baa3” or higher from Moody’s; and
(3)a rating of “BBB-” or higher from Fitch,
or the equivalent of such ratings by either such rating organizations or, if no rating of Moody’s, Fitch or S&P then exists, the equivalent of such applicable rating by any other Nationally Recognized Statistical Rating Organization.
“Issue Date” means November 23, 2020.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
“LTV Ratio” means, in respect of any date of calculation, the aggregate Secured Indebtedness of the Company and its Restricted Subsidiaries less cash and Cash Equivalents (other than cash or Cash Equivalents in an amount equal to amounts collected by the Company and its Restricted Subsidiaries on behalf of third-party clients and held by the Company and its Restricted Subsidiaries as of such date and cash and Cash Equivalents that constitute Trust Management Assets or are held on trust for a beneficiary which is not the Company or a Restricted Subsidiary) of the Company and its Restricted Subsidiaries as of such date, divided by

ERC; provided that ERC shall be adjusted to give effect to purchases or disposals of performing, sub-performing or charged-off accounts, loans, receivables, mortgages, debentures or claims or other similar assets or instruments or portfolios thereof (including through the use of Right to Collect Accounts) made since the last measurement date and prior to such date of calculation, on the basis of estimates made on a pro forma basis by management acting in good faith. In determining the LTV Ratio in connection with the Incurrence of Indebtedness and the granting of a Lien, the LTV Ratio shall be determined on a pro forma basis for the relevant transaction and the use of proceeds of such Indebtedness; provided that no cash or Cash Equivalents shall be included in the calculation of the pro forma LTV Ratio that are, or are derived from, the proceeds of Indebtedness in respect of which the pro forma calculation is to be made, except, for the avoidance of doubt, to the extent cash or Cash Equivalents will be expended in a transaction to which pro forma effect is given; provided further that any cash and Cash Equivalents received by the Company or any of its Restricted Subsidiaries from the issuance or sale of its Capital Stock, Subordinated Shareholder Funding or other capital contributions subsequent to the Issue Date shall (to the extent they are taken into account in determining the amount available for Restricted Payments under such clauses) be excluded for purposes of making Restricted Payments and Permitted Payments, as applicable, under Sections 4.07(a)(C)(ii), 4.07(a)(C)(iii), 4.07(b)(1) and 4.07(b)(13) to the extent such cash and Cash Equivalents are included in the calculation of the LTV Ratio.
“Losses” means any and all claims, losses, liabilities, damages, costs, expenses and judgments (including legal fees and expenses) sustained or incurred by either party.
“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary:
(1)in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business;
(2)in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or
(3)not exceeding $1.25 million in the aggregate outstanding at any time.
“Management Investors” means the officers, directors, employees and other members of the management of or consultants to any Parent, the Company or any of their respective Subsidiaries, or spouses, family members or relatives thereof, or any trust, partnership or other entity for the benefit of or the beneficial owner of which (directly or indirectly) is any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company, any Restricted Subsidiary or any Parent.
“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common stock or common equity interests of the Company at market close on December 31 of the prior fiscal year immediately preceding the date of the relevant dividend or share purchase (“Market Capitalization Test Date”) multiplied by (ii) the arithmetic mean of the closing prices per share of such common stock or common equity interests for the 30 consecutive trading days immediately preceding the Market Capitalization Test Date.
“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.
“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act.
“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:
(1)all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid or required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions), as a consequence of such Asset Disposition;
(2)all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which are required by applicable law to be repaid out of the proceeds from such Asset Disposition;
(3)all distributions and other payments required to be made to minority interest holders (other than any Parent, the Company or any of their respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and
(4)the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.
“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Subordinated Shareholder Funding, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions).

“Note Documents” means the Notes (including Additional Notes), this Indenture, the Intercreditor Agreement and the Security Documents.
“Note Guarantee” means the Guarantee of the Notes by a Guarantor, and, for the avoidance of doubt, includes any Additional Note Guarantee.
“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture, and, unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.
“Offering Memorandum” means the offering memorandum dated November 12, 2020 relating to the offering of the Initial Notes.
“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Managing Director, any director or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.
“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.
“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Trustee. Such legal counsel may be an employee of or counsel to the Company or its Subsidiaries.
“Parent” means any Person of which the Company at any time is or becomes a Subsidiary after the Issue Date.
“Pari Passu Indebtedness” means Indebtedness of the Company or any Guarantor (other than Indebtedness pursuant to the Senior Facilities Agreement, the Encore Private Placement Notes and Priority Hedging Obligations) if such Indebtedness does not constitute Subordinated Indebtedness.
“Participant” means, with respect to any Depositary, a Person who is a participant of or has an account with such Depositary.
“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Note on behalf of the Company.
“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents or Temporary Cash Investments between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 4.10.
“Permitted Collateral Liens” means (A) Liens on the Collateral described in one or more of clauses (2), (3), (4), (5), (6), (8), (9), (10), (11), (12), (13), (14), (18), (19), (20), (21), (22), (23) and (25) of the definition of “Permitted Liens”, (B) Liens on the Collateral to secure Indebtedness of the Company or a Restricted Subsidiary that is permitted to be Incurred under Section 4.09(b)(1), 4.09(b)(2) (in the case of Section 4.09(b)(2), to the extent such Guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this definition of “Permitted Collateral Liens”), 4.09(b)(4)(A) and 4.09(b)(4)(C) (if the original Indebtedness was so secured), 4.09(b)(6) or 4.09(b)(11); provided, however, that any such Lien ranks equal to (including with respect to the application of proceeds from any realization or enforcement of the Collateral in accordance with the Intercreditor Agreement) all other Liens on such Collateral securing the Notes and the Note Guarantees (except that a Lien in favor of Indebtedness incurred under Section 4.09(b)(1) and a Lien in favor of Priority Hedging Obligations may have super priority in respect of the application of proceeds from any realization or enforcement of the Collateral on terms not materially less favorable to the Holders than that accorded to the Senior Facilities Agreement on the Issue Date as provided in the Intercreditor Agreement as in effect on the Issue Date), (C) Liens on the Collateral securing Indebtedness incurred under Section 4.09(a); provided that, in the case of this clause (C), (x) after giving effect to such incurrence on that date, the LTV Ratio is less than 0.725 and (y) any such Lien ranks equal to (including with respect to the application of proceeds from any realization or enforcement of the Collateral in accordance with the Intercreditor Agreement) all other Liens on such Collateral securing the Notes and the Note Guarantees, (D) Liens on the Collateral securing Indebtedness incurred under clause 4.09(b)(5)(ii); provided that, in the case of this clause (D), after giving pro forma effect to the relevant acquisition and the Incurrence of such Indebtedness pursuant to such clause (5)(ii), the LTV ratio would not be worse than it was immediately prior to giving pro forma effect to the relevant acquisition and the Incurrence of such Indebtedness, or (E) Liens on Collateral securing Refinancing Indebtedness in respect of any Indebtedness secured pursuant to the foregoing clauses (A), (B), (C) and (D); provided that any such Lien ranks equal to (including with respect to the application of proceeds from any realization or enforcement of the Collateral in accordance with the Intercreditor Agreement) all other Liens on such Collateral securing the Notes and the Note Guarantees (except as otherwise permitted in clause (B)). To the extent that a Lien on the Collateral consists of a mortgage over any real estate located in the United Kingdom, it shall constitute a Permitted Collateral Lien only to the extent that a mortgage ranking at least pari passu is granted in favor of the Security Agent for the benefit of the Trustee and the Holders.
“Permitted Investment” means (in each case, by the Company or any of its Restricted Subsidiaries):
(1)Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Company or (b) a Person (including the Capital Stock of any such Person) that is engaged in any Similar Business if such Person will, upon the making of such Investment, become a Restricted Subsidiary;

(2)Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;
(3)Investments in cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;
(4)Investments in Receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business;
(5)Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(6)Management Advances;
(7)Investments in Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor;
(8)Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition, in each case, that was made in compliance with Section 4.10;
(9)Investments in existence on, or made pursuant to legally binding commitments in existence on, the Issue Date, and any extension, modification or renewal of such Investment; provided that the amount of the Investment may be increased as required by the terms of the Investment as in existence on the Issue Date;
(10)Currency Agreements, Interest Rate Agreements, Commodity Hedging Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.09;
(11)Investments, taken together with all other Investments made pursuant to this clause (11) and at any time outstanding, in an aggregate amount at the time of such Investment not to exceed the greater of 4.5% of Total Assets and $215.0 million; provided that, if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 4.07, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) of the definition of “Permitted Investments” and not this clause;

(12)pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.12;
(13)any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), Subordinated Shareholder Funding or Capital Stock of any Parent as consideration;
(14)any transaction to the extent constituting an Investment that is permitted and made in accordance with Section 4.11(b) (except those described in Sections 4.11(b)(1), 4.11(b)(3), 4.11(b)(6), 4.11(b)(8), 4.11(b)(9) and 4.11(b)(12));
(15)Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with this Indenture;
(16)Guarantees not prohibited by Section 4.09 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business;
(17)Investments in Associates or Unrestricted Subsidiaries in an aggregate amount when taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding not to exceed the greater of 3.0% of Total Assets and $145.0 million;
(18)Investments in the Notes, the Existing Secured Notes and any Additional Notes; and
(19)Investments acquired after the Issue Date as a result of the acquisition by the Company or any of its Restricted Subsidiaries of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 5.01 to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation.
“Permitted Liens” means, with respect to any Person:
(1)Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of any Restricted Subsidiary that is not a Guarantor;
(2)pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested Taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;
(3)Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;
(4)Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;
(5)Liens in favor of issuers of surety, performance or other bonds, guarantees or letters of credit or bankers’ acceptances (not issued to support Indebtedness for borrowed money) issued pursuant to the request of and for the account of the Company or any Restricted Subsidiary in the ordinary course of its business;
(6)encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company and its Restricted Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;
(7)Liens on assets or property of the Company or any Restricted Subsidiary securing Hedging Obligations permitted under this Indenture;
(8)leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;
(9)Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;
(10)Liens on assets or property of the Company or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and (b) any such Lien may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property;
(11)Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution;
(12)Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;
(13)Liens existing on, or provided for or required to be granted under written agreements existing on, the Issue Date after giving effect to the Transactions;
(14)Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided further, that such Liens do not extend to or cover any property or assets of the Company and its Restricted Subsidiaries other than (a) the property or assets acquired or (b) the property or assets of the Person acquired, merged with or into or consolidated or combined with the Company or a Restricted Subsidiary;
(15)Liens on assets or property of the Company or any Restricted Subsidiary securing Indebtedness or other obligations of the Company or such Restricted Subsidiary owing to the Company or another Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary;
(16)Liens (other than Permitted Collateral Liens) securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(17)any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;
(18)(a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;
(19)any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(20)Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;
(21)Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;
(22)Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, or liens over cash accounts securing cash pooling arrangements;
(23)Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(24)Liens which do not exceed $50.0 million at any one time outstanding;
(25)Liens on Capital Stock of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;
(26)Liens securing Permitted Purchase Obligations, provided that any such Lien is only over the assets and Capital Stock of the relevant Permitted Purchase Obligations SPV;
(27)Liens on Right to Collect Accounts, performing accounts, sub-performing accounts, charged-off accounts, cash and bank accounts, loans, receivables, mortgages, debentures, claims or other similar assets or instruments held on trust for third parties; and

(28)Liens on Trust Management Assets; provided that such Liens do not secure any Indebtedness of the Company or any Restricted Subsidiary other than a Trust Management SPV.
“Permitted Purchase Obligations” means any Indebtedness Incurred by a Permitted Purchase Obligations SPV to finance or refinance the acquisition of performing, sub-performing or charged-off accounts, loans, receivables, mortgages, debentures or claims or other similar assets or instruments or portfolios thereof (including through the use of Right to Collect Accounts) purchased by such Permitted Purchase Obligations SPV, whether directly or through the acquisition of the Capital Stock of any Person owning such assets or otherwise, in an aggregate principal amount not exceeding at the time of the incurrence of such Permitted Purchase Obligations, together with any other Indebtedness incurred pursuant to Section 4.09(b)(12) and then outstanding, 20.0% of the ERC, calculated in good faith on a pro forma basis by management as of the date of purchase of such performing, sub-performing or charged-off accounts, loans, receivables, mortgages, debentures or claims or other similar assets or instruments or such portfolios (including through the use of Right to Collect Accounts), provided that:
(1)except for the granting of a Lien described in clause (26) of the definition of “Permitted Liens”, no portion of any Permitted Purchase Obligations or any other obligations (contingent or otherwise) of the applicable Permitted Purchase Obligations SPV (i) is guaranteed by the Company or any other Restricted Subsidiary, (ii) is recourse to or obligates the Company or any other Restricted Subsidiary in any way, or (iii) subjects any property or asset of the Company or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof;
(2)neither the Company nor any other Restricted Subsidiary has any obligation to maintain or preserve the applicable Permitted Purchase Obligations SPV’s financial condition or cause such entity to achieve certain levels of operating results; and
(3)such Permitted Purchase Obligation is secured (if at all) only over the assets of, and Capital Stock of, the relevant Permitted Purchase Obligations SPV.
“Permitted Purchase Obligations SPV” means a Wholly Owned Restricted Subsidiary (i) which engages in no activities other than the acquisition of performing, sub-performing or charged-off accounts, loans, receivables, mortgages, debentures or claims, or other similar assets or instruments or portfolios thereof (including through the use of Right to Collect Accounts), the Incurrence of Permitted Purchase Obligations to finance such acquisition and any business or activities incidental or related to such business and is set up in connection with the Incurrence of Permitted Purchase Obligations, (ii) to which the Company or any Restricted Subsidiary contributes, loans or otherwise transfers no amounts in excess of amounts required, after giving effect to the Incurrence of Permitted Purchase Obligations, to consummate the relevant purchase of assets and amounts required for incidental expenses, costs and fees for the set-up and continuing operations of such Permitted Purchase Obligations SPV, and (iii) all the Capital Stock of which is held by a Wholly Owned Restricted Subsidiary which holds no other material assets.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.
“Portfolio ERC Model” means the models and methodologies that the Company uses to calculate the value of its loan portfolios and those of its Subsidiaries, consistently with its most recent audited financial statements as of such date of determination.
“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
“Priority Hedging Obligations” means designated Hedging Obligations in an aggregate amount outstanding at any time of up to $100.0 million.
“Private Placement Legend” means the legend set forth in Section 2.06(g)(1) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.
“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the Securities Act or (2) a private placement to institutional and other investors, in each case, that are not Affiliates of the Company, in accordance with Section 4(a)(2) of and/or Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale.
“Public Offering” means any offering of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include an offering pursuant to Rule 144A and/or Regulation S under the Securities Act to professional market investors or similar persons).
“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Receivable” means a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, as determined on the basis of GAAP.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances”, “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.
“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of this Indenture or Incurred in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:
(1)if the Indebtedness being refinanced constitutes Subordinated Indebtedness, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or later than the final Stated Maturity of the Indebtedness being refinanced or, if shorter, the Notes;
(2)such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and costs, expenses and fees Incurred in connection therewith); and
(3)if the Indebtedness being refinanced is expressly subordinated to the Notes, such Refinancing Indebtedness is subordinated to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced, provided, however, that Refinancing Indebtedness shall not include Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.
Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred within 120 days after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.
“Regulation S” means Regulation S promulgated under the Securities Act. “Regulation S Global Note” means a Global Note bearing the applicable Global Note Legend and the Private Placement Legend and deposited with or on behalf of the respective Depositary (or the common depositary) therefor and registered in the name of the respective Depositary (or the common depositary) therefor or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Related Taxes” means:
(1)any Taxes (other than (x) Taxes measured by gross or net income, receipts or profits and (y) withholding Taxes), required to be paid (provided such Taxes are in fact paid) by any Parent by virtue of its:
(a)being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company’s Subsidiaries);
(b)issuing or holding Subordinated Shareholder Funding; or
(c)being a holding company parent, directly or indirectly, of the Company or any of the Company’s Subsidiaries; or
(2)if and for so long as the Company is a member of a group filing a consolidated or combined tax return with any Parent, any consolidated or combined Taxes measured by income for which such Parent is liable up to an amount not to exceed the amount of any such Taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Company and its Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company and its Subsidiaries; provided that distributions shall be permitted in respect of the income of an Unrestricted Subsidiary only to the extent such Unrestricted Subsidiary distributed cash for such purpose to the Company or its Restricted Subsidiaries.
“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.
“Responsible Officer” means any officer within the corporate trust and agency department of the Trustee, including any vice president, assistant vice president, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by such officers, or to whom any corporate trust matter is referred because of such individual’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.
“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.
“Restricted Global Note” means a Global Note bearing the Private Placement Legend.
“Restricted Investment” means any Investment other than a Permitted Investment.
“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Reversion Date” means, after the Notes have achieved Investment Grade Status, the date, if any, that such Notes shall cease to have such Investment Grade Status.
“Right to Collect Account” means a performing, sub-performing or charged-off account, loan, receivable, mortgage, debenture or claim or other similar asset or instrument that is owned by a Person that is not the Company or one of its Restricted Subsidiaries (a “Third Party”) and in respect of which (a) such Third Party is unable or unwilling to dispose of the relevant performing, sub-performing or charged-off account, loan, receivable, mortgage, debenture or claim or other similar asset or instrument to the Company or a Restricted Subsidiary; and (b) the Company or a Restricted Subsidiary is entitled to collect and retain substantially all of the amounts due under such performing, sub-performing or charged-off account, loan, receivable, mortgage, debenture or claim or other similar asset or instrument, or to receive amounts equivalent thereto.
“Rule 144” means Rule 144 promulgated under the Securities Act.
“Rule 144A” means Rule 144A promulgated under the Securities Act.
“Rule 902” means Rule 902 promulgated under the Securities Act.
“Rule 903” means Rule 903 promulgated under the Securities Act.
“Rule 904” means Rule 904 promulgated under the Securities Act.
“SEC” means the U.S. Securities and Exchange Commission.
“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.
“Secured Indebtedness” means any Indebtedness secured by a Lien (other than Indebtedness Incurred pursuant to Sections 4.09(b)(3), 4.09(b)(6), 4.09(b)(8), 4.09(b)(9), 4.09(b)(10) and 4.09(b)(14)).
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.
“Security Agent” means Truist Bank, as security agent under the Security Documents, and shall include its successor and assigns.
“Security Documents” means the Intercreditor Agreement, the debentures, the pledge over shares agreements, the pledge over bank accounts agreements and each other document under which collateral is pledged to secure the Notes.
“Senior Facilities Agreement” means the senior facilities agreement originally dated September 20, 2012, as amended by an amendment and restatement deed entered into on September 1, 2020, with such amendments coming into effect on September 24, 2020, among the Company, the Security Agent, Truist Bank, as facility agent, and the other parties named therein, as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.
“Senior Management” means any previous or current officers, directors, and other members of senior management of the Company or any of its Subsidiaries, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent.
“Significant Subsidiary” means any Restricted Subsidiary that meets any of the following conditions:
(1)the Company’s and its Restricted Subsidiaries’ investments in and advances to the Restricted Subsidiary exceed 10% of the Total Assets of the Company and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year;
(2)the Company’s and its Restricted Subsidiaries’ proportionate share of the Total Assets (after intercompany eliminations) of the Restricted Subsidiary exceeds 10% of the Total Assets of the Company and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year; or
(3)the Company’s and its Restricted Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Restricted Subsidiary exceeds 10% of such income of the Company and its Restricted Subsidiaries on a consolidated basis for the most recently completed fiscal year.
“Similar Business” means (1) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Issue Date and (2) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.
“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes pursuant to a written agreement.
“Subordinated Shareholder Funding” means any funds provided to the Company by any Parent or any Affiliate thereof, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by a Parent, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding:
(1)does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Stated Maturity of the Notes (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Company or any funding meeting the requirements of this definition);
(2)does not require, prior to the first anniversary of the Stated Maturity of the Notes, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;
(3)contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the first anniversary of the Stated Maturity of the Notes;
(4)does not provide for or require any security interest or encumbrance over any asset of the Company or any of its Subsidiaries; and
(5)pursuant to its terms is fully subordinated and junior in right of payment to the Notes pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding, provided further, however, that upon the occurrence of any event or circumstance that results in such Indebtedness ceasing to qualify as Subordinated Shareholder Funding, such Indebtedness shall constitute an Incurrence of such Indebtedness by the Company, and any and all Restricted Payments made through the use of the Net Cash Proceeds from the Incurrence of such Indebtedness since the date of the original issuance of such Subordinated Shareholder Funding shall constitute new Restricted Payments that are deemed to have been made after the date of the original issuance of such Subordinated Shareholder Funding.
“Subsidiary” means, with respect to any Person:
(1)any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2)any partnership, joint venture, limited liability company or similar entity of which:
(a)more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and
(b)such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.
“Temporary Cash Investments” means any of the following:
(1)any investment in:
(a)direct obligations of, or obligations Guaranteed by, (i) the United States of America or Canada, (ii) the United Kingdom, (iii) any European Union member state (other than Greece and Portugal), (iv) Switzerland or Norway, (v) any country in whose currency funds are being held specifically pending application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country with such funds or (vi) any agency or instrumentality of any such country or member state; or
(b)direct obligations of any country recognized by the United States of America rated at least “A” by S&P or “A1” by Fitch or by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P, Fitch or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);
(2)overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by:
(a)any lender under the Senior Facilities Agreement;
(b)any institution authorized to operate as a bank in any of the countries or member states referred to in clause (1)(a) above; or

(c)any bank or trust company organized under the laws of any such country or member state or any political subdivision thereof, in each case, having capital and surplus aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long-term debt is rated at least “A–” by S&P, “A” by Fitch or “A3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P, Fitch or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;
(3)repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) or (2) above entered into with a Person meeting the qualifications described in clause (2) above;
(4)Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P- 2” (or higher) according to Moody’s, “F-2” (or higher) according to Fitch or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P, Fitch or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);
(5)Investments in securities maturing not more than one year after the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America, Canada, the United Kingdom, any European Union member state (other than Greece and Portugal), Switzerland or Norway or by any political subdivision or taxing authority of any such state, commonwealth, territory, country or member state, and rated at least “BBB–” by S&P, “BBB-” by Fitch or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P, Fitch or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);
(6)bills of exchange issued in the United States, Canada, the United Kingdom, a member state of the European Union (other than Greece and Portugal), Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);
(7)any money market deposit accounts issued or offered by a commercial bank organized under the laws of a country that is a member of the Organization for Economic Co-operation and Development, in each case, having capital and surplus in excess of $250 million (or the foreign currency equivalent thereof) or whose long term debt is rated at least “A” by S&P, “A” by Fitch or “A2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P, Fitch or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(8)investment funds investing 95% of their assets in securities of the type described in clauses (1) through (7) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution); and
(9)investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the U.S. Investment Company Act of 1940, as amended.
“Total Assets” means the consolidated total assets of the Company and its Restricted Subsidiaries in accordance with GAAP as shown on the most recent balance sheet of such Person.
“Transactions” means the issuance of the Notes and the use of proceeds thereof as set out in the Offering Memorandum under the caption “Use of Proceeds.”
“Trust Management Assets” means Right to Collect Accounts, performing accounts, sub-performing accounts charged-off accounts, loans, receivables, mortgages, debentures, claims, cash and bank accounts or other similar assets or instruments held by a Trust Management SPV on trust for a beneficiary which is not the Company or a Restricted Subsidiary.
“Trust Management SPV” means a Restricted Subsidiary whose purpose is managing Trust Management Assets and other activities necessary or ancillary to managing Trust Management Assets, including as necessary to fulfill any obligations or duty of the Trust Management SPV as a trustee.
“Trust Officer” means, when used with respect to the Trustee, any director, managing director, corporate trust officer, assistant corporate trust officer, secretary, assistant secretary, associate, vice president, assistant vice president, treasurer, assistant treasurer or other officer or assistant officer in the Agency & Trust Services Department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject, and, in each case, who shall have direct responsibility for the administration of this Indenture.
“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.
“UK Government Obligations” means direct obligations of, or obligations guaranteed by, the United Kingdom, and for the payment of which the United Kingdom pledges its full faith and credit.
“Underlying Portfolio Assets” means performing, sub-performing or charged-off account, loans, receivables, mortgages, debentures or claims or other similar assets or instruments (in each case, however pooled, aggregated, fractionally owned or contractually divided).
“Uniform Commercial Code” means the New York Uniform Commercial Code.
“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.
“Unrestricted Global Note” means a Global Note substantially in the form of Exhibit A hereto that bears the applicable Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary therefor or its nominee, representing a series of Notes that do not bear and are not required to bear the Private Placement Legend.
“Unrestricted Subsidiary” means:
(1)any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company in the manner provided below); and
(2)any Subsidiary of an Unrestricted Subsidiary.
The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:
(1)such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and
(2)such designation and the Investment of the Company in such Subsidiary complies with Section 4.07.
Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions.
The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (1) no Default or Event of Default would result therefrom and (2) (x) the Company could Incur at least $1.00 of additional Indebtedness under Section 4.09(a) or (y) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would not be worse than it was immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such designation. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation or an Officer’s Certificate certifying that such designation complied with the foregoing provisions.
“U.S. Person” means a U.S. person as defined in Rule 902.
“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.
“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary of the Company, all the Voting Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Company or another Wholly Owned Restricted Subsidiary) is owned by the Company or another Wholly Owned Restricted Subsidiary.
“Working Capital Intercompany Loan” means any loan to or by the Company or any of its Restricted Subsidiaries to or from the Company or any of its Restricted Subsidiaries from time to time (i) for purposes of consolidated cash and tax management and working capital management and (ii) for a duration of less than one year.
“Write-down and Conversion Powers” means:
(1)in relation to Ireland, any write-down, conversion, transfer, modification or suspension power existing from time to time under, and exercised in compliance with, any law or regulation in effect in Ireland, relating to the transposition of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, including but not limited to the Bail-In Legislation and Regulation (EU) No 806/2014 and the instruments, rules and standards created thereunder, pursuant to which:
(a)any obligation of a bank or investment firm or affiliate of a bank or investment firm can be reduced, cancelled, modified or converted into shares, other securities or other obligations of such entity or any other person (or suspended for a temporary period); and
(b)any right in a contract governing an obligation of a bank or investment firm or affiliate of a bank or investment firm may be deemed to have been exercised;
(2)in relation to Germany, any write-down, conversion, transfer, modification or suspension power existing from time to time under, and exercised in compliance with, any law or regulation in effect in Germany, relating to the Bail-In Legislation and the instruments, rules and standards created thereunder, pursuant to which:
(a)any obligation of a bank or investment firm or affiliate of a bank or investment firm can be reduced, cancelled, modified or converted into shares,

other securities or other obligations of such entity or any other person (or suspended for a temporary period); and
(b)any right in a contract governing an obligation of a bank or investment firm or affiliate of a bank or investment firm may be deemed to have been exercised; and
(3)in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time (other than in respect of Ireland or Germany), the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.
SECTION 1.02.    Other Definitions.

Term	Defined in Section
“Additional Amounts”	2.13
“Additional Notes”	Preamble
“Additional Intercreditor Agreement”	12.05
“Additional Note Guarantee”	4.16
“Affiliate Transaction”	4.11
“Applicable Rate”	2.16
“Asset Disposition Offer”	4.10
“Asset Disposition Offer Amount”	4.10
“Asset Disposition Offer Period”	4.10
“Asset Disposition Purchase Date”	4.10
“Authentication Order”	2.02
“Authentication Agent”	2.02
“Change in Tax Law”	3.10
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Notes”	Preamble
“Guaranteed Obligations”	11.01

Term	Defined in Section
“Initial Agreement”	4.08
“Initial Lien”	4.12
“Interest Amount”	2.16
“Legal Defeasance”	8.02
“Luxembourg Guarantor”	11.02
“Margin”	2.16
“Payor”	2.13
“Permitted Payments”	4.07
“Principal Paying Agent”	Preamble
“Register”	2.03
“Registrar”	2.03
“Relevant Taxing Jurisdiction”	2.13
“Restricted Payment”	4.07
“Successor Company”	5.01
“Suspension Event”	4.18
“Tax Redemption Date”	3.10
“Transfer Agent”	2.03
SECTION 1.03.    Rules of Construction. Unless the context otherwise
(a)a term has the meaning assigned to it;
(b)an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;
(c)“or” is not exclusive;
(d)“including” means including without limitation;
(e)words in the singular include the plural, and in the plural include the singular;
(f)“will” shall be interpreted to express a command;
(g)references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(h)references to any person “acting reasonably” and correlative expressions shall be construed to mean “acting reasonably in the interests of the Holders and having regard to the duties of the Trustee to the Holders”.
Article II
The Notes
SECTION 2.01.    Form and Dating.
(a)General. The Notes shall be pound sterling-denominated 5.375% Senior Secured Notes due 2026. The Notes and the Trustee’s or Authentication Agent’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Initial Notes will initially be represented by the Global Notes. Each Note will be dated the date of its authentication. The Notes shall be in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof. The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
(b)Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent outstanding Notes of each such series as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Common Depositary therefor, at the direction of the Trustee, in accordance with Section 2.06.
(c)Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Global Notes that are held by Participants through Euroclear or Clearstream.
(d)Additional Notes.
From time to time, subject to compliance with provisions pursuant to Sections 4.09 and 4.12 the Company is permitted to issue an unlimited principal amount of Additional

Notes, which shall have terms substantially identical to the Notes except in respect of any of the following terms which shall be set forth in an Officer’s Certificate (as defined below) delivered by the Company to the Trustee:
(1)the title of such Additional Notes;
(2)the aggregate principal amount of such Additional Notes;
(3)the date or dates on which such Additional Notes will be issued;
(4)the rate or rates (which may be fixed or floating) at which such Additional Notes shall bear interest and, if applicable, the interest rate basis, formula or other method of determining such interest rate or rates, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable or the method by which such dates will be determined, the record dates for the determination of holders thereof to whom such interest is payable and the basis upon which such interest will be calculated;
(5)the currency or currencies in which such Additional Notes shall be denominated and the currency in which cash or government obligations in connection with such series of Additional Notes may be payable;
(6)the date or dates and price or prices at which, the period or periods within which, and the terms and conditions upon which, such Additional Notes may be redeemed, in whole or in part;
(7)if other than in denominations of £100,000 and in integral multiples of £1,000 in excess thereof, the denominations in which such Additional Notes shall be issued and redeemed; and
(8)the ISIN, Common Code or other securities identification numbers with respect to such Additional Notes.
Such Additional Notes will be treated, along with all other Notes, as a single class for the purposes of the Indenture with respect to waivers, amendments and all other matters which are not specifically distinguished for such series, as described under “—Amendments and waivers.” Additional Notes may be designated to be of the same series as the Notes initially issued on the Issue Date, but only if they have terms substantially identical in all material respects to the initial Notes, and shall be consolidated and deemed to form one single series and references to the Notes shall be deemed to include the Notes initially issued on the Issue Date as well any such Additional Notes; provided that any Additional Notes that are not fungible for U.S. federal income tax purposes with any Notes previously issued will be issued with a separate ISIN, Common Code or other securities identification number, as applicable.
SECTION 2.02.    Execution and Authentication. An Officer must sign the Notes for the Company by manual or facsimile signature. If the Officer whose signature is on a

Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.
A Note will not be valid until authenticated by the manual or facsimile signature of the Trustee or Authentication Agent. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.
On the Issue Date, the Trustee (or the Authentication Agent (as defined herein below)) shall, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), authenticate the Initial Notes for original issue up to £300,000,000 in aggregate principal amount of Notes and, upon delivery of any Authentication Order at any time and from time to time thereafter, the Trustee (or the Authentication Agent) shall authenticate Additional Notes for original issue, or Definitive Notes issued pursuant to Section 2.06, in an aggregate principal amount specified in such Authentication Order. Such Authentication Order shall specify the aggregate principal amount of Notes to be authenticated, the series and type of Notes, the date on which the Notes are to be authenticated, and the date from which interest on such Notes shall accrue, whether the Notes are to be issued as definitive Notes or Global Notes and whether or not the Notes shall bear any legend, or such other information as the Trustee may reasonably request. In addition, such Authentication Order shall include (a) a statement that the Persons signing the Authentication Order have (i) read and understood the provisions of this Indenture relevant to the statements in the Authentication Order and (ii) made such examination or investigation as is necessary to enable them to make such statements and (b) a brief statement as to the nature and scope of the examination or investigation on which the statements set forth in the Authentication Order are based.
The Trustee may appoint an authentication agent (the “Authentication Agent”) acceptable to the Company to authenticate Notes. Such an agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. Any Authentication Agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company. Any such appointment shall be evidenced by an instrument signed by a Responsible Officer, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, an Authentication Agent may authenticate Notes whenever the Trustee may do so. The Trustee appoints, upon the terms and subject to the conditions of this Indenture, the Registrar as the Authentication Agent and the Registrar hereby accepts such appointment. The Company confirms this appointment as acceptable to it. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An Authentication Agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.
SECTION 2.03.    Registrar, Paying Agent and Transfer Agent. The Company shall maintain offices or agencies where Notes may be presented for registration of transfer or for exchange (each, a “Registrar”) and one or more Paying Agents where Notes may be presented for payment. Offices or agencies of the Paying Agent for the Notes shall be maintained in London, England. The Company shall also maintain a Registrar with offices in Frankfurt, Germany and a transfer agent (the “Transfer Agent”) in London, England. The Registrar, acting as agent of the Company solely for this purpose, shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent, Registrar or Transfer Agent without prior notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Paying Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee, acting as agent of the Company solely for this purpose, shall act as such. The Company or any of its Subsidiaries, acting as agent of the Company solely for this purpose, may act as Paying Agent, Transfer Agent or Registrar.
Each of Euroclear and Clearstream shall act as a Depositary with respect to the Global Notes. Citibank Europe plc will act as Common Depositary for the Global Notes on behalf of Euroclear and Clearstream.
The Company initially appoints, upon the terms and subject to the conditions of this Indenture, Citibank, N.A., London Branch to act as the Principal Paying Agent and the Transfer Agent and Citigroup Global Markets Europe AG to act as the Registrar. Each Agent hereby accepts such appointments.
Subject to any applicable laws and regulations, the Company shall cause the Registrar to keep a register (the “Register”) at its office in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of ownership, exchange and transfer of the Notes. Such registration in the Register shall be conclusive evidence of the ownership of Notes. Included in the books and records for the Notes shall be notations as to whether such Notes have been paid, exchanged or transferred, cancelled, lost, stolen, mutilated or destroyed and whether such Notes have been replaced. In the case of the replacement of any of the Notes, the Registrar shall keep a record of the Note so replaced and the Note issued in replacement thereof. In the case of the cancellation of any of the Notes, the Registrar shall keep a record of the Note so cancelled and the date on which such Note was cancelled.
The Company shall enter into an appropriate agency agreement with any Paying Agent or co-Registrar not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee and the Agents of the name and address of any such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee may appoint a suitably qualified and reputable party to act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07.
Upon notice to the Trustee, the Company may change any Paying Agent, Registrar or Transfer Agent. For so long as the Notes are listed on the official list of the Exchange and traded on the Euro MTF Market and the rules and regulations of the Exchange so require, the Company shall provide notice of any change of Paying Agent, Registrar or Transfer Agent to the Exchange. To the extent and in the manner permitted by such rules, the Company will request the notice to be posted on the official website of the Exchange in accordance with Section 13.02 and, in the case of Definitive Notes, in addition to such publication and posting, mail such notice by first-class mail to each Holder’s registered address, as it appears on the Register, with a copy to the Trustee.
Payment of principal shall be made upon the surrender of Definitive Notes at the office of any Paying Agent. In the case of a transfer of a Definitive Note in part, upon surrender of the Definitive Note to be transferred, a Definitive Note shall be issued to the transferee in respect of the principal amount transferred and a Definitive Note shall be issued to the transferor in respect of the balance of the principal amount of the transferred Definitive Note at the office of any Transfer Agent.
The obligations of the Agents are several and not joint.
SECTION 2.04.    Paying Agent to Hold Money. The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment.
Money held by a Paying Agent need not be segregated, except as required by law, and in no event shall any Paying Agent be liable for interest on any money received by it hereunder. For the avoidance of doubt, any funds held by the Paying Agent are held as banker are not subject to United Kingdom’s Financial Conduct Authority’s Client Money Rules and, in the event the Paying Agent fails, the client money distribution rules will not apply and so the Company shall not be entitled to share in any distribution under the client money distribution rules. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon payment over to the Trustee, the Paying Agent will have no further liability for the money. Upon any bankruptcy or reorganization proceedings relating to the Company, Citibank, N.A., London Branch, will serve as Paying Agent for the Notes.
SECTION 2.05.    Holder Lists. If the Trustee is the Registrar, the Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.
Neither the Trustee nor any of the Agents will have any responsibility or be liable for any aspect of the records in relation to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
SECTION 2.06.    Transfer and Exchange.
(a)Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the nominee of an applicable Depositary to another nominee of the applicable Depositary, or by the applicable Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes of a series will be exchanged by the Company for Definitive Notes if:
(1)in the case of any Global Note, the Company delivers to the Trustee notice from Euroclear and Clearstream that they are unwilling or unable to continue to act as clearing agencies and a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary; or
(2)in the case of any Global Note, there has occurred and is continuing an Event of Default with respect to such Global Note and the Participant who owns a book entry interest in such Global Note so requests in writing.
Upon the occurrence of any of the events listed in the preceding clause (1) of this Section 2.06(a), the Company shall execute, and the Trustee or the Authentication Agent shall, upon receipt of an Authentication Order, authenticate and deliver Definitive Notes of the series and in an aggregate principal amount equal to the principal amount of the applicable Global Note tendered in exchange therefor. The Company shall, at the cost of the Company (but against such indemnity as the Registrar or any relevant Agent may require in respect of any tax or other duty of whatever nature which may be levied or imposed in connection with such exchange), cause sufficient Definitive Notes to be executed and delivered to the Trustee or the Authentication Agent for authentication and the Registrar for registration of the exchange and dispatch to the relevant Holders within 30 days of the relevant event. The Trustee or the Registrar shall, at the cost of the Company, deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Definitive Notes issued in exchange for beneficial interests in Global Notes pursuant to this Section 2.06(a) shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its Participants or Indirect Participants or otherwise, shall instruct the Trustee. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, that notable, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c), (d) or (e).
(b)Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the applicable Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
(1)Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same

Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that transfers of beneficial interests in a Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person prior to the expiration of the 40-day “distribution compliance period” under Regulation S, unless such person is a “distributor” as defined in Rule 902. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).
(2)All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar or the Transfer Agent both (i) a written order from a Participant or an Indirect Participant given to the applicable Depositary in accordance with the Applicable Procedures directing the applicable Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged, and (ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase.
Upon satisfaction of all the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee or the Transfer Agent shall arrange the adjustment to the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h).
(3)Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar or the Transfer Agent receives the following:
(A)if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and
(B)if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.
(4)Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar or the Transfer Agent receives the following:
(A)if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or
(B)if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the appropriate certifications in item (3) thereof;
and, in each such case, if the Registrar or the Transfer Agent so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
If any such transfer is effected at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee (or the Authentication Agent) shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred.
Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.
(c)Transfer or Exchange of Beneficial Interests for Definitive Notes. If any one of the events listed in clause (1) or (2) of Section 2.06(a) has occurred or the Company has elected pursuant to Section 2.06(a) to cause the issuance of Definitive Notes, transfers or exchanges of beneficial interests in a Global Note for a Definitive Note shall be effected, subject to the satisfaction of the conditions set forth in the applicable subclauses of this Section 2.06(c).
(1)Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar or the Transfer Agent of the following documentation:
(A)if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;
(B)if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
(C)if such beneficial interest is being transferred to a non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
(D)if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (4) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Company shall execute and, upon receipt of an Authentication Order, the Trustee (or the Authentication Agent) shall authenticate and deliver to the Person designated in the instructions a Restricted Definitive Note in the appropriate principal amount. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar or the Transfer Agent through instructions from the Depositary and the Participant or Indirect Participant. The Trustee or the Registrar (as the case may be) shall deliver such Restricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.
(2)Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only:
(A)if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof,
(B)if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof; or
(C)if the Registrar or the Transfer Agent receives the following:
(i)if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or
(ii)if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the appropriate certifications in item (3) thereof, and, in each such case set forth in this subparagraph (C), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(3)Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) above, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Company shall execute and, upon receipt of an Authentication Order, the Trustee (or the Authentication Agent) shall authenticate and deliver to the Person designated in the instructions an Unrestricted Definitive Note in the appropriate principal amount. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar or the Transfer Agent from or through the applicable Depositary and the Participant or Indirect Participant. The Trustee or the Registrar (as the case may be) shall deliver such Unrestricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.
(d)Transfer and Exchange of Definitive Notes for Beneficial Interests.
(1)Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Restricted Definitive Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:
(A)if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;
(B)if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
(C)if such Restricted Definitive Note is being transferred to a non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
(D)if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (4) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the appropriate 144A Global Note, and in the case of clause (C) or (D) above, the appropriate Regulation S Global Note.
(2)Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only:
(A)if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof;
(B)if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof; or
(C)the Registrar receives the following:
(i)if the Holder of such Restricted Definitive Note proposes to exchange such Restricted Definitive Note for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or
(ii)if the Holder of such Restricted Definitive Note proposes to transfer such Restricted Definitive Note to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the appropriate certifications in item (3) thereof, and, in each such case set forth in this subparagraph (C), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee shall cancel the Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.
(3)Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Unrestricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of the relevant Unrestricted Global Note.
If any such exchange or transfer from an Unrestricted Definitive Note to a beneficial interest is effected pursuant to this subparagraph (3) at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order, the Trustee or Authentication Agent shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Unrestricted Definitive Notes so transferred.
(e)Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar and duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).
(1)Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of a Person who takes delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:
(A)if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(B)if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and
(C)if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof.
(2)Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:
(A)if the Holder of such Restricted Definitive Note proposes to exchange such Restricted Definitive Note for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or
(B)if the Holder of such Restricted Definitive Note proposes to transfer such Restricted Definitive Note to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the appropriate certifications in item (3) thereof, and, in each such case, if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(3)Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.
(f)[Intentionally Omitted].
(g)Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.
(1)Private Placement Legend.
(A)Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER FOR THE BENEFIT OF THE COMPANY AND THE GUARANTORS AND

ANY OF THEIR SUCCESSORS IN INTEREST REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION, (2) AGREES THAT IT WILL NOT PRIOR TO THE DATE WHICH IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY [RULE 144A] [REGULATION S] UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER) AFTER THE LATER OF THE DATE OF ORIGINAL ISSUE AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THE NOTES (OR ANY PREDECESSOR THERETO) (THE “RESALE RESTRICTION TERMINATION DATE”) RESELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR A BENEFICIAL INTEREST IN THIS NOTE EXCEPT (A) TO THE COMPANY, THE GUARANTORS OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON THAT THE SELLER, AND ANY PERSON ACTING ON ITS BEHALF, REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION COMPLYING WITH RULE 144A UNDER THE SECURITIES ACT, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND IN EACH OF SUCH CASES IN COMPLIANCE WITH ANY APPLICABLE SECURITIES LAW OF ANY STATE OF THE UNITED STATES AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. PROVIDED THAT THE COMPANY, THE TRUSTEE, THE TRANSFER AGENT AND THE REGISTRAR SHALL HAVE THE RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C) PRIOR TO THE END OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S UNDER THE U.S. SECURITIES ACT OR PURSUANT TO CLAUSE (D) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THAT AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO THE COMPANY, THE TRUSTEE, THE TRANSFER AGENT AND THE REGISTRAR IS COMPLETED AND DELIVERED BY THE TRANSFEROR. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE

HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE, THE TRANSFER AGENT AND THE REGISTRAR TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTIONS. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES,” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.
(B)Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.
(2)Global Note Legend. Each Global Note will bear a legend in substantially the following form:
THIS GLOBAL NOTE IS HELD BY THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY TO A NOMINEE OF THE COMMON DEPOSITARY OR BY A NOMINEE OF THE COMMON DEPOSITARY TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY OR BY THE COMMON DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR COMMON DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR COMMON DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY OR ITS NOMINEE TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NOMINEE NAME OF THE COMMON DEPOSITARY

OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT IS MADE TO OR TO THE ORDER OF THE COMMON DEPOSITARY OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE COMMON DEPOSITARY, HAS AN INTEREST HEREIN.
(h)Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.
(i)General Provisions Relating to Transfers and Exchanges.
(1)To permit registrations of transfers and exchanges, the Company shall execute and the Trustee (or the Authentication Agent) shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order or at the Registrar’s request.
(2)No service charge will be made to a Holder of a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment by any such Holder of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.06, 3.06, 3.09, 4.10, 4.15 and 9.05).
(3)The Registrar will not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
(4)All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
(5)The Company and the Registrar shall not be required:
(A)to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection;
(B)to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or
(C)to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.
(6)Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.
(7)The Trustee (or the Authentication Agent) shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02.
(8)All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.
SECTION 2.07.    Replacement Notes. If any mutilated Note is surrendered to the Trustee or the Company or the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee (or the Authentication Agent), upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any Authentication Agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.
If, after the delivery of such replacement Note, a bona fide purchaser of the original Note in lieu of which such replacement Note was issued presents for payment or registration such original Note, the Trustee shall be entitled to recover such replacement Note from the Person to whom it was delivered or any Person taking therefrom, except a bona fide purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Company, the Trustee, any Agent and any Authentication Agent in connection therewith.
Subject to the provisions of the final sentence of the preceding paragraph of this Section 2.07, every replacement Note is an obligation of the Company and shall be entitled to all the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
SECTION 2.08.    Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee or the Authentication Agent except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; provided, however, that Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07.
If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser in whose hands such Note is a legal, valid and binding obligation of the Company.
If the entire principal amount and premium, if any, of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.
If the Paying Agent holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, and is not prohibited from paying such money to the Holders pursuant to the terms of this Indenture, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.
Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an Agent duly appointed in writing or may be embodied in or evidenced by an electronic transmission which identifies the documents containing the proposal on which such consent is requested and certifies such Holders’ consent thereto and agreement to be bound thereby; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and where it is hereby expressly required, to the Company.
SECTION 2.09    Treasury Notes. In determining whether the Holders of the required principal amount of the Notes have concurred in any direction, waiver or consent, the Notes owned by the Company or by any Person directly or indirectly controlling, or controlled by, or under direct or indirect common control with, the Company will be treated as though they are not outstanding.

SECTION 2.10.    Temporary Notes. Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee or the Authentication Agent, upon receipt of an Authentication Order, shall authenticate, temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee (or the Authentication Agent) shall authenticate Definitive Notes in exchange for temporary Notes. Holders of temporary Notes will be entitled to all the benefits of this Indenture.
SECTION 2.11.    Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar, the Transfer Agent and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such canceled Notes in its customary manner unless the Company directs the Trustee to deliver canceled Notes to the Company. The Company may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation.
SECTION 2.12.    Defaulted Interest. If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, in accordance with the terms hereof, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company shall fix or cause to be fixed each such special record date and payment date in a manner satisfactory to the Trustee; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 10 days before the special record date, the Company shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.
SECTION 2.13.    Additional Amounts.
(a)All payments made by the Company, a Successor Company or a Guarantor (a “Payor”) on the Notes or the Note Guarantees will be made free and clear of and without withholding or deduction for, or on account of, any Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:
(1)(i) the United States of America, (ii) any State of the United States or the District of Columbia, (iii) the Grand Duchy of Luxembourg, (iv) the United Kingdom or (v) with respect to each of the jurisdictions in (i)-(iv), any political subdivision or Governmental Authority thereof or therein having power to tax;
(2)any jurisdiction from or through which payment on any such Note or Note Guarantee is made by the Company, Successor Company, Guarantor or their agents, or any political subdivision or Governmental Authority thereof or therein having the power to tax; or
(3)any other jurisdiction in which the Payor is incorporated or organized, engaged in business for tax purposes or otherwise considered to be a resident for tax purposes, or any political subdivision or Governmental Authority thereof or therein having the power to tax (each of clauses (1), (2) and (3), a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made with respect to any Note or Note Guarantee, including payments of principal, redemption price, premium, if any, or interest, the Payor shall pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), will not be less than the amounts which would have been received in respect of such payments on any such Note or Note Guarantee in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:
(1)any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant Holder, if the relevant Holder is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including, but not limited to, being a citizen or resident or national or domiciliary of, or the existence of a business, a permanent establishment, a dependent agent, a place of business or a place of management present or deemed present in the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of such Note or enforcement of rights hereunder or under a Note Guarantee or the receipt of any payment in respect thereof;
(2)any Taxes that are imposed or withheld on behalf of a Holder who would have been able to avoid such withholding or deduction by complying with applicable certification, documentation, identification, information or other reporting requirement concerning the nationality, residence, identity or connection with the Relevant Taxing Jurisdiction if such compliance is required by statute or regulation of the Relevant Taxing Jurisdiction as a precondition to relief or exemption applicable withholding tax or duty;
(3)any Taxes that are payable otherwise than by deduction or withholding from a payment with respect to the Notes or any Note Guarantee;
(4)any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(5)any Taxes imposed in connection with a Note presented for payment (where presentation is required for payment) by or on behalf of a Holder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Note to, or otherwise accepting payment from, another Paying Agent in the United Kingdom or any member state of the European Union;
(6)any Taxes imposed on or with respect to a payment to a Holder that is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment or Note, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment or Note would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note;
(7)any Taxes imposed pursuant to or in connection with Sections 1471 through 1474 of the Code, the United States Treasury Regulations thereunder or any similar law or regulations adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing;
(8)any Taxes required to be withheld by any Paying Agent from any payment of principal of, or interest on, any Note if such payment can be made without such withholding by any other Paying Agent outside the United States;
(9)any Taxes imposed by reason of such Holder’s past or present status, for U.S. federal income tax purposes, as a passive foreign investment company (including a qualified election fund), a controlled foreign corporation, a personal holding company, a private foundation or other tax exempt organization or as a corporation which accumulates earnings to avoid United States federal income tax;
(10)any Taxes imposed on interest received by a Holder or beneficial owner of a Note that is a 10% shareholder (as defined in Section 871(h)(3)(B) of the Code and the regulations that may be promulgated thereunder) of the Company, being a bank whose receipt of interest on a Note is described in Section 881(c)(3)(A) of the Code and regulations that may be promulgated thereunder or being a controlled foreign corporation that is related to the Company as described in Section 881(c)(3)(C); or
(11)any combination of the above.
(b)Such Additional Amounts will also not be payable (x) to the extent the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Note for payment (where presentation is required for payment) within 30 days after the relevant payment was first made available for payment to the Holder, except for Additional Amounts with respect to Taxes that would have been imposed had the Holder presented the Note for payment within such 30 day period or (y) where, had the beneficial owner of the Note been the Holder, except for Additional Amounts with respect to Taxes that would have been imposed had the Holder presented the Note for payment within such 30-day period, such beneficial owner would not have been entitled to payment of Additional Amounts by reason of any of clauses (1) to (11) inclusive above, but only if there is no material cost or legal restriction associated with transferring the Note to such beneficial owner.
(c)The Payor shall (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor shall use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes, in such form as provided in the ordinary course by the Relevant Taxing Jurisdiction and as is reasonably available to the Payor, and shall provide such certified copies to the Trustee. Such copies shall be made available to the Holders upon request and shall be made available during normal business hours at the offices of the Paying Agent. The Payor shall attach to each certified copy a certificate stating (x) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Notes then outstanding and (y) the amount of such withholding Taxes paid per £1,000 principal amount of Notes.
(d)If any Payor becomes aware that it shall be obligated to pay Additional Amounts under or with respect to any payment made on any Note or Note Guarantee, at least 30 days prior to the date of such payment, the Payor shall deliver to the Trustee and the Paying Agent an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date (unless such obligation to pay Additional Amounts arises, or the Payor becomes aware of such obligation, less than 45 days prior to the relevant payment date, in which case the Payor may deliver such Officer’s Certificate as promptly as practicable after the date that is 30 days prior to the payment date but in any event no less than 2 (two) Business Days prior to the payment date). The Trustee and the Paying Agent shall be entitled to rely solely on such Officer’s Certificate without further inquiry, as conclusive proof that such payments are necessary.
(e)Wherever in this Indenture or the Note Guarantees there are mentioned, in any context:
(1)the payment of principal;
(2)purchase or redemption prices in connection with a purchase or redemption of Notes;
(3)interest; or
(4)any other amount payable on or with respect to any of the Notes,

such reference shall be deemed to include payment of Additional Amounts pursuant to this Section 2.13 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
(f)The Payor shall pay any present or future stamp, court or documentary Taxes, or any other excise, property or similar Taxes that arise in any jurisdiction from the execution, delivery, registration or enforcement of any Notes, this Indenture, the Intercreditor Agreement, the other Security Documents or any other document or instrument in relation thereto (other than a transfer or exchange of the Notes) excluding any such Taxes, charges or similar levies imposed by any jurisdiction that is not a Relevant Taxing Jurisdiction.
(g)The foregoing obligations of this Section 2.13 will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to the Company or any Guarantor is organized or any political subdivision or taxing authority or agency thereof or therein.
SECTION 2.14.    Currency Indemnity.
(a)The pound sterling is the sole currency of account and payment for all sums payable by the Company and any Guarantor under or in connection with the Notes or any Note Guarantee, as applicable, including damages. Any amount received or recovered in a currency other than pound sterling, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Company or any Guarantor or otherwise by any Holder or by the Trustee, in respect of any sum expressed to be due to it from the Company or any Guarantor will only constitute a discharge to the Company or such Guarantor to the extent of the pound sterling amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).
(b)If that pound sterling amount is less than the pound sterling amount expressed to be due to the recipient or the Trustee under any Note, the Company and the Guarantors shall indemnify them against any loss sustained by such recipient or the Trustee as a result. In any event, the Company and the Guarantors shall indemnify the recipient or the Trustee against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be prima facie evidence of the matter stated therein for the Holder or the Trustee to certify in a manner satisfactory to the Company (indicating the sources of information used) the loss it incurred in making any such purchase. These indemnities constitute a separate and independent obligation from the Company’s and the Guarantors’ other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder or the Trustee (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or to the Trustee.
SECTION 2.15.    Deposit of Moneys. No later than 10:00 a.m. London time one Business Day prior to each due date of the principal of, interest and premium (if any) on any

Note and the Stated Maturity date of the Notes, the Company shall deposit with the Principal Paying Agent in same day immediately available cleared funds money sufficient to make cash payments, if any, due on such day or date, as the case may be, in a timely manner which permits the Trustee or relevant Paying Agent to remit payment to the Holders on such day or date, as the case may be. Subject to actual receipt of such amounts in same day immediately available cleared funds as provided by this Section 2.15 by the designated Paying Agent, such Paying Agent shall make payments on the Notes in accordance with the provisions of this Indenture. The Company shall promptly notify the Trustee and the Paying Agents of its failure to so act.
The rights of holders of beneficial interests in the Notes to receive the payments on such Notes are subject to applicable procedures of the applicable Depositary. If the due date for any payment in respect of any Note is not a Business Day at the place at which such payment is due to be paid, the Holder thereof will not be entitled to payment of the amount due until the next succeeding Business Day at such place, and will not be entitled to any further interest or other payment as a result of any such delay.
Article III
Redemption and Prepayment
SECTION 3.01.    Notices to Trustee. If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 and paragraph 5 of the relevant Notes, it must furnish to the Trustee, at least 5 Business Days prior to the date on which the Company is to give notice of redemption to the Holders (or such shorter period as may be agreed by the Trustee in writing), an Officer’s Certificate setting forth:
(a)the clause of this Indenture pursuant to which the redemption shall occur;
(b)the record date for the redemption and the redemption date;
(c)the principal amount, including make-whole premium, if any, of Notes to be redeemed; and
(d)the redemption price.
SECTION 3.02.    Selection of Notes to be Redeemed or Purchased. If less than all of any series of Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee or the Registrar (as applicable) will select Notes for redemption or purchase as follows:
(a)if the applicable Notes are listed on any national securities exchange (including the Exchange), in compliance with the requirements of the principal securities exchange, if any, on which they are listed, as certified to the Trustee by the Company, and on a pro rata basis in compliance with the rules and procedures of Euroclear and Clearstream; or
(b)if the applicable Notes are not listed on any national securities exchange or the relevant national securities exchange does not have any applicable requirements and the

Notes are not held through Euroclear or Clearstream or Euroclear and/or Clearstream prescribes no method of selection, on a pro rata basis.
In the event of partial redemption or purchase, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase, and in the case of any Global Notes, in accordance with the rules and procedures of Euroclear and Clearstream.
If the Notes are not Global Notes, the Trustee shall promptly notify the Company, the Paying Agent and the Registrar (if not the Company) in writing of the Notes selected for redemption or purchase and, in the case of any Notes selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in minimum amounts of £100,000 and integral multiples of £1,000 in excess thereof, except that if all the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of £1,000 (in excess of £100,000), shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.
Neither the Trustee nor the Registrar shall be liable for selections made by it under this Section.
SECTION 3.03.    Notice of Redemption. Not less than 10 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail, postage prepaid, a notice of redemption to each Holder whose Notes are to be redeemed at their respective addresses as they appear on the registration books of the Registrar, with a copy to the Trustee and the Paying Agent, except that redemption notices may be mailed more than 15 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes pursuant to Article VIII or a satisfaction and discharge of this Indenture pursuant to Article X. So long as any series of the Notes is listed on the official list of the Exchange and admitted to trading on the Euro MTF Market and if required by the rules and regulations of the Exchange, the Company shall provide any notice of redemption to the Exchange and publish it on the website of the Exchange (www.bourse.lu).
The notice shall identify the Notes to be redeemed and shall state:
(a)the record date for the redemption and the redemption date;
(b)the redemption price;
(c)if any series of Notes is being redeemed in part, the portion of the principal amount thereof to be redeemed (including the beginning and ending pool factor for Notes represented by a Global Note) and that, after the redemption date upon surrender (if applicable) of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(d)the name and address of the Paying Agent;
(e)that Definitive Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(f)that, unless the Company defaults in making such redemption payment or the relevant Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes called for redemption ceases to accrue on and after the redemption date, unless the redemption price is not paid on the redemption date;
(g)the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and
(h)that no representation is made as to the correctness or accuracy of the ISIN or Common Code number, if any, listed in such notice or printed on the Notes.
At the Company’s direction, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 5 Business Days prior to the date on which the Company is to give notice of redemption to the Holders (unless a shorter period shall be acceptable to the Trustee in its sole discretion), an Officer’s Certificate directing the Trustee to give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.
SECTION 3.04.    Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 3.03, subject to Section 3.07(f), Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.
SECTION 3.05.    Deposit of Redemption or Purchase Price. No later than 10:00 a.m. London time one Business Day prior to the redemption or purchase price date, the Company shall deposit with the Principal Paying Agent, in same day immediately available cleared funds, money sufficient to pay the redemption or purchase price of and accrued and unpaid interest, if any, and Additional Amounts, if any, on all Notes to be redeemed or purchased on that date other than Notes or portions of Notes called for redemption that have been delivered by the Company to the Trustee for cancellation. The Principal Paying Agent shall promptly return to the Company any money deposited with the Principal Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest, if any, and Additional Amounts, if any, on, all Notes to be redeemed or purchased. Neither the Trustee nor any Paying Agent shall be required to pay out any money without first having been placed in funds.
If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase unless the relevant Paying Agent is prohibited from making such redemption payment pursuant to the terms of this Indenture. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.
SECTION 3.06.    Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Company shall issue and, upon receipt of an Authentication Order, the Trustee (or the Authentication Agent) shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered. In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof.
SECTION 3.07.    Optional Redemption.
(a)At any time and from time to time on or after November 15, 2022, the Company may redeem the Notes, in whole or in part, at its option, upon not less than 10 nor more than 60 days’ prior notice to the Holders, at a redemption price equal to the applicable percentage of principal amount set forth below plus accrued and unpaid interest and Additional Amounts, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

Year	Redemption Price
2022	102.688%
2023	101.344%
2024 and thereafter	100.000%
(b)At any time and from time to time prior to November 15, 2022 the Company may redeem Notes with the Net Cash Proceeds received by the Company from any Equity Offering occurring after the Issue Date, upon not less than 10 nor more than 60 days’ prior notice to the Holders at a redemption price equal to 105.375% plus accrued and unpaid interest and Additional Amounts, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes); provided that:
(1)in each case the redemption takes place not later than 120 days after the closing of the related Equity Offering, and

(2)not less than 60% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes) remains outstanding immediately thereafter.
(c)At any time and from time to time prior to November 15, 2022, the Company may redeem the Notes in whole or in part, at its option, upon not less than 10 nor more than 60 days’ prior notice to the Holders at a redemption price equal to 100% of the principal amount of such Notes plus the relevant Applicable Premium as of, and accrued and unpaid interest and Additional Amounts, if any, to, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).
(d)In connection with any tender offer for, or other offer to purchase (including any Change of Control Offer or Asset Disposition Offer), any series of or all of the Notes, if Holders of not less than 90% in aggregate principal amount of the applicable series of outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such a tender offer in lieu of the Company, purchases all of the applicable series of Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice to the Holders of such Notes, such notice given not more than 30 days following such purchase date, to redeem all (but not part) of the applicable Notes of such series that remain outstanding following such purchase at a price equal to the price offered to each of the Holders of the applicable series of Notes in such tender offer (excluding any early tender or incentive fee), plus, to the extent not included in the tender offer payment, accrued and unpaid interest and Additional Amounts, if any, thereon, to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).
(e)Notice of redemption will be provided as set forth in Section 3.03. If the Company effects an optional redemption of Notes, it will, for so long as the Notes are listed on the Exchange and admitted to trading on the Euro MTF Market, inform the Exchange of such optional redemption and confirm the aggregate principal amount of the Notes of that series that will remain outstanding immediately after such redemption.
(f)Any redemption and notice of redemption may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.
(g)If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.
SECTION 3.08.    Mandatory Redemption. The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

SECTION 3.09.    Asset Disposition Offer. In the event that, pursuant to Section 4.10, the Company is required to commence an Asset Disposition Offer, it shall follow the procedures specified below.
Upon the commencement of an Asset Disposition Offer, the Company shall send or cause to be sent, by first class mail, to the Trustee and each of the Holders at the address appearing in the security register, a notice stating:
(a)that the Asset Disposition Offer is being made pursuant to this Section 3.09 and Section 4.10 and the length of time the Asset Disposition Offer will remain open;
(b)the Asset Disposition Offer Amount, the purchase price and the Asset Disposition Purchase Date;
(c)that any Note not tendered or accepted for payment will continue to accrue interest;
(d)that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Disposition Offer will cease to accrue interest after the Asset Disposition Purchase Date;
(e)that Holders electing to have a Note purchased pursuant to an Asset Disposition Offer may elect to have Notes purchased only in minimum denominations of £100,000 and in integral multiples of £1,000 in excess thereof, except that a Holder may elect to have all the Notes held by such Holder purchased even if not an integral multiple of £1,000 (in excess of £100,000);
(f)that Holders electing to have a Note purchased pursuant to any Asset Disposition Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Asset Disposition Purchase Date;
(g)the procedure for withdrawing an election to tender;
(h)that if the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness;
(i)that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer); and
(j)on or before the Asset Disposition Purchase Date, the Company or another Restricted Subsidiary, as applicable, shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Indebtedness or portions of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn and in minimum denominations of £100,000 and in integral multiples of £1,000 in excess thereof. The Company shall deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company or an agent designated by the Company, as the case may be, shall promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes so validly tendered and not properly withdrawn by such Holder, and accepted by the Company for purchase, and the Company shall promptly issue a new Note (or amend the Global Note), and the Trustee, upon delivery of an Officer’s Certificate from the Company, shall (via the Authentication Agent) authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount with a minimum denomination £100,000 or in integral multiples of £1,000 in excess thereof. Any Note not so accepted will be promptly mailed or delivered (or transferred by book entry) by the Company to the Holder thereof.
Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06.
SECTION 3.10.    Redemption for Taxation Reasons. The Company or a Successor Company may redeem any series of Notes in whole, but not in part, at any time upon giving not less than 10 nor more than 60 days’ notice to the Holders (which notice will be irrevocable) at a redemption price equal to 100% of the outstanding principal amount thereof, together with accrued and unpaid interest, if any, to, but excluding, the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if any, if as a result of:
(a)any change in, or amendment to, the law (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction affecting taxation; or
(b)any change in, or amendment to, the official position regarding the application, administration or interpretation of such laws, regulations or rulings (including pursuant to a holding, judgment or order by a court of competent jurisdiction) of a Relevant Taxing Jurisdiction (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), the Company, Successor Company or any Guarantor are, or on the next interest payment date in respect of such series of Notes would be, required to pay any Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to the Company, Successor Company or such Guarantor (including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable and, in the case of a payment by a Guarantor, having the Company or another Guarantor make the payment, but not including assignment of the obligation to make payment with respect to such series of Notes). In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that is a Relevant Taxing Jurisdiction at the date of the Offering Memorandum, such Change in Tax Law must become effective on or after the date of the Offering Memorandum. In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that becomes a Relevant Taxing Jurisdiction after the date of the Offering Memorandum, such Change in Tax Law must become effective on or after the date the jurisdiction becomes a Relevant Taxing Jurisdiction. Notice of redemption for taxation reasons shall be published in accordance with Section 3.03. Notwithstanding the foregoing, no such notice of redemption shall be given (a) earlier than 90 days prior to the earliest date on which the Payor would be obliged to make such payment of Additional Amounts and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of any series of Notes pursuant to the foregoing, the Company or Successor Company shall deliver to the Trustee (a) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and that it would not be able to avoid the obligation to pay Additional Amounts by taking reasonable measures available to it and (b) an opinion of an independent tax counsel of recognized standing to the effect that the Company, Successor Company or Guarantor has or have been or shall become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee shall accept such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the Holders.
Article IV
Covenants
SECTION 4.01.    Payment of Notes. The Company shall pay or cause to be paid the principal of, premium, if any, and interest and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest and Additional Amounts, if any, will be considered paid on the date due if the Paying Agent holds, as of 10:00 a.m. London time one Business Day prior to such date (or such other time as the Company and the Paying Agent may mutually agree from time to time, but always subject to actual receipt), money deposited by the Company in same day immediately available cleared funds and designated for and sufficient to pay all principal, premium and Additional Amounts, if any, and interest then due and is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture. The Company shall promptly notify the Trustee and the applicable Paying Agent of its failure to so deposit. Subject to actual receipt of amounts in same day immediately available cleared funds as provided by this Section 4.01 by the designated Paying Agent, such Paying Agent shall make payments on the Notes in accordance with this Indenture. In any event, the Company shall, prior to 10:00 a.m. London time on the second Business Day prior to the date on which the Principal Paying Agent receives payment, procure that the bank effecting payment for it confirms by SWIFT message to the Principal Paying Agent that an irrevocable payment instruction has been given. A Paying Agent (or the Trustee, if applicable) shall only be obliged to make a payment under this Indenture if it has actually received the full amount due on the Notes in same day immediately available cleared funds from the Company as required under this Section 4.01. Subject to Section 2.13, the Paying Agent or the Trustee, as the case may be, shall be entitled to make payments net of Taxes or other amounts required by any applicable law to be withheld or deducted and if such a withholding or deduction is so required, the Paying Agent will not pay any additional amount in respect of such withholding or deduction.
The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) at the same rate.
If a Paying Agent pays out funds on or after the due date therefor, or pays out funds (although it is not obligated to do so) on the assumption that the corresponding payment by the Company has been or shall be made and such payment has in fact not been so made by the Company, then the Company shall on demand reimburse the Paying Agent for the relevant amount, and pay interest to the Paying Agent on such amount from the date on which it is paid out to the date of reimbursement at a rate per annum equal to the cost to the Paying Agent of funding the amount paid out, as certified by the Paying Agent and expressed as a rate per annum.
SECTION 4.02.    Maintenance of Office or Agency. The Company shall maintain an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee or Paying Agent) for the Notes where (1) Notes may be surrendered for registration of transfer or for exchange and (2) notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.
The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

SECTION 4.03.    Reports.
(a)For so long as any Notes are outstanding, the Company shall provide to the Trustee the following reports:
(1)within 120 days after the end of the Company’s fiscal year beginning with the first fiscal year ending after the Issue Date, annual reports containing, to the extent applicable the following information:
(A)audited consolidated balance sheets of the Company or its predecessor as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the Company or its predecessor for the two most recent fiscal years, including complete footnotes to such financial statements and the report of the independent auditors on the financial statements;
(B)unaudited pro forma income statement information and balance sheet information of the Company (which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year as to which such annual report relates (and provided that such pro forma information will be required only to the extent available without unreasonable expense, in which case the Company will provide, in the case of a material acquisition, acquired company financial statements);
(C)an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition, EBITDA, ERC and liquidity and capital resources of the Company, and a discussion of material commitments and contingencies and critical accounting policies;
(D)a description of the business, management and shareholders of the Company, all material affiliate transactions and a description of all material contractual arrangements, including material debt instruments; and
(E)a description of material risk factors and material recent developments;
(2)within 60 days following the end of each of the first three fiscal quarters in each fiscal year of the Company beginning with the quarter ending

March 31, 2021, all quarterly reports of the Company containing the following information:
(A)an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the most recently completed quarter year-to-date period ending on the unaudited condensed balance sheet date, and the comparable prior year periods, together with condensed footnote disclosure;
(B)an unaudited pro forma income statement information and balance sheet information of the Company (which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the relevant quarter as to which such quarterly report relates (and provided that such pro forma information will be required only to the extent available without unreasonable expense, in which case the Company will provide, in the case of a material acquisition, acquired company financial statements);
(C)an operating and financial review of the unaudited financial statements, including a discussion of the results of operations, financial condition, EBITDA, ERC and material changes in liquidity and capital resources of the Company, and a discussion of material changes not in the ordinary course of business in commitments and contingencies since the most recent report; and
(D)material recent developments and any material changes to the risk factors disclosed in the most recent annual report; and
(3)promptly after the occurrence of any material acquisition, disposition, restructuring, merger or similar transaction, or any senior executive officer changes at the Company or change in auditors of the Company or any other material event that the Company or any of its Restricted Subsidiaries announces publicly, a report containing a description of such event.
(b)All financial statements and pro forma financial information (other than acquired company financials) shall be prepared in accordance with GAAP as in effect on the date of such report or financial statement (or otherwise on the basis of GAAP as then in effect) and on a consistent basis for the periods presented; provided, however, that the reports set forth in Section 4.03(a) may in the event of a change in applicable GAAP, present earlier periods on a basis that applied to such periods. Except as provided for below, no report needs to include separate financial statements for any Subsidiaries of the Company.
(c)At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Company, then the annual and quarterly financial information required by Sections 4.03(a)(1) and 4.03(a)(2) shall include either (i) a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company or (ii) stand-alone audited or unaudited financial statements, as the case may be, of such Unrestricted Subsidiary or Unrestricted Subsidiaries (as a group or otherwise) together with an unaudited reconciliation to the financial information of the Company and its Subsidiaries, which reconciliation shall include the following items: revenue, EBITDA, ERC, purchase of receivable portfolios, collections from purchased receivables, collections applied to principal balance, net income, cash, total assets, total debt, shareholders equity and cash interest expense.
(d)Substantially concurrently with the issuance to the Trustee of the reports specified in Section 4.03(a), the Company shall also (A) use its commercially reasonable efforts (i) to post copies of such reports on such website as may be then maintained by the Company and its Subsidiaries; or (ii) otherwise to provide substantially comparable public availability of such reports (as determined by the Company in good faith); or (B) to the extent the Company determines in good faith that it cannot make such reports available in the manner described in the preceding clause (A) owing to applicable law or after the use of its commercially reasonable efforts, furnish such reports to the Holders and, upon their request, prospective purchasers of the Notes.
(e)For so long as either:
(1)the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, or elects to comply with such provisions, and it continues to file the reports required by Section 13(a) of the Exchange Act with the SEC; or
(2)the Company elects to provide to the Trustee reports which, if filed with the SEC, would satisfy (in the good faith judgment of the Company) the reporting requirements of Section 13(a) or 15(d) of the Exchange Act (other than the provision of certifications, exhibits or information as to internal controls and procedures), for so long as it elects and following written notice to the Trustee, the Company will provide to the Trustee, and make available to Holders pursuant to the preceding paragraph, such annual reports, information, documents and other reports that the Company is, or would be, required to file with the SEC pursuant to such Section 13(a) or 15(d) of the Exchange Act.
Upon complying with the paragraph immediately above in this “Reports” covenant, the Company will be deemed to have complied with the provisions contained in this Section 4.03.
(f)In addition, to the extent not satisfied by the foregoing, the Company will agree that, for so long as any Notes are outstanding it shall furnish to Holders and, upon their request, prospective purchasers of the Notes, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
SECTION 4.04.    Compliance Certificates and Notices. The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year (and within 14 days upon a request at any time by the Trustee after such 120 days), an Officer’s Certificate stating that it has complied with its obligations under the Indenture and in the course of the performance by the signer thereof of his or her duties as an Officer of the Company he or she would normally have knowledge of any Default and whether or not the signer knows of any Default that occurred during such period (and, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).
SECTION 4.05.    Taxes. The Company shall pay, and the Company shall cause each Restricted Subsidiary to pay, prior to delinquency, all Taxes except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.
SECTION 4.06.    Limitation on Company Activities; Limitation on Trust Management SPVs.
(a)The Company will not own or lease any material assets other than:
(1)the Capital Stock of:
(A)Midland Credit Management, Encore Holdings Luxembourg and Asset Acceptance Capital Corp.;
(B)any direct Subsidiary of the Company for which the Company provides a share pledge for the benefit of the holders of Notes over all of the Capital Stock of such Subsidiary held by it on substantially the same terms as the share pledges provided by Midland Credit Management, Encore Holdings Luxembourg and Asset Acceptance Capital Corp. (subject to the Agreed Security Principles); and
(C)any direct subsidiary that does not constitute a Significant Subsidiary (substituting 5% for 10% in the definition thereof);
(2)(i) minimal credit and cash balances in bank accounts and related Investments in Cash Equivalents, Temporary Cash Investments or Investment Grade Securities, or (ii) intercompany Indebtedness, debit and credit balances with its Restricted Subsidiaries; provided that, in the case of clause (ii) such intercompany Indebtedness and credit balances are subject to the Security Documents to the extent applicable;

(3)properties and assets (including cash, Cash Equivalents, shares of Capital Stock of another Person and/or Indebtedness and other obligations) that the Company may from time to time receive in a transaction otherwise permitted under this Indenture and the Security Documents for the purpose of transferring such properties and assets to any Subsidiary or any other Person in accordance with the terms of this Indenture, so long as in any case such further transfer is made promptly by the Company and, after giving effect thereto, the Company is again in compliance with this covenant;
(4)cash, Cash Equivalents and other Investments:
(A)received from any equity contribution or equity issuance of any kind; or
(B)for cash management or liquidity purposes for a reasonable amount of time in advance of servicing interest or paying principal or other amounts in respect of any Indebtedness incurred by the Company pursuant to or in accordance with this Indenture;
(5)the ownership or lease of assets necessary for the provision of administration services, including:
(A)the receipt or on-lending of monies to Restricted Subsidiaries in the manner described in (2) above;
(B)the entering into and performance of any rights or obligations in respect of contracts and agreements with its officers, directors, employees, consultants and other providers of goods and services;
(C)necessary to maintain its public listing; and
(D)for management services to its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries;
(6)deferred tax assets, income tax deposits or prepaid expenses; or
(7)any other assets not specifically listed above and (i) which are ancillary to or related to those listed above or (ii) which are de minimis in nature.
(b)No Trust Management SPV will:
(1)engage in any business activity or undertake any other activity, other than such activities (i) necessary or ancillary to managing Trust Management Assets, including as necessary to fulfill any obligations or duties of the Trust Management SPV as a trustee and including as specifically contemplated hereby including the disposition of any Trust Management Assets,

Incurrence of Indebtedness where the proceeds of such Indebtedness are used to finance the purchase of Trust Management Assets and granting Liens on Trust Management Assets or (ii) related to the establishment and maintenance of the Trust Management SPV;
(2)issue any Capital Stock other than to the Company or any other Restricted Subsidiary;
(3)Incur any Indebtedness other than Indebtedness without recourse to the Company or any other Restricted Subsidiary or any of their assets;
(4)hold any assets other than Trust Management Assets and any other assets necessary or ancillary to managing such Trust Management Assets; or
(5)establish any subsidiaries or own Capital Stock of any entity for any purpose.
SECTION 4.07.    Restricted Payments.
(a)The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:
(1)declare or pay any dividend or make any other payment or other distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:
(A)dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company or in Subordinated Shareholder Funding; and
(B)dividends or distributions payable to the Company or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or another Restricted Subsidiary on no more than a pro rata basis, measured by value);
(2)purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect Parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));
(3)make any payment on or in respect of, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any (x)

Subordinated Indebtedness (other than, in each case, any capitalization of Subordinated Indebtedness or (a) any such payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement or in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement, (b) a payment of interest at the applicable interest payment date and (c) any Indebtedness Incurred pursuant to Section 4.09(b)(3)) or (y) any Subordinated Shareholder Funding, other than any payment of interest thereon in the form of additional Subordinated Shareholder Funding; or
(4)make any Restricted Investment in any Person;
(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) are referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:
(A)a Default shall have occurred and be continuing (or would result immediately thereafter therefrom);
(B)the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to Section 4.09(a) after giving effect, on a pro forma basis, to such Restricted Payment; or
(C)the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to September 24, 2020 (and not returned or rescinded) (including, with respect to paragraphs (i) through (iv) below only Permitted Payments permitted below by Sections 4.07(b)(5) (without duplication of amounts paid pursuant to Section 4.07(b)), 4.07(b)(10) or 4.07(b)(11), but excluding all other Restricted Payments permitted by Section 4.07(b)) would exceed the sum of (without duplication):
(i)50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the first fiscal quarter commencing prior to September 24, 2020 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Company are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);
(ii)100% of the aggregate Net Cash Proceeds, and the fair market value (as determined in accordance with the next succeeding paragraph) of property or assets or marketable securities, received by the Company from the issue or sale of its

Capital Stock (other than Disqualified Stock or Designated Preference Shares) or Subordinated Shareholder Funding subsequent to September 24, 2020 or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Company subsequent to September 24, 2020 (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made subsequent to September 24, 2020 from such proceeds in reliance on Section 4.07(b)(6) and (z) Excluded Contributions);
(iii)100% of the aggregate Net Cash Proceeds, and the fair market value (as determined in accordance with the last paragraph of this Section 4.07(a)) of property or assets or marketable securities, received by the Company or any Restricted Subsidiary from the issuance or sale (other than to the Company or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary subsequent to September 24, 2020 of any Indebtedness that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preference Shares) or Subordinated Shareholder Funding (plus the amount of any cash, and the fair market value (as determined in accordance with the next succeeding paragraph) of property or assets or marketable securities, received by the Company or any Restricted Subsidiary upon such conversion or exchange) but excluding (x) Net Cash Proceeds to the extent that any Restricted Payment has been made subsequent to September 24, 2020 from such proceeds in reliance on Section 4.07(b)(6) and (y) Excluded Contributions;
(iv)the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries resulting from:
(A)repurchases, redemptions or other acquisitions or retirements of any such Restricted Investment, proceeds realized upon the sale or other disposition to a Person other than the Company or a Restricted Subsidiary of any such Restricted Investment, repayments of loans or advances or other transfers of assets (including by way of dividend, distribution, interest payments or returns of capital) to the Company or any Restricted Subsidiary; or
(B)the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued, in each case, as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount, in each case under this clause (iv), was included in the calculation of the amount of Restricted Payments referred to in the first sentence of this clause (C);
provided, however, that no amount will be included in Consolidated Net Income for purposes of the preceding clause (i) to the extent that it is (at the Company’s option) included under this clause (iv);
(v)the amount of the cash and the fair market value (as determined in accordance with the last paragraph of this Section 4.07(a)) of property or assets or of marketable securities received by the Company or any of its Restricted Subsidiaries in connection with:
(A)the sale or other disposition (other than to the Company or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock of an Unrestricted Subsidiary of the Company; and
(B)any dividend or distribution made by an Unrestricted Subsidiary to the Company or a Restricted Subsidiary,
provided, however, that no amount will be included in Consolidated Net Income for purposes of the preceding clause (i) to the extent that it is (at the Company’s option) included under this clause (v); provided further, however, that such amount shall not exceed the amount included in the calculation of the amount of

Restricted Payments referred to in the first sentence of this clause (C); and
(vi)$150,000,000.
The fair market value of property or assets other than cash covered by Section 4.07(a)(C)(iii) shall be the fair market value thereof as determined in good faith by the Board of Directors of the Company.
(b)The foregoing provisions will not prohibit any of the following (collectively, “Permitted Payments”):
(1)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Designated Preference Shares, Subordinated Shareholder Funding or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock or Designated Preference Shares), Subordinated Shareholder Funding or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution) of the Company; provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value (as determined in accordance with the preceding sentence) of property or assets or of marketable securities, from such sale of Capital Stock, Subordinated Shareholder Funding or such contribution will be excluded from Section 4.07(a)(C)(ii);
(2)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Section 4.09;
(3)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 4.09, and that in each case, constitutes Refinancing Indebtedness;
(4)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness:
(A)from Net Available Cash to the extent permitted under Section 4.10, but only (i) if the Company shall have first complied with the terms described under Section 4.10 and the Company shall have purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to such purchase, repurchase, redemption, defeasance or other acquisition or retirement of such Subordinated Indebtedness and (ii) at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest; or
(B)to the extent required by the agreement governing such Subordinated Indebtedness, following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only (i) if the Company shall be required to make a Change of Control Offer under Section 4.15 and shall have complied with Section 4.15 and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to such purchase, repurchase, redemption, defeasance or other acquisition or retirement of such Subordinated Indebtedness and (ii) at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest;
(5)(i) any dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this Section 4.07 and (ii) payments associated with the Transactions;
(6)the purchase, repurchase, redemption, defeasance or other acquisition, cancellation or retirement for value of Capital Stock of the Company or any Parent (including any options, warrants or other rights in respect thereof) and loans, advances, dividends or distributions by the Company to any Parent to permit any Parent to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of any Parent (including any options, warrants or other rights in respect thereof), or payments to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of any Parent (including any options, warrants or other rights in respect thereof), in each case from Management Investors; provided that such payments, loans, advances, dividends or distributions do not exceed an amount (net of repayments of any such loans or advances) equal to (a) $12.5 million plus (b) $5.0 million multiplied by the number of calendar years that have commenced since September 24, 2020 plus (c) the Net Cash Proceeds received by the Company or its Restricted Subsidiaries since September 24, 2020 (including through receipt of proceeds from the issuance or sale of its Capital Stock or Subordinated Shareholder Funding to a Parent) from, or as a contribution to the equity (in each case under this clause (c), other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Company from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under Sections 4.07(a)(C)(ii) or 4.07(a)(C)(iii);

(7)the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, incurred in accordance with Section 4.09;
(8)purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;
(9)dividends, loans, advances or distributions to any Parent or other payments by the Company or any Restricted Subsidiary in amounts equal to (without duplication):
(A)the amounts required for any Parent to pay any Related Taxes; or
(B)amounts constituting or to be used for purposes of making payments to the extent specified in Sections 4.11(b)(2), 4.11(b)(3), 4.11(b)(5) and 4.11(b)(7);
(10)so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), (i) the declaration and payment by the Company of, or loans, advances, dividends or distributions to pay, dividends on the common stock or common equity interests of the Company or (ii) the purchase, repurchase, redemption, defeasance or other acquisition, cancellation or retirement for value of Capital Stock of the Company (including any options, warrants or other rights in respect thereof) in an aggregate amount not to exceed in any fiscal year the greater of (a) 7% of the Market Capitalization, provided that after giving pro forma effect to such payments, loans, advances, dividends or distributions, the Consolidated Net Leverage Ratio for the Company and its Restricted Subsidiaries shall be equal to or less than 3.0 to 1.0; and (b) 6% of the Market Capitalization, provided that after giving pro forma effect to such payments, loans, advances, dividends or distributions, the Consolidated Net Leverage Ratio for the Company and its Restricted Subsidiaries shall be equal to or less than 3.5 to 1.0;
(11)so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), (a) Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed $90.0 million and (b) any Restricted Payment (including loans or advances); provided that the Consolidated Net Leverage Ratio on a pro forma basis after giving effect to any such Restricted Payment does not exceed 2.00 to 1.0;
(12)payments by the Company, or loans, advances, dividends or distributions to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of the issuance of fractional shares of such Capital

Stock; provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 4.07 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors of the Company);
(13)Investments in an aggregate amount outstanding at any time not to exceed the aggregate cash amount of Excluded Contributions, or consisting of non-cash Excluded Contributions, or Investments to the extent made in exchange for or using as consideration Investments previously made under this Section 4.07(b)(13);
(14)(i) the declaration and payment of dividends to holders of any class or series of Designated Preference Shares of the Company issued after the Issue Date; and (ii) the declaration and payment of dividends to any Parent or any Affiliate thereof, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preference Shares of such Parent issued after the Issue Date; provided, however, that, the amount of all dividends declared or paid pursuant to this Section 4.07(b)(14) shall not exceed the Net Cash Proceeds received by the Company or, in the case of Designated Preference Shares issued by any Parent or any Affiliate thereof, the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution) of the Company or loaned as Subordinated Shareholder Funding to the Company, from the issuance or sale of such Designated Preference Shares; and
(15)dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries.
(c)The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith.
SECTION 4.08.    Limitation on Restrictions on Distributions from Restricted Subsidiaries.
(a)The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:
(1)pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

(2)make any loans or advances to the Company or any Restricted Subsidiary; or
(3)sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary, provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.
(b)The provisions of Section 4.08(a) shall not prohibit:
(1)any encumbrance or restriction pursuant to (a) the Senior Facilities Agreement, (b) the Encore Private Placement Notes Agreement, or (c) any other agreement or instrument (including the Existing Secured Notes Indentures the Existing Unsecured Notes Indentures), in each case, in effect at or entered into on the Issue Date;
(2)any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by or was merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary or entered into in connection with such transaction) and outstanding on such date; provided that, for the purposes of this Section 4.08(b)(2), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the Successor Company;
(3)any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in Section 4.08(b)(1) or Section 4.08(b)(2) or this Section 4.08(b)(3) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in Section 4.08(b)(1) or Section 4.08(b)(2) or this Section 4.08(b)(3); provided, however, that the encumbrances and restrictions with respect to the Company or any Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Company);
(4)any encumbrance or restriction:
(A)that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract;
(B)contained in mortgages, pledges, charges or other security agreements permitted under this Indenture or securing Indebtedness of the Company or a Restricted Subsidiary permitted under this Indenture to the extent such encumbrances or restrictions restrict the transfer of the property or assets subject to such mortgages, pledges, charges or other security agreements; or
(C)pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;
(5)any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions on the property so acquired or any encumbrance or restriction pursuant to a joint venture agreement that imposes restrictions on the transfer of the assets of the joint venture;
(6)any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;
(7)customary provisions in leases, licenses, joint venture agreements, debt purchase agreements and other similar agreements and instruments entered into in the ordinary course of business;
(8)encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, the terms of any license, authorization, concession or permit or required by any regulatory authority;
(9)any encumbrance or restriction on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under agreements entered into in the ordinary course of business;
(10)any encumbrance or restriction pursuant to Currency Agreements, Interest Rate Agreements or Commodity Hedging Agreements;
(11)any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to Section 4.09 if (a) the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than (i) the encumbrances and restrictions contained in the Senior Facilities Agreement, together with the security documents associated therewith as in effect on the Issue Date or (ii) as is customary in comparable financings (as determined in good faith by the Company)or (b) the Company determines at the time such Indebtedness is Incurred that such encumbrances or restrictions will not adversely affect, in any material respect, the Company’s ability to make principal or interest payments on the Notes;
(12)restrictions relating to Permitted Purchase Obligations SPVs effected in connection with the incurrence of Permitted Purchase Obligations that, in the good faith determination of the Board of Directors of the Company, are necessary or advisable;
(13)any encumbrance or restriction existing by reason of any lien permitted under Section 4.12;
(14)any encumbrance or restriction on assets held in trust for a third party, including pursuant to the relevant trust agreement; or
(15)any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions under Section 4.11(b) provided that the terms and conditions of any such encumbrances or restrictions are, in the good faith judgment of the Board of Directors of the Company, no more restrictive in any material respect than those under or pursuant to the agreement so extended, renewed, refinanced or replaced.
SECTION 4.09.    Limitation on Indebtedness.
(a)The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company or a Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries is greater than 2.0 to 1.0.

(b)Section 4.09(a) shall not prohibit the Incurrence of the following Indebtedness:
(1)Indebtedness Incurred pursuant to any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility), and any Refinancing Indebtedness in respect thereof and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding (i) the greater of (x) $1,210.0 million and (y) 17.5% of ERC, plus (ii) in the case of any refinancing of any Indebtedness permitted under this Section 4.09(b)(1) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;
(2)(A)    Guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary in each case so long as the Incurrence of such Indebtedness being guaranteed is permitted under the terms of this Indenture; provided, that if the Indebtedness being guaranteed is subordinated to the Notes or Note Guarantee, then the guarantee must be subordinated to the Notes or Note Guarantee to the same extent as the Indebtedness guaranteed; or
(B)without limiting Section 4.12, Indebtedness arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness is permitted under the terms of this Indenture;
(3)Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that:
(A)if the Company or any Guarantor is the obligor on any such Indebtedness and the obligee is not a Guarantor or the Company, it is either a Working Capital Intercompany Loan or unsecured and expressly subordinated in right of payment to prior payment in full in cash (whether upon Stated Maturity, acceleration or otherwise) and the performance in full of its obligations under the Notes or Note Guarantee, as applicable; and
(B)any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary, and any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this

Section 4.09(b)(3) by the Company or such Restricted Subsidiary, as the case may be;
(4)Indebtedness represented by (A) the Notes (other than any Additional Notes), (B) any Indebtedness (other than Indebtedness described in Section 4.09(b)(1), 4.09(b)(3) or 4.09(b)(7)) outstanding on the Issue Date after giving pro forma effect to the Transactions as if they had occurred on such date, including the Existing Secured Notes and the Existing Unsecured Notes, (C) Refinancing Indebtedness Incurred in respect of any Indebtedness described in this Section 4.09(b)(4) or Section 4.09(b)(5) or Incurred pursuant to Section 4.09(a), and (D) Management Advances;
(5)Indebtedness of any Person (i) outstanding on the date on which such Person becomes a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company or any Restricted Subsidiary or (ii) Incurred to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary; provided, however, with respect to this Section 4.09(b)(5), that at the time of such acquisition or other transaction (x) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 4.09(a) after giving pro forma effect to the relevant acquisition and Incurrence of such Indebtedness pursuant to this Section 4.09(b)(5) or (y) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would not be lower than it was immediately prior to giving effect to such acquisition or other transaction;
(6)Indebtedness under Currency Agreements, Interest Rate Agreements and Commodity Hedging Agreements entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries and not for speculative purposes (as determined in good faith by the Board of Directors or Senior Management of the Company);
(7)Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price, lease expense, rental payments or cost of design, construction, installation or improvement of property, plant or equipment or other assets (including Capital Stock) used in the business of the Company or any of its Restricted Subsidiaries, and in each case any Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this Section 4.09(b)(7) and then outstanding, will not exceed at any time outstanding the greater of (i) $145.0 million and (ii) 3.0% of Total Assets;

(8)Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, VAT or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company or a Restricted Subsidiary or relating to liabilities, obligations, indemnities or guarantees Incurred in the ordinary course of business or for governmental or regulatory requirements, in each case not in connection with the borrowing of money, (b) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business, (c) the financing of insurance premiums in the ordinary course of business and (d) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business; provided, however, that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing;
(9)Indebtedness arising from agreements providing for customary guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that, in the case of a disposition, the maximum liability of the Company and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;
(10)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence; (b) Customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business; and (c) Indebtedness Incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of Receivables for credit management purposes, in each case, not in connection with the borrowing of money and Incurred or undertaken in the ordinary course of business on arm’s length commercial terms;
(11)Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this Section

4.09(b)(11) and then outstanding, will not exceed the greater of (i) $285.0 million and (ii) 6.0% of Total Assets;
(12)Indebtedness represented by Permitted Purchase Obligations;
(13)Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this Section 4.09(b)(13) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its Subordinated Shareholder Funding or Capital Stock (other than Disqualified Stock, Designated Preference Shares or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock, Designated Preference Shares or an Excluded Contribution) of the Company, in each case, subsequent to the Issue Date; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Section 4.07(a) and Sections 4.07(b)(1), 4.07(b)(6), 4.07(b)(10) and 4.07(b)(14) to the extent the Company and its Restricted Subsidiaries incur Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this Section 4.09(b)(13) to the extent the Company or any of its Restricted Subsidiaries makes a Restricted Payment under Section 4.07(a) and/or Sections 4.07(b)(1), 4.07(b)(6), 4.07(b)(10) or 4.07(b)(14) in reliance thereon; and
(14)Indebtedness represented by the unpaid purchase price for portfolio assets acquired in the ordinary course of business; provided, however, that such amounts are due within one year of the acquisition of the related portfolio assets.
(c)For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.09:
(1)in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this Section 4.09, the Company, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and will only be required to include the amount and type of such Indebtedness in one of the clauses of Section 4.09(b) or Section 4.09(a); provided that Indebtedness Incurred pursuant to Section 4.09(b)(1) may not be reclassified, and (x) Indebtedness under the Senior Facilities Agreement Incurred or outstanding on the Issue Date will be deemed to have been Incurred on such date in reliance on the exception provided in Section 4.09(b)(1); and (y) Indebtedness under the Encore Private Placement Notes Incurred or outstanding on the Issue Date will be deemed to have been Incurred on such date in reliance on the exception provided in Section 4.09(b)(1);

(2)Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;
(3)if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to Section 4.09(b)(1), 4.09(b)(7) or 4.09(b)(11) or Section 4.09(a) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;
(4)the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;
(5)for the purposes of determining “ERC” under Section 4.09(b)(1)(i)(y), (i) pro forma effect shall be given to ERC on the same basis as for calculating the LTV Ratio for the Company and its Restricted Subsidiaries and (ii) ERC shall be measured on or about the date on which the Company obtains new commitments (in the case of revolving facilities) or incurs new Indebtedness (in the case of term facilities);
(6)Indebtedness permitted by this Section 4.09 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.09 permitting such Indebtedness; and
(7)the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP.
(d)Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.09. The amount of any Indebtedness outstanding as of any date shall be calculated as specified under the definition of “Indebtedness”.
(e)If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.09, the Company shall be in default under this Section 4.09).

(f)For purposes of determining compliance with any US dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar Equivalent of the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or, at the option of the Company, first committed, in the case of Indebtedness Incurred under a revolving credit facility; provided that (i) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than US dollar, and such refinancing would cause the applicable US dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such US dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; (ii) the Dollar Equivalent of the principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date; and (iii) if and for so long as any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the amount of such Indebtedness, if denominated in US dollar, will be the amount of the principal payment required to be made under such Currency Agreement and, otherwise, the Dollar Equivalent of such amount plus the Dollar Equivalent of any premium which is at such time due and payable but is not covered by such Currency Agreement. For purposes of calculating compliance with Section 4.09(b)(1) or for calculating the amount of Indebtedness outstanding under the Senior Facilities Agreement, to the extent a Credit Facility is utilized for the purpose of guaranteeing or cash collateralizing any letter of credit or guarantee, such guarantee or collateralization and issuance of such letter of credit or guarantee shall be deemed to be a utilization of such Credit Facility permitted under Section 4.09(b)(1) without double counting.
(g)Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.
SECTION 4.10.    Limitation on Sales of Assets and Subsidiary Stock.
(a)The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:
(1)the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such

Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);
(2)in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness) received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Temporary Cash Investments; and
(3)an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:
(A)to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness of a Restricted Subsidiary), (i) to prepay, repay or purchase any Indebtedness of a Restricted Subsidiary that is not a Guarantor (in each case, other than Indebtedness owed to the Company or any Restricted Subsidiary or Indebtedness under the Senior Facilities Agreement or the Encore Private Placement Notes Agreement (or any Refinancing Indebtedness in respect thereof) within 365 days from the later of (x) the date of such Asset Disposition and (y) the receipt of such Net Available Cash; or (ii) to prepay, repay or purchase Pari Passu Indebtedness at a price of no more than 100% of the principal amount of such Pari Passu Indebtedness plus accrued and unpaid interest to the date of such prepayment, repayment or purchase within 365 days from the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash; provided that the Company or a Restricted Subsidiary shall redeem, repay or repurchase Pari Passu Indebtedness pursuant to this clause (ii) only if the Company makes (at such time or subsequently in compliance with this Section 4.10) an offer to the Holders to purchase their Notes in accordance with the provisions set forth below for an Asset Disposition Offer for an aggregate principal amount of Notes at least equal to the proportion that (x) the total aggregate principal amount of Notes outstanding bears to (y) the sum of the total aggregate principal amount of Notes outstanding plus the total aggregate principal amount outstanding of such Pari Passu Indebtedness; or
(B)to the extent the Company or such Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted

Subsidiary) within 365 days from the later of (i) the date of such Asset Disposition and (ii) the receipt of such Net Available Cash; provided, however, that any such reinvestment in Additional Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Company that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 180 days of such 365th day; provided further, that if the assets (including Capital Stock) sold constitute Collateral, subject to the Agreed Security Principles, the Company shall pledge or shall cause the applicable Restricted Subsidiary to pledge any acquired Additional Assets (to the extent such assets (including Capital Stock) were of a category of assets included in the Collateral as of the Issue Date) in favor of the Notes on a first-ranking basis (subject to pre-existing Liens and Permitted Collateral Liens), provided that, pending the final application of any such Net Available Cash in accordance with clause (A) or clause (B) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture.
(b)Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in the preceding paragraph, or offered to be applied in accordance with Section 4.10(a)(3)(A)(ii) above, will be deemed to constitute “Excess Proceeds”. On the 366th day after an Asset Disposition, or at such earlier date that the Company elects, if the aggregate amount of Excess Proceeds exceeds $25.0 million (or equivalent thereof), the Company or another Restricted Subsidiary shall be required to make an offer (“Asset Disposition Offer”) to all Holders and, to the extent the Company or such Restricted Subsidiary elects, to all holders of other outstanding Pari Passu Indebtedness, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to (and, in the case of any Pari Passu Indebtedness, an offer price of no more than) 100% of the principal amount of the Notes and 100% of the principal amount of Pari Passu Indebtedness, in each case, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with Section 3.09 or the agreements governing the Pari Passu Indebtedness, as applicable, and in minimum denominations of £100,000 and in integral multiples of £1,000 in excess thereof.
(c)To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Indenture. If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness. For the purposes of calculating the principal amount of any such Indebtedness not denominated in US dollars, such Indebtedness shall be calculated by converting any such principal amount into its Dollar Equivalent determined as of a date selected by the Company that is within the Asset Disposition Offer Period (as defined below). Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.
(d)To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than US dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in US dollars that is actually received by the Company upon converting such portion into US dollars.
(e)The Asset Disposition Offer, insofar as it relates to the Notes, will remain open for a period of not less than 20 Business Days following its commencement (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company or another Restricted Subsidiary, as applicable, shall purchase the principal amount of Notes and, to the extent they elect, Pari Passu Indebtedness required to be purchased pursuant to this Section 4.10 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer.
(f)For the purposes of Section 4.10(a)(2) the following (or any combination thereof) will be deemed to be cash:
(1)the assumption by the transferee of Indebtedness of the Company or Indebtedness of a Restricted Subsidiary (other than Subordinated Indebtedness of the Company or a Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;
(2)securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;
(3)Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;
(4)consideration consisting of Indebtedness of the Company or any Guarantor (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Company or any Restricted Subsidiary; and

(5)any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 4.10 that is at that time outstanding, not to exceed the greater of $145.0 million and 3.0% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).
(g)The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations (or rules of any exchange on which the Notes are then listed) in connection with the repurchase of Notes. To the extent that the provisions of any securities laws or regulations (or exchange rules) conflict with provisions of this Section 4.10, the Company shall comply with the applicable securities laws and regulations (or exchange rules) and shall not be deemed to have breached its obligations under this Indenture by virtue of any such conflict.
SECTION 4.11.    Transactions with Affiliates.
(a)The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any Affiliate of the Company (such transaction or series of transactions being an “Affiliate Transaction”) involving aggregate value in excess of $12.5 million unless:
(1)the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and
(2)in the event such Affiliate Transaction, individually or together with other related Affiliate Transactions, involves an aggregate value in excess of $25.0 million, the terms of such transaction have been approved by a resolution of the majority of the members of the Board of Directors of the Company resolving that such transaction complies with Section 4.11(a)(1).
Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in Section 4.11(a)(2) if such Affiliate Transaction is approved by a resolution of a majority of the Disinterested Directors. If there are no Disinterested Directors, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Section 4.11 if the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s length basis.
(b)The provisions of Section 4.11(a) will not apply to:
(1)any Restricted Payment permitted to be made pursuant to Section 4.07, any Permitted Payments (other than pursuant to Section 4.07(b)(9)(B) or any Permitted Investment (other than Permitted Investments as defined in paragraphs (1)(b), (2), (11), (15) and (17) of the definition thereof);
(2)any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company, any Restricted Subsidiary or any Parent, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Company, in each case in the ordinary course of business;
(3)any Management Advances;
(4)any transaction between or among the Company and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;
(5)the payment of reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Company, any Restricted Subsidiary or any Parent (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);
(6)the entry into and performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 4.11 or to the extent not more disadvantageous to the Holders in any material respect and the entry into and performance of any registration rights or other listing agreement in connection with any Public Offering;

(7)the formation and maintenance of any consolidated group for tax, accounting or cash pooling or management purposes in the ordinary course of business;
(8)transactions with customers, clients, suppliers or purchasers or sellers of goods or services, which, in each case, are in the ordinary course of business and are either fair to the Company or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the Senior Management of the Company or the relevant Restricted Subsidiary or on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;
(9)any transaction in the ordinary course of business between or among the Company or any Restricted Subsidiary and any Affiliate of the Company or an Associate or similar entity that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary or any Affiliate of the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity; and
(10)(A)    issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preference Shares) of the Company or options, warrants or other rights to acquire such Capital Stock or Subordinated Shareholder Funding; provided that the interest rate and other financial terms of such Subordinated Shareholder Funding are approved by a majority of the members of the Board of Directors of the Company in their reasonable determination and
(B)any amendment, waiver or other transaction with respect to any Subordinated Shareholder Funding in compliance with the other provisions of this Indenture.
SECTION 4.12.    Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien upon any of its property or assets (including Capital Stock of a Subsidiary), whether owned on the Issue Date or acquired after that date, or any interest therein or any income or profits therefrom, which Lien is securing any Indebtedness (such Lien, the “Initial Lien”), except (a) in the case of any property or asset that does not constitute Collateral, (1) Permitted Liens or (2) Liens on property or assets that are not Permitted Liens if, contemporaneously with the Incurrence of such Initial Lien, the Notes and this Indenture (or a Note Guarantee in the case of Liens of a Guarantor) are directly secured equally and ratably with, or prior to, in the case of Liens with respect to Subordinated Indebtedness, the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured, and (b) in the case of any property or asset that constitutes Collateral, Permitted Collateral Liens.
SECTION 4.13.    [Intentionally Omitted].

SECTION 4.14.    Corporate Existence. Subject to Article V hereof the Company and each Guarantor shall do or cause to be done all things necessary to preserve and keep in full force and effect:
(a)its corporate existence, and the corporate, partnership or other existence of each of the Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary; and
(b)the rights (charter and statutory), licenses and franchises of the Company, each Guarantor and the Restricted Subsidiaries;
provided, however, that the Company and each Guarantor shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of the Restricted Subsidiaries (other than the Company), if the Board of Directors or an Officer of the Company shall determine that the preservation thereof is no longer necessary or desirable in the conduct of the business of the Company, each Guarantor and the Restricted Subsidiaries, taken as a whole.
The foregoing shall not prohibit a sale, transfer or conveyance of a Restricted Subsidiary (other than the Company) or any of its assets in compliance with the terms of this Indenture.
SECTION 4.15.    Offer to Repurchase upon Change of Control.
(a)If a Change of Control occurs, subject to the terms hereof, each Holder shall have the right to require the Company to repurchase all or part (equal to £100,000 or an integral multiple of £1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Company shall not be obliged to repurchase Notes pursuant to this Section 4.15 in the event and to the extent that it has unconditionally exercised its right to redeem all the Notes pursuant to Section 3.07 or all conditions to such redemption have been satisfied or waived.
(b)Unless the Company has unconditionally exercised its right to redeem all the Notes pursuant to Section 3.07 or all conditions to such redemption have been satisfied or waived, no later than the date that is 60 days after any Change of Control, the Company shall mail a notice (the “Change of Control Offer”) to each Holder of any such Notes, with a copy to the Trustee:
(1)stating that a Change of Control has occurred or may occur and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest to, but not including, the date of purchase

(subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);
(2)stating the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”) and record date;
(3)describing the circumstances and relevant facts regarding the transaction or transactions that constitute the Change of Control;
(4)stating that any Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date unless the Change of Control Payment is not paid, and that any Note or part thereof not tendered will continue to accrue interest;
(5)stating that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the repurchase date;
(6)stating that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the repurchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased;
(7)stating that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to, £100,000 in principal amount or an integral multiple of £1,000 in excess thereof; and
(8)if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control.
On the Change of Control Payment Date, if the Change of Control shall have occurred, the Company shall, to the extent lawful:
(A)accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;
(B)deposit with an agent to be appointed by the Company an amount equal to the Change of Control Payment in respect of all Notes so tendered;

(C)deliver or cause to be delivered to the Trustee an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company in the Change of Control Offer;
(D)in the case of Global Notes, deliver, or cause to be delivered, to the Principal Paying Agent the Global Notes in order to reflect thereon the portion of such Notes or portions thereof that have been tendered to and purchased by the Company; and
(E)in the case of Definitive Registered Notes, deliver, or cause to be delivered, to the Registrar for cancellation all Definitive Registered Notes accepted for purchase by the Company.
(c)If any Definitive Registered Notes have been issued, the Paying Agent shall promptly mail to each Holder of Definitive Registered Notes so tendered the Change of Control Payment for such Notes, and the Trustee or the Authentication Agent appointed by the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder of Definitive Registered Notes a new Note equal in principal amount to the unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount that is at least £100,000 or an integral multiple of £1,000 in excess thereof.
(d)Notwithstanding anything to the contrary in this Section 4.15, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control; provided that the purchase date will be no earlier than 30 days from the date a notice of such Change of Control Offer is mailed.
(e)The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
(f)The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations (or rules of any exchange on which the Notes are then listed) in connection with the repurchase of Notes pursuant to this Section 4.15. To the extent that the provisions of any securities laws or regulations (or exchange rules) conflict with provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations (or exchange rules) and shall not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of the conflict.
(g)For so long as the Notes are listed on the Exchange and admitted to trading on the Euro MTF Market and the rules and regulations of the Exchange so require, the Company will provide a notice to the Exchange and publish a public announcement with respect to the results of the Change of Control Offer as soon as practicable after the Change of Control Payment Date on the official website of the Exchange (www.bourse.lu).

SECTION 4.16.    Additional Note Guarantees.
(a)The Company shall cause each Restricted Subsidiary that, after the Issue Date, guarantees any Indebtedness of the Company or any Guarantor, or assumes or in any other manner becomes liable with respect to any Indebtedness under the Senior Facilities Agreement or any refinancing Indebtedness in respect thereof, to simultaneously or prior thereto execute and deliver a supplemental indenture substantially in the form of Exhibit D hereto or other appropriate agreement providing for such Restricted Subsidiary’s Note Guarantee on the same terms and conditions as those set forth in this Indenture (each such additional guarantee of the Notes, an “Additional Note Guarantee”).
(b)Notwithstanding the foregoing, the Company shall not be obligated to cause any such Restricted Subsidiary to guarantee the Notes to the extent that the grant of such Note Guarantee would be inconsistent with the Agreed Security Principles.
SECTION 4.17.    Maintenance of Listing. The Company shall use its commercially reasonable efforts to obtain and maintain the listing of the Notes on the Exchange and the admission to trading on the Euro MTF Market for so long as such Notes are outstanding; provided that if the Company is unable to obtain such listing or such admission to trading or if at any time the Company determines that it shall not maintain such listing and such admission to trading, it shall obtain (where the Notes are initially so listed and admitted to trading, prior to the delisting of the Notes from the Euro MTF Market), and thereafter use its best efforts to maintain, a listing of such Notes on another “recognised stock exchange” as defined in Section 1005 of the Income Tax Act 2007 of the United Kingdom.
SECTION 4.18.    Suspension of Covenants on Achievement of Investment Grade Status. If on any date following the Issue Date, the Notes have achieved Investment Grade Status and no Default or Event of Default has occurred and is continuing (a “Suspension Event”), then, the Company shall notify the Trustee of this fact (provided that such notice shall not be a precondition of the suspension of covenants described in this Section 4.18) and beginning on that day and continuing until the Reversion Date, the following Sections of this Indenture will not apply to such Notes: Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11 and Section 5.01(a)(3) and, in each case, any related default provision of this Indenture will cease to be effective and will not be applicable to the Company and its Restricted Subsidiaries. Such Sections and any related default provisions will again apply according to their terms from the first day on which a Suspension Event ceases to be in effect. Such Sections will not, however, be of any effect with regard to actions of the Company properly taken during the continuance of the Suspension Event, and Section 4.07 will be interpreted as if it has been in effect since the date of this Indenture except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while Section 4.07 was suspended. On the Reversion Date, all Indebtedness Incurred during the continuance of the Suspension Event will be classified, at the Company’s option, as having been Incurred pursuant to Section 4.09(a) or one of the clauses set forth in Section 4.09(b) (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Event and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be incurred under Section 4.09(a) or Section 4.09(b), such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.09(b)(4)(B).
SECTION 4.19.    Further Instruments and Acts. Upon request of the Trustee, but without an affirmative duty on the Trustee to do so, the Company and the Guarantors shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture and the Intercreditor Agreement. Subject to the Agreed Security Principles, the Company and its Restricted Subsidiaries shall, at their own expense, execute and do all such acts and things and provide such assurances as the Security Agent may reasonably require (i) for registering any Security Documents in any required register and for perfecting or protecting the security intended to be afforded, created or granted by such Security Documents and (ii) if such Security Documents have become enforceable, for facilitating the realization of all or any part of the assets which are subject to such Security Documents and for facilitating the exercise of all powers, authorities and discretions vested in the Security Agent or in any receiver of all or any part of those assets. Subject to the Agreed Security Principles, the Company and its Restricted Subsidiaries shall execute all transfers, conveyances, assignments and releases of that property whether to the Security Agent or to its nominees and give all notices, orders and directions which the Security Agent may reasonably request. Subject to the Agreed Security Principles and to the extent required by the Senior Facilities Agreement, if any Restricted Subsidiary becomes a Guarantor pursuant to Section 4.16, the Company shall cause such Guarantor to provide security over substantially all of its assets in favor of the Security Agent for the benefit of the Trustee acting for and on behalf of the Holders and consistently with the Intercreditor Agreement; provided that so long as the Senior Facilities Agreement is in place, no security need be granted over assets which are not also made subject to security in favor of the Senior Facilities Agreement. For the avoidance of doubt, the assets and shares of any Permitted Purchase Obligations SPV (including Cabot Securitisation UK Limited) shall be excluded from the Collateral.
Article V
Successors
SECTION 5.01.    Merger and Consolidation.
(a)None of the Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:
(1)the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United Kingdom, or any member state of the European Union on January 1, 2004 (other than Greece), or the United States of America, any State of the United States or the District of Columbia, Canada or any province of Canada, Norway or Switzerland and the Successor Company (if not the Company) shall expressly assume, (x) by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company, under the Notes and this Indenture and (y) all obligations of the Company, under the Intercreditor Agreement and the Security Documents;
(2)immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;
(3)immediately after giving effect to such transaction, either (A) the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 4.09(a) or (B) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would not be lower than it was immediately prior to giving effect to such transaction; and
(4)the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture, and that all conditions precedent therein provided for relating to such transaction have been complied with and an Opinion of Counsel to the effect that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Company and the Notes constitute legal, valid and binding obligations of the Successor Company, enforceable in accordance with their terms (in each case, in form and substance reasonably satisfactory to the Trustee); provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (2) and (3) above.
Any Indebtedness that becomes an obligation of the Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this Section 5.01, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with Section 4.09.
For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all the properties and assets of the Company.
The Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company, under this Indenture and the Notes but in the case of a lease of all or substantially all its assets, the predecessor company shall not be released from its obligations under such Indenture or the Notes.
Notwithstanding Sections 5.01(a)(2) and 5.01(a)(3) (which do not apply to transactions referred to in this sentence) and, other than with respect to the second preceding paragraph, Section 5.01(a)(4), (x) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company, and (y) any Restricted Subsidiary that is not a Guarantor may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary. Notwithstanding Sections 5.01(a)(2) and 5.01(a)(3) (which do not apply to the transactions referred to in this sentence), the Company may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Company, reincorporating the Company in another jurisdiction, or changing the legal form of the Company.
(b)No Guarantor may:
(1)consolidate with or merge with or into any Person;
(2)sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person; or
(3)permit any Person to merge with or into a Guarantor, unless:
(A)the other Person is a Guarantor or becomes a Guarantor concurrently with the transaction; or
(B)(i)    either (x) a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all the obligations of the Guarantor under its Note Guarantee and the obligations under the Intercreditor Agreement and the Security Documents; and
(ii)immediately after giving effect to the transaction, no Default has occurred and is continuing; or
(C)the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by this Indenture.

Article VI
Defaults and Remedies
SECTION 6.01.    Events of Default.
(a)Each of the following is an “Event of Default”:
(1)default in any payment of interest or Additional Amounts, if any, on any Note when due and payable, continued for 30 days;
(2)default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;
(3)failure to comply for 30 days after written notice by the Trustee on behalf of the Holders or by the Holders of 25% in principal amount of the outstanding Notes with the Company’s obligations under Section 4.15 or the Guarantors’ or the Restricted Subsidiaries’ or the Company’s obligations under Section 4.03, Section 4.06, Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.12, Section 4.13, Section 4.16, Section 4.17, Section 4.18, Section 4.19, Section 5.01, Section 9.07 or Section 12.03 (in each case, other than a failure to purchase Notes which will constitute an Event of Default under Section 6.01(a)(2));
(4)failure to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of 25% in principal amount of the outstanding Notes with the Guarantors’ or Company’s other agreements contained in this Indenture;
(5)default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) other than Indebtedness owed to the Company or a Restricted Subsidiary whether such Indebtedness or Guarantee exists on the Issue Date, or is created after the Issue Date, which default:
(A)is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness, immediately upon the expiration of the grace period provided in such Indebtedness (“payment default”); or
(B)results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $25.0 million or more;
(6)(A)    a proceeding is commenced seeking a decree or order for (i) relief in respect of the Company or a Significant Subsidiary, or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in an involuntary case under any applicable Bankruptcy Law, (ii) the appointment of a receiver, administrative receiver, liquidator, assignee, custodian, trustee, examiner, administrator, sequestrator, compulsory manager, commissaire, juge-commissaire, curateur or similar official of the Company, a Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, or for all or substantially all the property and assets of the Company, or a Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary or (iii) the winding up or liquidation of the affairs of the Company, a Significant Subsidiary, or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (other than, except in the case of the Company, a solvent winding up or liquidation in connection with a transfer of assets among the Company and the Restricted Subsidiaries) and, in each case, such proceeding shall remain unstayed and in effect for a period of 30 consecutive days; or (B) other than, except in the case of the Company, in relation to a solvent winding up or liquidation in connection with a transfer of assets among the Company and the Restricted Subsidiaries, a Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (i) commences a voluntary case (including taking any action for the purpose of winding up) under any applicable Bankruptcy Law, or consents to the entry of an order for relief in an involuntary case under any such law, or enters into a scheme of arrangement for the purpose of restructuring all or a portion of its debts, (ii) consents to the appointment of or taking possession by a receiver, administrative receiver, liquidator, assignee, custodian, trustee, examiner, administrator, sequestrator, compulsory manager or similar official of the Company, a Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary or for all or substantially all the property and assets of the Company, a Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary or (iii) effects any general assignment for the benefit of creditors.
(7)failure by the Company or any Restricted Subsidiary to pay final judgments aggregating in excess of $37.5 million (exclusive of any amounts that a solvent insurance company has acknowledged liability for), which judgments are not paid, discharged or stayed for a period of 60 days after the judgment becomes final;
(8)any security interest under the Security Documents on any material Collateral shall, at any time, cease to be in full force and effect (other than in accordance with the terms of the relevant Security Document and this Indenture) for any reason other than the satisfaction in full of all obligations under this Indenture or the release or amendment of any such security interest in accordance with the terms of this Indenture or such Security Document or any such security interest created thereunder shall be declared invalid or unenforceable or the Company shall assert in writing that any such security interest is invalid or unenforceable and any such default continues for 10 days; and
(9)any Note Guarantee ceases to be in full force and effect, other than in accordance with the terms of this Indenture, or a Guarantor denies or disaffirms its obligations under its Note Guarantee, other than in accordance with the terms thereof or upon release of the Note Guarantee in accordance with this Indenture.
(b)A default under Section 6.01(a)(3), 6.01(a)(4), 6.01(a)(5) or 6.01(a)(7) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default and, with respect to Sections 6.01(a)(3), 6.01(a)(4), 6.01(a)(5) and 6.01(a)(7), the Company does not cure such default within the time specified in Section 6.01(a)(3), 6.01(a)(4), 6.01(a)(5) or 6.01(a)(7), as applicable, after receipt of such notice.
(c)The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officer’s Certificate of any event which is, or with the giving of notice or lapse of time or both would become, an Event of Default, its status and what action the Company is taking or proposes to take in respect thereof.
SECTION 6.02.    Acceleration. If an Event of Default (other than an Event of Default described in Section 6.01(a)(6)) occurs and is continuing, the Trustee by notice to the Company or the Holders of at least 25% in principal amount of the outstanding Notes by written notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, including Additional Amounts, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest, including Additional Amounts, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(a)(5) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.01(a)(5) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except non-payment of principal, premium or interest, including Additional Amounts, if any, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.
If an Event of Default described in Section 6.01(a)(6) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, including Additional Amounts, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.
SECTION 6.03.    Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture or any Security Document. Following such Event of Default, the Trustee is entitled to require all Agents to act under its direction.
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence to the Event of Default. No remedy is exclusive of any other remedy. All remedies are cumulative to the extent permitted by law.
SECTION 6.04.    Waiver of Past Defaults. Subject to Sections 6.07 and 9.02, the Trustee, upon receipt of written notice from the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding, may on behalf of the Holders of all the Notes rescind an acceleration or waive all past or existing Defaults or Events of Default (except with respect to (i) non-payment of principal, premium or interest, or Additional Amounts, if any, and (ii) a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holders of not less than 90% in aggregate principal amount of the Notes then outstanding, each of which may only be waived with the consent of the Holders of not less than 90% in aggregate principal amount of the Notes then outstanding) and rescind any such acceleration with respect to such Notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
SECTION 6.05.    Control by Majority. The Holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, or of exercising any trust or power conferred on the Trustee, in respect of the Notes. However, the Trustee may refuse to follow any direction that the Trustee determines (after consultation with counsel) conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that may involve the Trustee in personal liability; provided that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with any such direction. Prior to taking any action under this Indenture, the Trustee will be entitled to indemnification and/or security satisfactory to it against all losses and expenses caused by taking or not taking such action.
SECTION 6.06.    Limitation on Suits. Subject to Article VII, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity and/or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:
(a)such Holder has previously given the Trustee written notice that an Event of Default is continuing;
(b)Holders of at least 25% in principal amount of the outstanding Notes have requested in writing that the Trustee pursue the remedy;
(c)such Holders have offered in writing to the Trustee security and/or indemnity satisfactory to the Trustee against any loss, liability or expense;
(d)the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security and/or indemnity; and
(e)the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.
The Trustee shall have no obligation to ascertain whether actions by Holders are unduly prejudicial to other Holders.
SECTION 6.07.    Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, and interest on the Note held by such Holder, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of Holders of not less than 90% in aggregate principal amount of the Notes then outstanding.

SECTION 6.08.    Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company or any other obligor on the Notes for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
If the Company fails to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding in its own name for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon the Notes, wherever situated.
SECTION 6.09.    Trustee may File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the properly incurred compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company, any other obligor upon the Notes, their creditors or their property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
SECTION 6.10.    Priorities. If the Trustee collects any money pursuant to this Article VI, it shall pay out the money, subject to the terms of the Intercreditor Agreement, in the following order:
First: to the Trustee, its agents, delegates, and attorneys and the Agents for amounts due under Section 7.07, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;
Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any and interest, respectively; and
Third: to the Company or to such party as a court of competent jurisdiction shall direct.
The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Company shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.
SECTION 6.11.    Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes, or to any suit initiated by any Holder for the enforcement of the payment of any principal of or interest on any Note, on or after its maturity date.
SECTION 6.12.    Stay, Extension and Usury Laws. The Company and its Restricted Subsidiaries shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and its Restricted Subsidiaries (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.
SECTION 6.13.    Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, any Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Article VII
The Trustee
SECTION 7.01.    Duties of Trustee.
(a)If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(b)Except during the continuance of an Event of Default:
(1)the duties of the Trustee and the Agents shall be determined solely by the express provisions of this Indenture and the Trustee and the Agents need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee and the Agents and no Agents shall be under any fiduciary duty or have any relationship of agency or trust with any Person other than the Company; and
(2)the Trustee may conclusively rely upon, as to the truth of the statements and the correctness of the opinions expressed therein, certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, with respect to certificates or opinions specifically required to be furnished to it hereunder, the Trustee may examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
(c)The Trustee may not be relieved from liabilities for its own gross negligence or its own willful default, except that:
(1)this paragraph does not limit the effect of Section 7.01(b);
(2)the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts;
(3)the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02, 6.04 or 6.05; and
(4)no provision of this Indenture will require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, it being understood that the Trustee shall not be required to advance its own funds in connection with its duties and responsibilities as Trustee.
(d)Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.
(e)The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture or the Intercreditor Agreement at the request of any Holders, unless such Holders have provided to the Trustee security and/or prefunding and/or indemnity satisfactory to it against any loss, liability or expense.
(f)The Trustee and the Agents shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.
SECTION 7.02.    Rights of Trustee. The Trustee and each Agent may conclusively rely without further investigation or verification, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, whether in original, facsimile or electronic form, believed by it to be genuine and to have been signed or presented by the proper person. In the event that the Trustee or any Agent receives conflicting, unclear or equivocal instructions, the Trustee or the relevant Agent (as the case may be) shall be entitled to take no action until such instructions have been resolved or clarified to its satisfaction and the Trustee or the relevant Agent (as the case may be) shall not become liable in any way to any person for any failure to comply with such conflicting, unclear or equivocal instructions.
(a)The Trustee may act through its attorneys, delegates and/or agents and shall not be responsible for the misconduct or negligence of any attorney, delegate, depositary or agent appointed with due care or for supervising any such attorney, delegate, depositary or agent.
(b)The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture. Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and/or an Opinion of Counsel from the Company. The Trustee shall not be liable for any action it takes in good faith in reliance upon such certificate or opinion.
(c)Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.
(d)The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, direction, order, approval, bond, debenture, note, other evidence of indebtedness or other paper or document but the Trustee in its sole and absolute discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole expense of the Company, and shall incur no liability of any kind by reason of such inquiry or investigation.
(e)The Trustee shall have no duty to inquire as to the Company’s performance of the covenants in Article IV. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except any Default or Event of Default of which a Responsible Officer of the Trustee has received written notification identifying the Notes or Indenture or obtained actual knowledge. The Trustee shall be under no obligation to monitor financial performance of the Company or the Company.
(f)Neither the Trustee, the Agents nor any clearing system through which the Notes are traded shall have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance, with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect of any transfer, exchange, redemption, purchase or repurchase, as applicable, of interest in any Note.
(g)The Trustee is not required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Indenture.
(h)In the event the Trustee or any Agent receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee or any such Agent, each in its sole discretion, as applicable, may determine what action, if any, will be taken and the Trustee and any such Agent shall not incur any liability for failure to act until such inconsistency or conflict is, in its reasonable opinion, resolved.
(i)The permissive right of the Trustee to take the actions enumerated in this Indenture or the Intercreditor Agreement will not be construed as an obligation or duty to do so and the Trustee will not be answerable other than for its own gross negligence or willful default.
(j)Delivery of reports, information and documents to the Trustee under Section 4.03 is for informational purposes only and the Trustee’s receipt of the foregoing will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates or Opinions of Counsel, as applicable).
(k)The rights, privileges, protections, immunities, indemnities and benefits given to, and disclaimers of, the Trustee, including, without limitation, its right to be indemnified and/or secured, are extended to, and will be enforceable by, the Trustee in each of its capacities hereunder, and each agent (including the Agents), custodian and other Person employed to act hereunder (including Citibank, N.A., London Branch and Citigroup Global Markets Europe AG in all their appointments under this Indenture). Absent willful misconduct or gross negligence, each Agent shall not be liable for acting in good faith on instructions believed by it to be genuine and from the proper party.
(l)The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.
(m)Under no circumstances will the Trustee or any Agent be liable to the Company or any other Person for any indirect, punitive or consequential loss (including, but not limited to, loss of business, goodwill, opportunities or profit) even if advised of the possibility of such loss or damage and regardless of whether the claim for loss or damage is made in negligence, for breach of contract or otherwise.
(n)The Trustee and the Agents will be entitled to assume, without inquiry, that the Company and the Company has performed in accordance with all the provisions of this Indenture or the Intercreditor Agreement, unless notified to the contrary.
(o)The Trustee may without liability refrain from taking any action in any jurisdiction if the taking of such action would or might, in its opinion based upon legal advice, be contrary to any law of any state or jurisdiction (including, but not limited to, Germany, Luxembourg, the European Union, the United States of America or, in each case, any jurisdiction forming part of it, or England and Wales) or any directive or regulation of any state or jurisdiction. Furthermore, the Trustee may without liability do anything which is in its opinion based upon such legal advice necessary to comply with any such law, directive or regulation.
(p)Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee and any Agent may retain professional advisors to assist them in performing their duties. The Trustee and any Agent may consult with counsel or other professional advisors and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
(q)In no event shall the Trustee or any Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused directly or indirectly by a force majeure event, including, but not limited to acts of war or terrorism involving the United States, the United Kingdom or any member state of the European Monetary Union or any other national or international calamity or emergency (including natural disasters or acts of God), it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(r)The Trustee will not be liable to any Person if prevented or delayed in performing any of their obligations or discretionary functions under this Indenture by reason of any present or future law applicable to them, by any governmental or regulatory authority or by any circumstances beyond their control.
(s)At any time that the security granted pursuant to the Security Documents has become enforceable and the Holders have given a direction to the Trustee to enforce such Collateral, the Trustee is not required to give any direction to the Security Agent with respect thereto unless it has been indemnified, prefunded and/or secured in accordance with Section 7.01(e). In any event, in connection with any enforcement of such security, the Trustee is not responsible for:
(1)any failure of the Security Agent to enforce such security within a reasonable time or at all;
(2)any failure of the Security Agent to pay over the proceeds of enforcement of the Collateral;
(3)any failure of the Security Agent to realize such security for the best price obtainable;
(4)monitoring the activities of the Security Agent in relation to such enforcement;
(5)taking any enforcement action itself in relation to such security;
(6)agreeing to any proposed course of action by the Security Agent which could result in the Trustee incurring any liability for its own account; or
(7)paying any fees, costs or expenses of the Security Agent.
SECTION 7.03.    Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or the Company or any of their respective Affiliates or Subsidiaries with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interests it must eliminate such conflict within 90 days, or resign. Any Agent (or their affiliates) may do the same with like rights. The Trustee is also subject to Section 7.10.
SECTION 7.04.    Trustee’s Disclaimer. The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or any Note Guarantee and it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the Notes and perform its obligations hereunder. The Trustee shall not be accountable for the use or application by the Company of Notes or the proceeds thereof or the use or application of any money received by any Paying Agent other than the Trustee.
SECTION 7.05.    Notice of Defaults. If a Default occurs and is continuing and is known to the Trustee (through the Company having so notified the Trustee), the Trustee shall mail to the Holders a notice of the Default within 60 days after being notified by the Company.
SECTION 7.06.    [Intentionally Omitted]
SECTION 7.07.    Compensation and Indemnity.
(a)The Company and each Guarantor, jointly and severally, shall pay to the Trustee and the Agents from time to time such fees, costs, expenses and compensation for its acceptance of this Indenture and services hereunder as shall from time to time be separately agreed in writing between the Company and the Trustee. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company and each Guarantor, jointly and severally, shall reimburse the Trustee and the Agents promptly upon request for all disbursements, advances and expenses incurred or made by it, including costs of collection, any additional fees the Trustee and the Agents may incur acting after a Default or an Event of Default and any fees the Trustee and the Agents may incur in connection with exceptional duties in relation thereto, in addition to the compensation for its services. Such expenses will include the properly incurred compensation, disbursements, expenses and advances of the Trustee’s agents, counsel, accountants and experts.
(b)The Company and each Guarantor, jointly and severally, shall indemnify the Trustee and the Agents, and hold them harmless, against any and all losses, claims, damages, liabilities or expenses (including properly incurred attorney’s fees) incurred by it arising out of or in connection with the acceptance or administration of this trust and its duties under this Indenture or under the Intercreditor Agreement, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.07) and defending themselves against any claim (whether asserted by the Company, or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder. The Trustee and the Agents shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee and the Agents to so notify the Company shall not relieve the Company of its obligations hereunder. At the Trustee’s sole discretion, the Company shall defend the claim and the Trustee and the Agents shall provide reasonable cooperation and may participate at the Company’s expense in the defense. Alternatively, the Trustee and the Agents may at its option have separate counsel of its own choosing and the Company shall pay the properly incurred fees and expenses of such counsel; provided that the Company shall not be required to pay such fees and expenses if, at the discretion of the Trustee, it assumes the Trustee’s defense and there is, in the opinion of the Trustee, no conflict of interest between the Company and the Trustee in connection with such defense and no Default or Event of Default has occurred and is continuing. The Company need not pay for any settlement made without its written consent, which consent shall not be unreasonably withheld. The Company need not reimburse any expense or indemnify against any loss or liability to the extent incurred by the Trustee through its gross negligence or willful default.
(c)The obligations of the Company and the Guarantors under this Section 7.07 and any Lien arising hereunder will survive the resignation or removal of the Trustee or an Agent, the discharge of the Company’s obligations pursuant to Article X or the termination of this Indenture.
(d)To secure the Company’s payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.
(e)When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(6) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
(f)For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Trustee and the Agents under this Section 7.07, including its rights to be indemnified, are extended to and shall be enforced by the Trustee in each of its capacities hereunder and by each Agent.
SECTION 7.08.    Replacement of Trustee.
(a)A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.
(b)The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee, or any Holder who has been a bona fide Holder for not less than six months may petition any court for the removal of the Trustee and the appointment of a successor Trustee, if:
(1)the Trustee fails to comply with Section 7.10;
(2)the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(3)a custodian or public officer takes charge of the Trustee or its property;
(4)the Trustee becomes incapable of acting; or

(5)the Trustee has or acquires a conflict of interest that this is not eliminated.
(c)If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.
(d)A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture and the Security Documents. The successor Trustee shall mail a notice of any succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided that all sums owing to the Trustee hereunder have been paid and subject to the lien provided for in Section 7.07.
(e)The Company covenants that, in the event of the Trustee giving reasonable notice pursuant to this Section 7.08, it shall use its reasonable best efforts to procure a successor Trustee to be appointed. If a successor Trustee is not appointed and does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office. If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 25% in outstanding principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Company.
(f)If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in principal amount of the then outstanding Notes may petition at the expense of the Company any court of competent jurisdiction for the appointment of a successor Trustee.
(g)If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
(h)A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 will continue for the benefit of the retiring Trustee or Agent as the case may be, and the Company shall pay to any replaced or removed Trustee or Agent all amounts owed under Section 7.07 upon such replacement or removal.
SECTION 7.09.    Successor Trustee by Merger, etc.. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to another corporation, the successor corporation without any further act will be the successor Trustee.
SECTION 7.10.    Eligibility; Disqualification. There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United Kingdom, or of the United States or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by UK or U.S. federal or state authorities, and which is generally recognized as a corporation which customarily performs such corporate trustee roles and provides such corporate trustee services in transactions similar in nature to the offering of the Notes as described in the Offering Memorandum.
SECTION 7.11.    Resignation of Agents. Any Agent may resign and be discharged from its duties under this Indenture at any time by giving 30 days’ prior written notice of such resignation to the Trustee and Company. The Trustee or Company may remove any Agent at any time by giving 30 days’ prior written notice to any Agent. Upon such notice, a successor Agent shall be appointed by the Company, who shall provide written notice of such to the Trustee. Such successor Agent shall become the Agent hereunder upon the resignation or removal date specified in such notice. If the Company is unable to replace the resigning Agent within 30 days after such notice, the Agent may appoint a replacement Agent or may deliver any funds then held hereunder in its possession to the Trustee or may apply to a court of competent jurisdiction for the appointment of a successor Agent or for other appropriate relief. The costs and expenses (including its counsels’ fees and expenses) incurred by the Agent in connection with such proceeding shall be paid by the Company. Upon receipt of the identity of the successor Agent, the Agent shall deliver any funds then held hereunder to the successor Agent, less the Agent’s fees, costs and expenses or other obligations owed to the Agent. Upon its resignation and delivery of any funds, the Agent shall be discharged of and from any and all further obligations arising in connection with this Indenture, but shall continue to enjoy the benefit of Section 7.07. Subject to Section 6.03, the Agents shall act solely as agents of the Company.
Article VIII
Legal Defeasance and Covenant Defeasance
SECTION 8.01.    Option to Effect Legal Defeasance or Covenant Defeasance. The Company and the Company may, at the option of their respective Boards of Directors evidenced by a resolution set forth in an Officer’s Certificate, at any time, elect to have either Section 8.02 or 8.03 be applied to all outstanding Notes, the Note Guarantees, this Indenture, the Intercreditor Agreement and the Security Documents with respect to the Notes, and cause the release of all Liens on the Collateral granted under the Security Documents with respect to the Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.02.    Legal Defeasance and Discharge. Upon the Company’s or the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from its obligations with respect to all outstanding Notes, the Note Guarantees, this Indenture, the Intercreditor Agreement and the Security Documents with respect to the Notes, and cause the release of all Liens on the Collateral granted under the Security Documents with respect to the Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes of a series, which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (a) and (b) below, and to have satisfied all its other obligations under such Notes, the Note Guarantees, this Indenture, the Intercreditor Agreement and the Security Documents with respect to the Notes and cause the release of all Liens on the Collateral granted under the Security Documents with respect to the Notes (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:
(a)the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due from the trust referred to in Section 8.04;
(b)the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust set forth in Article II;
(c)the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith; and
(d)this Article VIII.
Subject to compliance with this Article VIII, the Company and the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.
SECTION 8.03.    Covenant Defeasance. Upon the Company’s or the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from each of its obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10 (including Section 3.09), 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 5.01(a)(3), 9.07 and 12.03 with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, payment of the Notes may not be accelerated because of an Event of Default specified in Section 6.01(a)(3) (other than with respect to Sections 5.01(a)(1) and 5.01(a)(2)), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6) (other than with respect to the Company), 6.01(a)(7), 6.01(a)(8) or 6.01(a)(9).
SECTION 8.04.    Conditions to Legal Defeasance or Covenant Defeasance. In order to exercise the Company’s option under Section 8.02 or Section 8.03, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee (or such other entity designated by the Trustee for this purpose) cash in pound sterling, UK Government Obligations, or a combination of cash in pound sterling and UK Government Obligations, in such amounts as will be sufficient for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be; and must deliver to the Trustee:
(a)an Opinion of Counsel in the United States to the effect that Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and in the case of legal defeasance only, such Opinion of Counsel in the United States must be based on a ruling of the U.S. Internal Revenue Service or other change in applicable U.S. federal income tax law since the Issue Date);
(b)an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Company;
(c)an Officer’s Certificate and an Opinion of Counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that that all conditions precedent provided for or relating to Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with;
(d)an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the U.S. Investment Company Act of 1940; and
(e)all other documents or other information that the Trustee may reasonably require in connection with the Company’s option under Section 8.02 or Section 8.03.

SECTION 8.05.    Deposited Money and Government Securities to be held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06, all money and UK Government Obligations (including the proceeds thereof), as applicable, deposited with the Trustee (or such other entity designated by the Trustee for this purpose, or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law. Money and securities so held in trust are not subject to the Intercreditor Agreement and the Trustee is not prohibited from paying such funds to Holders by the terms of this Indenture or the Intercreditor Agreement.
The Company shall pay and indemnify the Trustee against any Taxes imposed or levied on or assessed against the cash or UK Government Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such Taxes which by law are for the account of the Holders of the outstanding Notes.
The obligations of the Company under this Section 8.05 shall survive the resignation or renewal of the Trustee and/or satisfaction and discharge of this Indenture.
Notwithstanding anything in this Article VIII to the contrary, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or UK Government Obligations held by it as provided in Section 8.04 which, in the opinion of an Independent Financial Advisor, expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
SECTION 8.06.    Repayment to Company. Any money deposited with the Trustee or any Paying Agent, or then held by the Company in trust, for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and the Financial Times, notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.
SECTION 8.07.    Reinstatement. If the Trustee or Paying Agent is unable to apply any pound sterling or UK Government Obligations denominated in pound sterling in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Company’s obligations under this Indenture and the Notes will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
Article IX
Amendment, Supplement and Waiver
SECTION 9.01.    Without Consent of Holders.
(a)Notwithstanding Section 9.02, the Company, the Guarantors, the Trustee, the Security Agent and the other parties thereto, as applicable, may amend or supplement any Note Documents or the Note Guarantee without the consent of any Holder to:
(1)cure any ambiguity, omission, defect, error or inconsistency, conform any provision of the Note Documents to the “Description of the Notes” contained in the Offering Memorandum, or reduce the minimum denomination of the Notes;
(2)provide for the assumption by a successor Person of the obligations of the Company or the Guarantors under any Note Document;
(3)provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);
(4)add to the covenants or provide for a Note Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Company or any Restricted Subsidiary;
(5)make any change that does not adversely affect the rights of any Holder in any material respect or make any change that would provide any additional rights or benefits to the Trustee or the Holders;
(6)make such provisions as necessary (as determined in good faith by the Company) for the issuance of Additional Notes;
(7)provide for any Restricted Subsidiary to provide a Note Guarantee in accordance with Section 4.16, to add Note Guarantees, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Note Guarantee or Lien (including the Collateral and the Security Documents) with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture (without giving effect to Section 12.04(h)) or the Security Documents, including the Intercreditor Agreement;
(8)evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee pursuant to the requirements thereof or to provide for the accession by the Trustee to any Note Document;
(9)in the case of the Security Documents, mortgage, pledge, hypothecate or grant a security interest in favor of the Security Agent for the benefit of parties to the Senior Facilities Agreement, in any property which is required by the Senior Facilities Agreement (as in effect on the Issue Date) to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Security Agent, or to the extent necessary to grant a security interest for the benefit of any Person; provided that the granting of such security interest is not prohibited by this Indenture and Section 12.03 is complied with; or
(10)to make any amendments or supplements as provided in Section 12.05 and Section 12.06.
(b)After an amendment becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of the amendment. In addition, for so long as the Notes are listed on the official list of the Exchange and admitted to trading on the Euro MTF Market and the rules and regulations of the Exchange so require, the Company shall provide notice of any amendment, supplement or waiver to the Exchange and shall publish notice of such amendment, supplement or waiver on the website of the Exchange (www.bourse.lu).
(c)Upon the request of the Company, and upon receipt by the Trustee of the documents described in Section 11.06, the Trustee shall join with the Company in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.
SECTION 9.02.    With Consent of Holders. Except as provided below in this Section 9.02, the Company, the Guarantors and the Trustee may amend or supplement any Note Documents or the Note Guarantees with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) and, subject to this Indenture and the Notes, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Note Documents may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) provided that, if any amendment, waiver or other modification will only affect one series of the Notes, only the consent of at least a majority in principal amount of the then outstanding Notes of such series shall be required. Section 2.08 shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.
Upon the request of the Company, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee shall join with the Company in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.
It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it is sufficient if such consent approves the substance thereof.
After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Section 6.07, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes. However, without the consent of Holders holding not less than 90% of the then outstanding principal amount of Notes, (provided that, if any amendment, waiver or other modification will only affect one series of the Notes only the consent of Holders holding not less than 90% of the principal amount of the then outstanding Notes of such series shall be required) (or, alternatively, the consent of each Holder affected thereby) an amendment or waiver under this Section 9.02 may not, with respect to any Notes held by a non-consenting Holder:
(a)reduce the principal amount of such Notes whose Holders must consent to an amendment;
(b)reduce the stated rate of or extend the stated time for payment of interest on any such Note;
(c)reduce the principal of or extend the Stated Maturity of any such Note;
(d)reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case, pursuant to Section 3.07 or Section 3.10;

(e)make any such Note payable in currency other than that stated in such Note;
(f)impair the right of any Holder to receive payment of principal of and interest or Additional Amounts, if any, on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes;
(g)make any change in Section 2.13 that adversely affects the right of any Holder of such Notes in any material respect;
(h)release all or substantially all the Guarantors from their obligations under their respective Note Guarantees or this Indenture, except otherwise in accordance with the terms of this Indenture;
(i)release the security interest granted for the benefit of the Holders in the Collateral other than pursuant to the terms of the Security Documents or as otherwise permitted by this Indenture and the Intercreditor Agreement;
(j)waive a Default or Event of Default with respect to the non-payment of principal, premium, interest or Additional Amounts, if any, on the Notes (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration); or
(k)make any change in the amendment or waiver provisions which require the consent of the Holders holding not less than 90% of then outstanding principal amount of the Notes.
For purposes of determining whether Holders of the requisite aggregate principal amount of any series of Notes have taken any action under the Indenture, the aggregate principal amount of such series of Notes will be deemed to be the aggregate principal amount of such Notes as of (i) the record date in respect of such action (if a record date has been set with respect to the taking of such action) or (ii) the date the taking of such action by Holders of the requisite aggregate principal amount of such Notes has been certified to the Trustee by the Company (if no such record date has been set).
For the avoidance of doubt, no amendment to, or deletion of, any of the covenants described in Article IV of this Indenture (other than Section 4.01) shall be deemed to impair or affect any rights of Holders to receive payment of principal of or interest or Additional Amounts, if any, on the Notes.
SECTION 9.03.    Supplemental Indenture. Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture.

SECTION 9.04.    Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date on which the Trustee receives an Officer’s Certificate from the Company certifying that the requisite number of consents have been received. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
SECTION 9.05.    Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for the relevant series of Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.
SECTION 9.06.    Trustee to Sign Amendments, etc. The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities, indemnities or immunities of the Trustee. In executing any amended or supplemental indenture, the Trustee shall be provided with and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Section 13.04, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture. In signing any amendment, supplement or waiver, the Trustee shall be entitled to receive security and/or an indemnity and/or prefunding satisfactory to it.
SECTION 9.07.    Payments for Consent. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms of the provisions of this Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, the Company and its Restricted Subsidiaries shall be permitted, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes, to exclude Holders in any jurisdiction where (i) the solicitation of such consent, waiver or amendment, including in connection with an exchange offer or an offer to purchase for cash, or (ii) the payment of the consideration therefor (A) would require the Company or any of its Restricted Subsidiaries to file a registration statement, prospectus or similar document under any applicable securities laws (including, but not limited to, the United States federal securities laws, the laws of the United Kingdom, and the laws of the European Union or its member states), which the Company in its sole discretion determines (acting in good faith) would be materially burdensome; or (B) would otherwise not be permitted under applicable law in such jurisdiction.

Article X
Satisfaction and Discharge
SECTION 10.01.    Satisfaction and Discharge. This Indenture, and the rights of the Trustee and the Holders under the Security Documents, will be discharged and cease to be of further effect (except as to surviving rights of conversion or transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all outstanding Notes when:
(a)either:
(1)all the Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been delivered to the Trustee for cancellation; or
(2)all Notes not previously delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;
(b)the Company has deposited or caused to be deposited with the Trustee (or such other entity designated by the Trustee for this purpose), cash in pound sterling, UK Government Obligations, or a combination of cash in pound sterling and UK Government Obligations, in an amount sufficient to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be;
(c)the Company has paid or caused to be paid all other sums payable under this Indenture; and
(d)the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each to the effect that all conditions precedent under this Section 10.01 relating to the satisfaction and discharge of this Indenture have been satisfied or complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with Sections 10.01(a), 10.01(b) and 10.01(c)).
If requested by the Company in writing no later than two Business Days prior to such distribution to the Trustee and Paying Agent (which request may be included in the applicable notice of redemption pursuant to the above referenced Officer’s Certificate), the Trustee shall distribute any amount deposited to the Holders prior to the Stated Maturity or the redemption date, as the case may be; provided that the Notes shall be marked down on the date of early repayment and such early repayment will not occur prior to the record date set for redemption.

For the avoidance of doubt, the distribution and payment to the Holders prior to the maturity or redemption date as set forth above shall not include any negative interest, present value adjustment, break cost or any additional premium on such amounts. To the extent the Notes are represented by a Global Note deposited with a depositary for the clearing system, any payment to the beneficial holders holding interests as a participant of such clearing system shall be subject to the then applicable procedures of the clearing system.
Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to Section 10.01(b), the provisions of Section 10.02 and Section 8.06 will survive. In addition, nothing in this Section 10.01 will be deemed to discharge those provisions of Section 7.07, that, by their terms, survive the satisfaction and discharge of this Indenture.
SECTION 10.02.    Application of Trust Money. Subject to the provisions of Section 8.06, all money deposited with the Trustee (or the entity designated by the Trustee) pursuant to Section 10.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Persons entitled thereto, of the principal and premium, if any, and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
If the Trustee or Paying Agent is unable to apply any money or securities in accordance with Section 10.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 10.01; provided that if the Company has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or UK Government Obligations held by the Trustee or Paying Agent.
Article XI
Guarantees
SECTION 11.01.    Guarantees.
(a)Each Guarantor hereby jointly and severally, irrevocably and unconditionally guarantees to each Holder and to the Trustee and its successors and assigns (1) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all obligations of the Company under this Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of, interest or premium, if any, on the Notes and all other monetary obligations of the Company under this Indenture and the Notes and (2) the full and punctual performance within applicable grace periods of all other obligations of the Company whether for fees, expenses, indemnification or otherwise under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Guarantor, and that each such Guarantor shall remain bound under this Article XI notwithstanding any extension or renewal of any Guaranteed Obligation.
(b)Each Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for non-payment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (1) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (4) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (5) the failure of any Holder or Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (6) any change in the ownership of such Guarantor, except as provided in Sections 11.02(b) and (c).
(c)Each Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Guarantors, such that such Guarantor’s obligations would be less than the full amount claimed. Each Guarantor hereby waives any right to which it may be entitled to have the assets of the Company first be used and depleted as payment of the Company’s or such Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder. Each Guarantor hereby waives any right to which it may be entitled to require that the Company be sued prior to an action being initiated against such Guarantor.
(d)Each Guarantor further agrees that its Note Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.
(e)Except as expressly set forth in Sections 8.02, 11.02 and 11.08, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.
(f)Except as expressly set forth in Sections 8.02, 11.02 and 11.08, each Guarantor agrees that its Note Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.
(g)In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (1) the unpaid principal amount of such Guaranteed Obligations, (2) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (3) all other monetary obligations of the Company to the Holders and the Trustee.
(h)Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of any Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 11.01.
(i)Each Guarantor also agrees to pay any and all costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee in enforcing any rights under this Section 11.01.
(j)Upon request of the Trustee, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.
SECTION 11.02.    Limitation on Liability.
(a)Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the applicable Guarantor without rendering the Note Guarantee, as it relates to such Guarantor, voidable under applicable law relating to ultra vires, fraudulent conveyance, fraudulent transfer, corporate benefit, financial assistance or similar laws affecting the rights of creditors generally or other considerations under applicable law.
(b)Luxembourg: Notwithstanding anything to the contrary in this Indenture or any other Debt Document (as defined in the Intercreditor Agreement), the aggregate obligations and liabilities of any Guarantor incorporated and existing under the laws of Luxembourg (a “Luxembourg Guarantor”) under this Article XI for the obligations of the Company or any other Guarantor which is not a direct or indirect subsidiary of such Luxembourg Guarantor shall, together with any similar guarantee and payment obligations (garanties personnelles) of such Luxembourg Guarantor arising under any other Debt Documents (as defined in the Intercreditor Agreement), be limited to an aggregate amount not exceeding the higher of:
(1)95% of such Luxembourg Guarantor’s capitaux propres (as referred to in article 34 of the Luxembourg law dated 19 December 2002 on the commercial register and annual accounts, as amended) determined as at the date on which a demand is made under the Note Guarantee, increased by the amount of any Intra-Group Liabilities (without double counting); and
(2)95% of such Luxembourg Guarantor’s capitaux propres (as referred to in article 34 of the Luxembourg law dated 19 December 2002 on the commercial register and annual accounts) determined as at the date of this Indenture, increased by the amount of any Intra-Group Liabilities (without double counting).
For the purposes of this Section 11.02(b), “Intra-Group Liabilities” shall mean any amounts owed by such Luxembourg Guarantor to the Company or any of its Subsidiaries that have not been financed (directly or indirectly) by a borrowing under the Debt Documents (as defined in the Intercreditor Agreement).
The limitation specified in this Section 11.02(b) shall not apply to (i) any amounts borrowed by such Luxembourg Guarantor under the Debt Documents (as defined in the Intercreditor Agreement) and (ii) any amounts borrowed under the Debt Documents (as defined in the Intercreditor Agreement) and on-lent to such Luxembourg Guarantor (in any form whatsoever).
(c)Ireland: Notwithstanding anything to the contrary in this Indenture, the obligations and liabilities of any Guarantor incorporated and existing under the laws of Ireland under this Article XI do not extend to any obligation or liability to the extent that it would result in this Article XI constituting:
(1)unlawful financial assistance within the meaning of Section 82 of the Irish Companies Act 2014; or
(2)a breach of Section 239 of the Irish Companies Act 2014.

(d)United States: Notwithstanding anything to the contrary in this Indenture, the obligations and liabilities of any Guarantor incorporated in the United States under this Article XI shall not exceed the maximum amount that can be guaranteed by such Guarantor under applicable state and federal laws (without rendering the guarantee a fraudulent conveyance or a fraudulent transfer).
SECTION 11.03.    Successors and Assigns. This Article XI shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.
SECTION 11.04.    No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article XI shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article XI at law, in equity, by statute or otherwise.
SECTION 11.05.    Modification. No modification, amendment or waiver of any provision of this Article XI, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.
SECTION 11.06.    Execution of Supplemental Indenture for Future Guarantors. Each Restricted Subsidiary which is required to become a Guarantor pursuant to Section 4.16 shall promptly execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary shall become a Guarantor under this Article XI and shall guarantee the Guaranteed Obligations. Concurrently with the execution and delivery of such supplemental indenture, the Company shall deliver to the Trustee an Opinion of Counsel and an Officer’s Certificate to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Note Guarantee of such Guarantor is a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms and or to such other matters as the Trustee may reasonably request.
SECTION 11.07.    Non-Impairment. The failure to endorse a Note Guarantee on any Note shall not affect or impair the validity thereof.

SECTION 11.08.    Release of Guarantees.
(a)Subject to the following paragraph and the terms of the Intercreditor Agreement, each Note Guarantee, once it becomes due, is a continuing guarantee and shall (i) remain in full force and effect until payment in full of all the Guaranteed Obligations, (ii) be binding upon each Guarantor and its successors and (iii) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.
(b)Each Note Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and each Guarantor and its obligations under the Note Guarantees and this Indenture and under the Security Documents, including the Intercreditor Agreement, with respect to the Note Guarantees shall be released and discharged:
(1)upon a sale or other disposition (including by way of consolidation or merger) of Capital Stock of the relevant Guarantor or of a Parent thereof, such that such Guarantor ceases to be a Restricted Subsidiary, or the sale or disposition of all or substantially all the assets of the relevant Guarantor (other than to the Company or a Restricted Subsidiary), in each case in a transaction otherwise permitted by this Indenture;
(2)upon the designation in accordance with this Indenture of the relevant Guarantor as an Unrestricted Subsidiary;
(3)upon defeasance or discharge of the Notes, as provided in Article VIII or Article X;
(4)upon the release of the Guarantor’s Note Guarantees under any Indebtedness that triggered such Guarantor’s obligation to Guarantee the Notes under the covenant described in Section 4.16; provided that no other Indebtedness is at the time Guaranteed by the Guarantor that would result in the requirement that the Guarantor provide Note Guarantees;
(5)upon full payment of all obligations of the Company and the Guarantors under this Indenture and the Notes;
(6)in connection with certain enforcement actions taken by the creditors under certain secured Indebtedness as provided under the Intercreditor Agreement; or
(7)as described under Article IX.
(c)Each Holder hereby authorizes the Trustee to take all actions, including the granting of releases or waivers under the Intercreditor Agreement, to effectuate any release in accordance with the provisions of this Section 11.08, subject to customary and reasonably satisfactory protections and indemnifications provided by the Company to the Trustee.

Article XII
Collateral, Security and Intercreditor Agreement
SECTION 12.01.    The Collateral.
(a)Except as provided for in Section 4.18, the due and punctual payment of the principal of, premium, if any, and interest on the Notes and the Note Guarantees when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent lawful), if any, on the Notes and the Note Guarantees and performance of all other obligations under this Indenture, the Notes, the Note Guarantees and the Security Documents, shall be secured by Liens, subject to Permitted Liens, as provided in the Security Documents which the Company and the Guarantors, as the case may be, have entered into on or prior to the date hereof and shall be secured as provided by all Security Documents hereafter delivered as required or permitted by this Indenture and the Security Documents, including the Intercreditor Agreement.
(b)The Company and the Guarantors hereby agree that the Security Agent shall hold and administer the Collateral in trust for the benefit of all the Holders and the Trustee, in each case pursuant to the terms of the Security Documents, including the Intercreditor Agreement, and the Security Agent and the Trustee are hereby authorized to execute and deliver the Security Documents, including the Intercreditor Agreement and any other agreements, deeds or other documents in relation thereto, on behalf of all the Holders.
(c)Each Holder, by its acceptance of any Notes and the Note Guarantees, and the Trustee, by entering into this Indenture, consents and agrees to and accepts the terms of the Security Documents, including the Intercreditor Agreement, as the same may be in effect or as may be amended from time to time in accordance with their terms and irrevocably authorizes and directs the Security Agent to:
(1)perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Intercreditor Agreement or the other documents to which the Security Agent is a party, together with any other incidental rights, power and discretions; and
(2)execute each Security Document, waiver, modification, amendment, renewal or replacement or any other document expressed to be executed by the Security Agent on its behalf.
(d)The Trustee and each Holder, by accepting the Notes and the Note Guarantees, acknowledges that, as more fully set forth in the Security Documents, including the Intercreditor Agreement, the Collateral as now or hereafter constituted shall be held for the benefit of all the Holders and the Trustee, and that the Lien of this Indenture and the Security Documents in respect of the Trustee and the Holders is subject to and qualified and limited in all respects by the Security Documents, including the Intercreditor Agreement, and actions that may be taken thereunder.
(e)Subject to the terms of this Indenture and the Security Documents, the Company and the Guarantors shall have the right to remain in possession and retain exclusive control of the Collateral securing the Notes, to freely operate the Collateral and to collect, invest and dispose of any income therefrom.
SECTION 12.02.    Limitations on the Collateral. The Liens will be limited as necessary to recognize certain defenses generally available to providers of Liens (including those that relate to fraudulent conveyance or transfer, thin capitalization, voidable preference, financial assistance, corporate benefit, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.
SECTION 12.03.    Impairment of Security Interests. The Company shall not, and shall not permit any Restricted Subsidiary to, take or omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral (it being understood that the Incurrence of Permitted Collateral Liens shall under no circumstances be deemed to materially impair the security interest with respect to the Collateral) for the benefit of the Security Agent, the Trustee and the Holders, and the Company shall not, and shall not permit any Restricted Subsidiary to, grant to any Person other than the Security Agent, for the benefit of the Trustee and the Holders and the other beneficiaries described in the Security Documents, any interest whatsoever in any of the Collateral that is prohibited by Section 4.12; provided, that the Company and its Restricted Subsidiaries may Incur Permitted Collateral Liens and the Collateral may be discharged, transferred or released in accordance with this Indenture, the Intercreditor Agreement or the applicable Security Documents. Notwithstanding the above, nothing in this Section 12.03 shall restrict the discharge and release of any security interest in accordance with this Indenture and the Intercreditor Agreement. Subject to the foregoing, the Security Documents may be amended, extended, renewed, restated, supplemented or otherwise modified or released (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets) to (i) cure any ambiguity, omission, defect or inconsistency therein; (ii) provide for Permitted Collateral Liens; (iii) add to the Collateral; or (iv) make any other change thereto that does not adversely affect the Holders in any material respect; provided, however, that, except where permitted by this Indenture and the Intercreditor Agreement, no Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified or released (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), unless contemporaneously with such amendment, extension, renewal, restatement, supplement or modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), the Company delivers to the Security Agent and the Trustee, either (1) a solvency opinion, in form and substance reasonably satisfactory to the Security Agent and the Trustee, from an Independent Financial Advisor or appraiser or investment bank of international standing which confirms the solvency of the Company and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), (2) a certificate from the chief financial officer or the Board of Directors of the relevant Person which confirms the solvency of the person granting the security interest after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), or (3) an Opinion of Counsel (subject to any qualifications customary for this type of Opinion of Counsel), in form and substance reasonably satisfactory to the Security Agent and the Trustee, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), the Lien or Liens created under the Security Document, so amended, extended, renewed, restated, supplemented, modified or released and retaken, are valid and perfected Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or release and retake and to which the new Indebtedness secured by the Permitted Collateral Lien is not subject. In the event that the Company and its Restricted Subsidiaries comply with the requirements of this Section 12.03, the Trustee and the Security Agent shall (subject to customary protections and indemnifications) consent to such amendments without the need for instructions from the Holders.
SECTION 12.04.    Release of Liens on the Collateral. Subject to the terms of each of the Intercreditor Agreement, as applicable, or any Additional Intercreditor Agreement, the Security Agent shall release, and the Trustee shall release and if so requested direct the Security Agent to release, without the need for consent of the Holders, Liens on the Collateral securing the Notes:
(a)upon payment in full of principal, interest and all other obligations on the Notes issued under this Indenture or discharge or defeasance thereof;
(b)upon release of a Note Guarantee (with respect to the Liens securing such Note Guarantee granted by such Guarantor);
(c)in connection with any disposition of Collateral to any Person, other than the Company or any of its Restricted Subsidiaries, or to a Guarantor; provided that if the Collateral is disposed to such Guarantor, the relevant Collateral becomes immediately subject to a substantially equivalent Lien in favor of the Security Agent securing the Notes; provided further, that, in each case, such disposition is permitted by this Indenture;
(d)if the Company designates any Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture, the release of the property, assets and Capital Stock of such Unrestricted Subsidiary;
(e)as provided under Section 12.03;

(f)in connection with certain enforcement actions taken by the creditors under certain of the Group’s secured Indebtedness as provided under the Intercreditor Agreement; and
(g)as described under Article IX.
Each of these releases shall be effected by the Security Agent without the consent of the Holders or any action on the part of the Trustee.
SECTION 12.05.    Additional Intercreditor Agreement. At the request of the Company, in connection with the Incurrence or refinancing by the Company or its Restricted Subsidiaries of any Indebtedness secured or permitted to be secured on the Collateral, the Company, the relevant Restricted Subsidiaries, the Trustee and the Security Agent shall enter into an intercreditor or similar agreement or a restatement, amendment or other modification of the existing Intercreditor Agreement (an “Additional Intercreditor Agreement”) with the holders of such Indebtedness (or their duly authorized representatives) on substantially the same terms as the Intercreditor Agreement (or on terms that in the good faith judgment of the Company are not materially less favorable to the Holders), including containing substantially the same terms with respect to the application of the proceeds of the collateral held thereunder and the means of enforcement, it being understood that an increase in the amount of Indebtedness being subject to the terms of the Intercreditor Agreement or Additional Intercreditor Agreement shall not be deemed to be less favorable to the Holders and shall be permitted by this Section 12.05 if the incurrence of such Indebtedness and any Lien in its favor is permitted by Section and Section 4.12; provided that such Additional Intercreditor Agreement shall not impose any personal obligations on the Trustee or Security Agent or, in the opinion of the Trustee or Security Agent, adversely affect the rights, duties, liabilities, indemnities or immunities of the Trustee or Security Agent under this Indenture or the Intercreditor Agreement. As used herein, the term “Intercreditor Agreement” shall include references to any Additional Intercreditor Agreement that supplements or replaces the Intercreditor Agreement.
SECTION 12.06.    Amendments to the Intercreditor Agreement. At the written direction of the Company and without the consent of the Holders, the Trustee or Security Agent shall from time to time enter into one or more amendments to any Intercreditor Agreement to: (i) cure any ambiguity, omission, defect or inconsistency of any such agreement, (ii) increase the amount or types of Indebtedness covered by any such agreement that may be Incurred by the Company or its Restricted Subsidiaries that is subject to any such agreement (provided that such Indebtedness is Incurred in compliance with this Indenture) (including, with respect to any Intercreditor Agreement or Additional Intercreditor Agreement, the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Notes), (iii) add Restricted Subsidiaries to such Intercreditor Agreement, (iv) further secure the Notes (including Additional Notes incurred in compliance with this Indenture), (v) make provision for equal and ratable pledges of the Collateral to secure Additional Notes incurred in compliance with this Indenture or to implement any Permitted Collateral Liens or (vi) make any other change to any such agreement that does not adversely affect the Holders in any material respect. The Company shall not otherwise direct the Trustee or Security Agent to enter into any amendment to any

Intercreditor Agreement without the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, except as otherwise permitted by Section 9.01 or as permitted by the terms of such Intercreditor Agreement, and the Company may only direct the Trustee or Security Agent to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or Security Agent or, in the opinion of the Trustee or Security Agent, adversely affect the rights, duties, liabilities, indemnities or immunities of the Trustee or Security Agent under this Indenture relating to the Notes or any Intercreditor Agreement.
SECTION 12.07.    Security Agent.
(a)The Security Documents and the Collateral will be administered by the Security Agent pursuant to the Intercreditor Agreement for the benefit of all holders of secured obligations.
(b)Any resignation or replacement of the Security Agent shall be made in accordance with the terms of the Intercreditor Agreement.
Article XIII
Miscellaneous
SECTION 13.01.    Agreement and Acknowledgement with Respect to the Exercise of the Bail-in Power. Notwithstanding any other terms of this Indenture or any other agreement, arrangement or understanding between the parties to this Indenture, each counterparty to a BRRD Party under this Indenture acknowledges and accepts that any liability of a BRRD Party to it under or in connection with this Indenture may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)any Bail-In Action in relation to any such liability, including (without limitation):
(1)a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(2)a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it;
(3)a cancellation of any such liability; and
(4)the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(b)a variation of any terms of the agreement to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
SECTION 13.02.    Notices. Any notice or communication by the Company or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, to the others’ address:
If to the Company or any Guarantor:
Encore Capital Group, Inc.
350 Camino de la Reina, Suite 100
San Diego, California 92108
United States
Facsimile: 858-309-6998
Attention: Chief Financial Officer
Email:
thernanz@cabotfinancial.com,
Scott.Goverman@MCMCG.COM,
Gregory.Call@MCMCG.COM
with a copy to:
White & Case LLP
5 Old Broad Street
London EC2N 1DW
United Kingdom
Facsimile: +44(0)20 7532 1001
Attention: Monica Holden
If to the Trustee:
Citibank, N.A., London Branch
Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
United Kingdom
Facsimile: +44(0)203 060 4796
Attention: Citi Agency and Trust
If to the Principal Paying Agent:
Citibank, N.A., London Branch
Citigroup Centre
Canada Square

Canary Wharf
London E14 5LB
United Kingdom
Facsimile: +353 1 622 2210
+353 1 622 2212
Attention: Citi Agency and Trust – PPA Team
If to the Transfer Agent:
Citibank, N.A., London Branch
Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
United Kingdom
Facsimile: +353 1 247 6348
Attention: Citi Agency and Trust – Transfer Agent
If to the Registrar:
Citigroup Global Markets Europe AG
Reuterweg 16
60323 Frankfurt
Germany
Facsimile: +49 69 2222 9586
Attention: Citi Agency and Trust – Registrar
If to the Security Agent:
Truist Bank
333 Peachtree Rd.
Atlanta, GA 30326
United States
Facsimile: +1 404 816 1597
Attention: Hays Wood
The Company, any Guarantor, the Trustee or the Security Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
All notices to the Holders shall be validly given if mailed to them at their respective addresses in the register of the Holders, if any, maintained by the Registrar. For so long as any Notes are represented by Global Notes, all notices to Holders will be delivered to Euroclear and Clearstream, delivery of which shall be deemed to satisfy the requirements of this paragraph, each of which will give such notices to the holders of Book-Entry Interests. In addition, for so long as any of the Notes are listed on the official list of the Exchange and admitted to trading on the Euro MTF Market and the rules and regulations of the Exchange so require, notices with respect to the Notes shall be published on the official website of the Exchange or if, in the opinion of the Trustee such publication is not practicable, in an English language newspaper having general circulation in Europe.
Each such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made; provided that, if notices are mailed, such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed.
Any notice or communication mailed to a Holder shall be mailed to such Person by first class mail or other equivalent means and shall be sufficiently given to such Person if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.
If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.
If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.
SECTION 13.03.    Communications.
(a)In no event shall the Agents or any other entity of Citigroup be liable for any Losses arising from the Agent or any other entity of Citigroup receiving or transmitting any data from the Company or the Company, any authorized Person or Officer or any party to the transaction via any non-secure method of transmission or communication, such as, but without limitation, by facsimile or email.
(b)The parties hereto accept that some methods of communication are not secure and the Trustee, the Agents or any other entity of Citigroup shall incur no liability for receiving instructions via any such non-secure method. The Agents or any other entity of Citigroup is authorized to comply with and rely upon any such notice, instructions or other communications believed by it to have been sent or given by an authorized Person or Officer or an appropriate party to the transaction (or authorized representative thereof). The Company or authorized officer of the Company shall use all reasonable endeavors to ensure that instructions transmitted to an Agent or any other entity of Citigroup pursuant to this Indenture are complete and correct. Any instructions shall be conclusively deemed to be valid instructions from the Company or authorized officer of the Company or the Company to such Agent or any other entity of Citigroup for the purposes of this Indenture.

SECTION 13.04.    Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:
(a)an Officer’s Certificate in form and substance satisfactory to the Trustee (which must include the statements set forth in Section 13.05) stating that, in the opinion of the signer, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and
(b)an Opinion of Counsel in form and substance satisfactory to the Trustee (which must include the statements set forth in Section 13.05) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.
SECTION 13.05.    Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:
(a)a statement that the Person making such certificate or opinion has read such covenant or condition;
(b)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(c)a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and
(d)a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.
SECTION 13.06.    Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
SECTION 13.07.    No Personal Liability of Directors, Officers, Employees and Shareholders. No past, present or future director, officer, employee, incorporator or shareholder of the Company or any of its Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Company or the Guarantors under the Note Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
SECTION 13.08.    Governing Law. THIS INDENTURE AND THE NOTES, INCLUDING THE NOTE GUARANTEES, AND THE RIGHTS AND DUTIES OF THE

PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
SECTION 13.09.    No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
SECTION 13.10.    Successors. All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors.
SECTION 13.11.    Severability. In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
SECTION 13.12.    Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.
SECTION 13.13.    Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.
SECTION 13.14.    Submission to Jurisdiction; Appointment of Agent. The Company and each Guarantor irrevocably submit to the non-exclusive jurisdiction of any New York state or U.S. federal court located in the Borough of Manhattan in the City and State of New York over any suit, action or proceeding arising out of or relating to this Indenture. The Company and each Guarantor irrevocably waive, to the fullest extent permitted by law, any objection which they may have, pursuant to New York law or otherwise, to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in any inconvenient forum. In furtherance of the foregoing, each of the Company and each Guarantor hereby irrevocably designates and appoints Corporation Service Company (at its office at 1180 Avenue of the Americas, Suite 210, New York, New York 10036-8401) as its agent to receive service of all process brought against them with respect to any such suit, action or proceeding in any such court in the City and State of New York, such service being hereby acknowledged by it to be effective and binding service in every respect. Copies of any such process so served shall also be given to the Company in accordance with Section 13.02, but the failure of the Company to receive such copies shall not affect in any way the service of such process as aforesaid.
SECTION 13.15.    Prescription. Claims against the Company or any Guarantor for the payment of principal, or premium, if any, on the Notes or any Note Guarantee will be prescribed ten years after the applicable due date for payment thereof. Claims against the

Company or any Guarantor for the payment of interest on the Notes will be prescribed five years after the applicable due date for payment of interest.
Nothing in this Section shall limit the right of the Trustee or any Holder to bring proceedings against the Company in the courts of any other jurisdiction or to serve process in any other manner permitted by law.
SECTION 13.16.    Tax Matters. Any payment by a Paying Agent under this Indenture shall be made without any deduction or withholding for or on account of any Taxes unless such deduction or withholding is required by any applicable law, regulation or regulatory agreement. Without prejudice to Section 2.13, if Taxes are paid by a Paying Agent or any of its affiliates, the Payor shall promptly reimburse the Paying Agent for such payment to the extent not covered by withholding from any payment. If a Paying Agent is required to make a deduction or withholding referred to above, it will not be required to pay an additional amount in respect of that deduction or withholding to the Payor.
Each Payor undertakes to the Paying Agent to (i) provide the Paying Agent all documentation and other information required by that Paying Agent from time to time to comply with any applicable law, regulation or regulatory agreement forthwith upon request by the Paying Agent and (ii) notify the Paying Agent in writing within 30 days of any change that affects the Payor’s tax status pursuant to any applicable law, regulation or regulatory agreement.
The Company acknowledges that it is its sole responsibility to determine whether a deduction or withholding is or will be required from any payment to be made in respect of the Notes or otherwise in connection with this Indenture and to procure that such deduction or withholding is made in a timely manner to the appropriate authorities. The Company shall notify each Paying Agent promptly upon determining or becoming aware of any requirement to make a deduction of withholding from any payment to be made in respect of the Notes or otherwise in connection with this Indenture. The Company shall provide such Paying Agent with all information required for such Paying Agent to be able to make any such payment.
[Signatures on following pages]

EXECUTION

Dated as of November 23, 2020	ENCORE CAPITAL GROUP, INC, as Company,

	By:	/s/ Jonathan Clark

	Name:	Jonathan Clark

	Title:	EVP, CFO & Treasurer

MIDLAND FUNDING LLC, as Guarantor,

By:	/s/ Jonathan Clark

Name:	Jonathan Clark

Title:	Vice President & Treasurer

MIDLAND PORTFOLIO SERVICES, INC., as Guarantor,

By:	/s/ Jonathan Clark

Name:	Jonathan Clark

Title:	Vice President & Treasurer

MIDLAND CREDIT MANAGEMENT, INC., as Guarantor,

By:	/s/ Jonathan Clark

Name:	Jonathan Clark

Title:	EVP, CFO & Treasurer

ASSET ACCEPTANCE, LLC, as Guarantor,

By:	/s/ Jonathan Clark

Name:	Jonathan Clark

Title:	Vice President & Treasurer

ASSET ACCEPTANCE CAPITAL CORP., as Guarantor,

By:	/s/ Jonathan Clark

Name:	Jonathan Clark

Title:	EVP, CFO & Treasurer

CABOT UK HOLDCO LIMITED, as Guarantor,

By:	/s/ Craig Buick

Name:	Craig Buick

Title:	Director

CABOT HOLDINGS S.À R.L., as Guarantor,

By:	/s/ Simon Barnes

Name:	Simon Barnes

Title:	Manager

JANUS HOLDINGS LUXEMBOURG S.À R.L., as Guarantor,

By:	/s/ Simon Barnes

Name:	Simon Barnes

Title:	Manager

ENCORE CAPITAL GROUP UK LIMITED, as Guarantor,

By:	/s/ Ashish Masih

Name:	Ashish Masih

Title:	Director

ENCORE HOLDINGS LUXEMBOURG S.À R.L., as Guarantor,

By:	/s/ Gregory Call

Name:	Gregory Call

Title:	Class A Manager

CABOT FINANCIAL LIMITED, as Guarantor,

By:	/s/ Craig Buick

Name:	Craig Buick

Title:	Director

CABOT CREDIT MANAGEMENT GROUP LIMITED, as Guarantor,

By:	/s/ Craig Buick

Name:	Craig Buick

Title:	Director

CABOT CREDIT MANAGEMENT LIMITED, as Guarantor,

By:	/s/ Craig Buick

Name:	Craig Buick

Title:	Director

CABOT FINANCIAL HOLDINGS GROUP LIMITED, as Guarantor,

By:	/s/ Craig Buick

Name:	Craig Buick

Title:	Director

CABOT FINANCIAL (LUXEMBOURG) S.A., as Guarantor,

By:	/s/ Simon Barnes

Name:	Simon Barnes

Title:	Director

CABOT FINANCIAL (LUXEMBOURG) II S.A., as Guarantor,

By:	/s/ Simon Barnes

Name:	Simon Barnes

Title:	Director

CABOT FINANCIAL DEBT RECOVERY SERVICES LIMITED, as Guarantor,

By:	/s/ Craig Buick

Name:	Craig Buick

Title:	Director

CABOT FINANCIAL (UK) LIMITED, as Guarantor,

By:	/s/ J B Morris

Name:	J B Morris

Title:	UK Debt Purchase Finance Director

CABOT FINANCIAL (EUROPE) LIMITED, as Guarantor,

By:	/s/ Craig Buick

Name:	Craig Buick

Title:	Director

FINANCIAL INVESTIGATIONS AND RECOVERIES (EUROPE) LIMITED, as Guarantor,

By:	/s/ Craig Buick

Name:	Craig Buick

Title:	Director

APEX CREDIT MANAGEMENT LIMITED, as Guarantor,

By:	/s/ J B Morris

Name:	J B Morris

Title:	UK Debt Purchase Finance Director

MARLIN FINANCIAL GROUP LIMITED, as Guarantor,

By:	/s/ J B Morris

Name:	J B Morris

Title:	UK Debt Purchase Finance Director

MARLIN FINANCIAL INTERMEDIATE LIMITED, as Guarantor,

By:	/s/ J B Morris

Name:	J B Morris

Title:	UK Debt Purchase Finance Director

MARLIN FINANCIAL INTERMEDIATE II LIMITED, as Guarantor,

By:	/s/ J B Morris

Name:	J B Morris

Title:	UK Debt Purchase Finance Director

MARLIN MIDWAY LIMITED, as Guarantor,

By:	/s/ J B Morris

Name:	J B Morris

Title:	UK Debt Purchase Finance Director

BLACK TIP CAPITAL HOLDINGS LIMITED, as Guarantor,

By:	/s/ J B Morris

Name:	J B Morris

Title:	UK Debt Purchase Finance Director

MARLIN SENIOR HOLDINGS LIMITED, as Guarantor,

By:	/s/ J B Morris

Name:	J B Morris

Title:	UK Debt Purchase Finance Director

MARLIN PORTFOLIO HOLDINGS LIMITED, as Guarantor,

By:	/s/ J B Morris

Name:	J B Morris

Title:	UK Debt Purchase Finance Director

MARLIN LEGAL SERVICES LIMITED, as Guarantor,

By:	/s/ J B Morris

Name:	J B Morris

Title:	UK Debt Purchase Finance Director

CABOT FINANCIAL (IRELAND) LIMITED, as Guarantor,

By:	/s/ Tom Dillon

Name:	Tom Dillon

Title:	Director

CABOT ASSET PURCHASES (IRELAND) LIMITED, as Guarantor,

By:	/s/ David Brady

Name:	David Brady

Title:	Director

CABOT SECURITISATION EUROPE LIMITED, as Guarantor,

By:	/s/ David Brady

Name:	David Brady

Title:	Director

MARLIN INTERMEDIATE HOLDINGS LIMITED, as Guarantor,

By:	/s/ J B Morris

Name:	J B Morris

Title:	UK Debt Purchase Finance Director

Signed, for and on behalf of CITIBANK, N.A., LONDON BRANCH, as Trustee,

By:	/s/ Antra Grundsteina

Name:	Antra Grundsteina

Title:	Vice President

Signed, for and on behalf of CITIBANK, N.A., LONDON BRANCH, as Principal Paying Agent and Transfer Agent,

By:	/s/ Antra Grundsteina

Name:	Antra Grundsteina

Title:	Vice President

Signed, for and on behalf of CITIGROUP GLOBAL MARKETS EUROPE AG, as Registrar,

By:	/s/ Thorsten Peters

Name:	Thorsten Peters

Title:	Bank Officer

By:	/s/ Gabriele Fisch

Name:	Gabriele Fisch

Title:	Bank Officer

Signed, for and on behalf of TRUIST BANK, as Security Agent,

By:	/s/ Hays Wood

Name:	Hays Wood

Title:	Director

Exhibit A
[Form of Face of Note]
[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]
[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]
[REGULATION S/RULE 144A]
ISIN: [●]
Common Code: [●]
[●] Senior Secured Notes due [●]

No. ___	_______
Encore Capital Group, Inc.
Encore Capital Group, Inc. (the “Company”) promises to pay to ______________ or its registered assigns, the principal sum of _______ [or such greater or lesser amount as indicated in the Schedule of Exchanges of Interests in the Global Note]1 on [●].
Interest Payment Dates: [●] and [●], commencing [●].
For so long as this Note is a Global Note payment will be made to the Holders of record of this Note at the close of business (in the relevant clearing system) on the Clearing System Business Day immediately before the due date for such payment, such date being the “Regular Record Date” for a Global Note.
To the extent a Definitive Registered Note has been issued, payment will be made to the Holders of record of this Note on the immediately preceding [●] and [●], such dates being the “Regular Record Dates” for a Definitive Registered Note
Dated: ______________
Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.
1 Use the Schedule of Exchanges of Interests language if Note is in Global Form.

IN WITNESS WHEREOF, the Company has caused this Note to be signed by its duly authorized director, officer or other authorized signatory.

ENCORE CAPITAL GROUP, INC.

By:

Name:

Title:

Certificate of Authentication
This is one of the [●] Senior Secured Notes due [●] referred to in the within-mentioned Indenture.
Dated: _________________

SIGNED for and on behalf of CITIGROUP GLOBAL MARKETS EUROPE AG, not in its personal capacity, but in its capacity as Authentication Agent,

By:

Name:

Title:

By:

Name:

Title:

[Form of Reverse of Note]
[●] Senior Secured Notes due [●]
Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
(1)Interest. Encore Capital Group, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this note at [●] per annum from the date of issuance until maturity.
The Notes will pay interest, in cash, [●] in arrears on [●] and [●] of each year, or if any such date is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the Interest Payment Date for which interest was most recently paid; provided that the first Interest Payment Date shall be [●]. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, and on overdue installments of interest, if any (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful. Interest on the Notes will be computed on the basis of [●].
(2)Method of Payment. The Company shall pay interest on the Notes to the Persons who are registered Holders at the close of business on the [●] or [●] immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose as provided in the Indenture or, at the option of the Company, payment of interest may be made by check mailed or by bank transfer to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the European Union as at the time of payment is legal tender for payment of public and private debts. If the due date for any payment in respect of any Note is not a Business Day at the place at which such payment is due to be paid, the Holder thereof will not be entitled to payment of the amount due until the next succeeding Business Day at such place, and will not be entitled to any further interest or other payment as a result of any such delay.
(3)Paying Agent and Registrar. Initially, Citibank, N.A., London Branch will act as Principal Paying Agent and Citigroup Global Markets Europe AG will act as Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.
(4)Indenture. The Company issued the Notes under an Indenture, dated as of November 23, 2020 (the “Indenture”), among the Company, the Guarantors parties thereto, the Security Agent and the Trustee. The terms of the Notes include those stated in the Indenture. The

Notes include all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are senior secured obligations of the Company.
(5)Optional Redemption. At any time and from time to time on or after [●], the Company may redeem the Notes, in whole or in part, at its option, upon not less than 10 nor more than 60 days’ prior notice to the Holders, at a redemption price equal to the applicable percentage of principal amount set forth below plus accrued and unpaid interest and Additional Amounts, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on [●] of the years indicated below:

Year	Redemption Price
[●]	[●]%
[●]	[●]%
[●] and thereafter	[●]%
At any time and from time to time prior to [●] the Company may redeem Notes with the Net Cash Proceeds received by the Company from any Equity Offering occurring after the Issue Date, upon not less than 10 nor more than 60 days’ prior notice to the Holders at a redemption price equal to [●]% plus accrued and unpaid interest and Additional Amounts, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in an aggregate principal amount for all such redemptions not to exceed [●]% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes); provided that:
(a)in each case the redemption takes place not later than [●] days after the closing of the related Equity Offering, and
(b)not less than [●]% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes) remains outstanding immediately thereafter.
At any time and from time to time prior to [●], the Company may redeem the Notes in whole or in part, at its option, upon not less than 10 nor more than 60 days’ prior notice to the Holders at a redemption price equal to 100% of the principal amount of such Notes plus the relevant Applicable Premium as of, and accrued and unpaid interest and Additional Amounts, if any, to, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).
In connection with any tender offer for the Notes (including any Change of Control Offer or Asset Disposition Offer), if Holders of not less than 90% in aggregate principal amount of outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such a tender offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice to the Holders of such Notes, such notice given not more than 30 days following such purchase date, to redeem all (but not part) of the applicable Notes that remain outstanding following such purchase at a price equal to the price offered to each of the Holders of the Notes in such tender offer (excluding any early tender or incentive fee), plus, to the extent not included in the tender offer payment, accrued and unpaid interest and Additional Amounts, if any, thereon, to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).
(6)Redemption for Taxation Reasons.The Company or a Successor Company may redeem the Notes in whole, but not in part, at any time upon giving not less than 10 nor more than 60 days’ notice to the Holders (which notice will be irrevocable) at a redemption price equal to 100% of the outstanding principal amount thereof, together with accrued and unpaid interest, if any, to, but excluding, the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if any, if as a result of:
a.any change in, or amendment to, the law (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction affecting taxation; or
b.any change in, or amendment to, the application, administration or interpretation of such laws, regulations or rulings (including pursuant to a holding, judgment or order by a court of competent jurisdiction) of a Relevant Taxing Jurisdiction (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), the Company, Successor Company or any Guarantor are, or on the next interest payment date in respect of the Notes would be, required to pay any Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to the Company, Successor Company or such Guarantor (including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable and, in the case of a payment by a Guarantor, having the Company or another Guarantor make the payment, but not including assignment of the obligation to make payment with respect to the Notes). In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that is a Relevant Taxing Jurisdiction at the date of the Offering Memorandum, such Change in Tax Law must become effective on or after the date of the Offering Memorandum. In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that becomes a Relevant Taxing Jurisdiction after the date of the Offering Memorandum, such Change in Tax Law must become effective on or after the date the jurisdiction becomes a Relevant Taxing Jurisdiction. Notice of redemption for taxation reasons shall be published in accordance with Section 3.03 of the Indenture. Notwithstanding the foregoing, no such notice of redemption shall be given (a) earlier than 90 days prior to the earliest date on which the Payor would be obliged to make such payment of Additional Amounts and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of the Notes pursuant to the foregoing, the Company or Successor Company shall deliver to the Trustee (a) an

Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and that it would not be able to avoid the obligation to pay Additional Amounts by taking reasonable measures available to it and (b) an opinion of an independent tax counsel of recognized standing to the effect that the Company, Successor Company or Guarantor has or have been or shall become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee shall accept such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the Holders.
(7)Mandatory Redemption. The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.
(8)Repurchase at Option of Holder. (a) Upon the occurrence of a Change of Control, unless the Company has unconditionally exercised its right to redeem all the Notes pursuant to Section 3.07 of the Indenture or all conditions to such redemption have been satisfied or waived, each Holder shall have the right to require the Company to purchase all or part (equal to [●] or an integral multiple of [●] in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date). No later than 60 days following any Change of Control, the Company shall mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as set forth in the Indenture.
(b)In the event of an Asset Disposition that requires the purchase of Notes pursuant to Section 4.10 of the Indenture, the Company shall be required to make an Asset Disposition Offer pursuant to Sections 3.09 and 4.10(b) of the Indenture to all Holders and, to the extent the Company or another Restricted Subsidiary elects, to all Holders of other outstanding Pari Passu Indebtedness, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds at an offer price in respect of the Notes in an amount equal to (and, in the case of any Pari Passu Indebtedness, an offer price of no more than) 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to, but not including, the date of purchase, in accordance with Section 3.09 of the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, and in minimum denominations of [●] and in integral multiples of [●] in excess thereof.
(9)Notice of Redemption. Notice of redemption shall be given in accordance with Section 3.03 of the Indenture and the effect of notice of redemption is set forth in Section 3.04 of the Indenture.
(10)Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of [●] and integral multiples of [●] in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. The Registrar may not require a Holder to pay any taxes and fees, except as otherwise set forth in the Indenture. The Registrar need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Registrar need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.
(11)Security. The Initial Notes and Additional Notes are treated as a single class of securities under the Indenture and shall be secured by Liens and security interests, subject to Permitted Collateral Liens, in the Collateral on the terms and conditions set forth in the Indenture, the Security Documents, including the Intercreditor Agreement. The Security Agent holds the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the Security Documents, including the Intercreditor Agreement. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents, including the Intercreditor Agreement, as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Security Agent to enter into the Security Documents, including the Intercreditor Agreement, and to perform its obligations and exercise its rights thereunder in accordance therewith.
(12)Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes, except as otherwise ordered by a court of competent jurisdiction.
(13)Amendment, Supplement and Waiver. The provisions of the Indenture governing amendment, supplement and waiver are set forth in Article IX of the Indenture.
(14)Defaults and Remedies. Events of Default and Remedies are set forth in Article VI of the Indenture.
(15)Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.
(16)No Recourse Against Others. No past, present or future director, officer, employee, incorporator or shareholder of the Company or the Company or any of their respective Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Company or the Guarantors under the Note Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases such liability. The waiver and release are part of the consideration for issuance of the Notes.
(17)Authentication. This Note will not be valid until authenticated by the manual or facsimile signature of the Trustee or the Authentication Agent.
(18)Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

(19)ISIN Numbers and Common Codes. The Company has caused ISIN numbers and Common Codes to be printed on the Notes and the Trustee may use ISIN numbers and Common Codes in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
(20)Governing Law. THIS NOTE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:
Encore Capital Group, Inc.
350 Camino de la Reina, Suite 100
San Diego, California 92108
United States
Facsimile: 858-309-6998
Attention: Chief Financial Officer
Email:
thernanz@cabotfinancial.com,
Scott.Goverman@MCMCG.COM,
Gregory.Call@MCMCG.COM

ASSIGNMENT FORM
To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him or her

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:
* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10	☐ Section 4.15
If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE2
The initial principal amount of this Global Note is [●]. The following increases or decreases in this Global Note have been made:

Date of Increase/Decrease	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such increase (or decrease)	Signature of authorized officer of Trustee or Paying Agent
2 Use the Schedule of Exchanges of Interests language if Note is in Global Form.